Exhibit 99.2

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this Annual Report on Form 10-K. The following discussion and analysis contains forward-looking statements that reflect our plans, estimates and beliefs and involves risks and uncertainties. Our actual results could differ materially from those discussed in these forward-looking statements as a result of various factors, including those discussed below, under the headings “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and in other parts of this Annual Report on Form 10-K. In this Annual Report on Form 10-K, unless the context requires otherwise, references to “Molycorp,” “we,” “our” or “us” refer to Molycorp, LLC and its consolidated subsidiaries prior to the Corporate Reorganization (as described below) and Molycorp, Inc. and its consolidated subsidiaries after the Corporate Reorganization.
Overview
Presentation
Molycorp, Inc. was formed on March 4, 2010 for the purpose of continuing the business of Molycorp, LLC in corporate form. On April 15, 2010, the members of Molycorp, LLC contributed either (a) all of their member interests in Molycorp, LLC or (b) all of their equity interest in entities that held member interests in Molycorp, LLC (and no other assets or liabilities) to Molycorp, Inc. in exchange for Molycorp, Inc. Class A common stock. Accordingly, Molycorp, LLC and its wholly owned subsidiary, Molycorp Minerals, LLC, or Molycorp Minerals, became subsidiaries of Molycorp, Inc., which we refer to as the Corporate Reorganization. On June 15, 2010, Molycorp LLC was merged with and into Molycorp Minerals.

In the third quarter of 2012, we reorganized our operations into four new reportable segments to better reflect our primary activities as a global rare earth and magnetics enterprise: Resources; Chemicals and Oxides; Magnetic Materials and Alloys; and Rare Metals. The new composition of our reportable segments is based on a combination of product lines and technologies aligned with our mine-to-magnet strategy. As a result of the changes in the composition of our reportable segments, the 2011 operating segments presentation has been revised for comparative purposes. Some of the information under Chemicals and Oxides and Rare Metals for the year ended December 31, 2011 is actually for the period from April 1, 2011 (the beginning of the reporting period of Molycorp Silmet) through December 31, 2011. Some of the information under Magnetic Materials and Alloys for the year ended December 31, 2011 is actually for the period from April 15, 2011 (the beginning of the reporting period of MMA) through December 31, 2011. Prior to 2011, we had only one operating segment, which we referred to as the Molycorp Mountain Pass segment.

The Resources segment includes our Molycorp Mountain Pass facility operations where we conduct rare earth minerals extraction to produce: rare earth concentrates; REO, including lanthanum, cerium, didymium, neodymium, praseodymium and yttrium; heavy rare earth elements, such as samarium, europium, gadolinium, terbium, dysprosium, and others; didymium rare earth metal; and SorbXTM (formerly XSORBX), a line of proprietary rare earth-based water treatment products. The Chemicals and Oxides segment includes production of REO at our operations in Sillamäe, Estonia. The Magnetic Materials and Alloys segment includes manufacturing of neodymium and samarium magnet alloys, other specialty alloy products and rare earth metals at our facility in Tolleson, Arizona. The Rare Metals segment includes tantalum and niobium production from our operations in Sillamäe, Estonia.
Recent Developments
In the first quarter of 2011, we completed a public offering of 5.50% Series A Mandatory Convertible Preferred Stock, or Convertible Preferred Stock, $0.001 par value per share. In connection with this offering, we issued 2,070,000 shares of Convertible Preferred Stock for $100.00 per share. Total net proceeds of the offering were $199.6 million after underwriting discounts and commissions and offering expenses payable by Molycorp, Inc. Each share of the Convertible Preferred Stock will automatically convert on March 1, 2014 into between 1.6667 and 2.0000 shares of Molycorp’s common stock, subject to anti-dilution adjustments. At any time prior to March 1, 2014, holders may elect to convert each share of the Convertible Preferred Stock into shares of common stock at the minimum conversion rate of 1.6667 shares of common stock per share of Convertible Preferred Stock, subject to anti-dilution adjustments. The Convertible Preferred Stock is not redeemable.
On April 1, 2011, we completed the acquisition of a 90.023% controlling stake in AS Silmet located in Sillamäe, Estonia, one of only two rare earth processing facilities in Europe. We acquired 80% of the outstanding shares of AS Silmet, which is now known as Molycorp Silmet or Molycorp Sillamäe, from AS Silmet Grupp in exchange for 1,593,419 shares of Molycorp common stock, contractually valued at $80 million based on the average closing price of our common stock as reported by The

New York Stock Exchange for the 20 consecutive trading days immediately preceding April 1, 2011, the initial acquisition date. AG Silmet Grupp retained a 9.977% ownership interest in Molycorp Sillamäe. We acquired the other 10.023% from Treibacher Industrie AG for $9.0 million in cash. The total purchase price for the acquisition of the 90.023% controlling stake was $81.7 million for accounting purposes, which reflects the fair value of the 1,593,419 shares of our common stock as of the initial acquisition date. On October 24, 2011, we acquired the remaining 9.977% ownership interest in Molycorp Sillamäe for $10.0 million in cash. The Molycorp Sillamäe acquisition provides us with a European base of operations and significantly increases our current rare earth annual production capacity by approximately 3,000 mt REO equivalent. Molycorp Sillamäe sources rare earth feed stocks for production of its products primarily from our Mountain Pass, California rare earth mine and processing facility, which we refer to as our Molycorp Mountain Pass facility. The main focus of this newly acquired business is on the production of rare earth oxides, or REOs, and metals, including didymium metal, a critical component in the manufacture of neodymium-iron-boron, or NdFeB, permanent rare earth magnets. Molycorp Sillamäe’s manufacturing operation is located in Sillamäe, Estonia and Molycorp Sillamäe currently sells products to customers in Europe, North and South America, Asia, Russia, and other former Soviet Union countries.
On April 15, 2011, we completed the acquisition from Santoku Corporation, or Santoku, of all the issued and outstanding shares of capital stock of Santoku America, Inc., which is now known as Molycorp Metals and Alloys, or Molycorp Tolleson, a corporation based in Tolleson, Arizona, in an all-cash transaction for $17.5 million. The acquisition provides us with access to certain intellectual properties relative to the development, processing and manufacturing of neodymium and samarium magnet alloy products. Pursuant to the stock purchase agreement, Santoku provides consulting services to us for the purpose of maintaining and enhancing the quality of our products. On the same date, we entered into a five-year marketing and distribution agreements with Santoku for the sale and distribution of neodymium and samarium cobalt, or SmCo, magnet alloy products produced by each party. Additionally, we entered into a rare earth products purchase and supply agreement through which Molycorp Tolleson supplies Santoku with certain rare earth alloys for a two-year period at prices equal to the feedstock cost plus the applicable product premium as such terms are defined in the agreement.
On August 22, 2011, we opened an office in Tokyo, Japan to provide customer support as well as consulting and technical services to our customers in Japan. Total capital invested for the opening of the office in Tokyo was $0.7 million as of December 31, 2011.
In August 2011, we entered into a preliminary agreement with Hitachi Metals, Ltd., or Hitachi, for the supply of magnetic rare earth products and lanthanum. Under the three-year agreement, we will initially provide the rare earth products to Hitachi from our current commercial scale operations at Molycorp Mountain Pass. Following completion of our initial modernization and expansion plan at our Molycorp Mountain Pass facility, which we refer to as Project Phoenix Phase 1, we can supply the rare earth products from our new facility at Molycorp Mountain Pass or our other facilities (including Tolleson and Sillamäe) for the remaining term of the agreement. Prices under this agreement are based on international market price indexes published by third parties and typically used by the rare earth industry. Molycorp and Hitachi have suspended negotiations concerning the formation of a joint venture for the production of rare earth alloys and magnets in the United States, and for Molycorp to acquire a license from Hitachi for certain technology related to the production of rare earth magnets.
The negotiations were suspended due to the inability to reach agreement on certain key matters affecting the value of the joint venture to each party.
On November 28, 2011, Molycorp, Daido Steel Co., Ltd., or Daido, and Mitsubishi Corporation, or Mitsubishi, formed a joint venture, Intermetallics Japan Joint Venture or IJJV, to manufacture and sell next-generation NdFeB permanent rare earth magnets. The joint venture will manufacture sintered NdFeB permanent rare earth magnets with technology licensed from Intermetallics, Inc., a partnership between Mitsubishi, Daido, and Dr. Masato Sagawa, co-inventor of the NdFeB magnet. The new company will take full advantage of Daido’s commercial-scale magnet manufacturing technologies, Mitsubishi’s domestic and international marketing and sales network, and Molycorp’s REO, metal, and alloy manufacturing resources and capabilities. The capital contribution ratio of the newly formed company is 30.0% by Molycorp, 35.5% by Daido, and 34.5% by Mitsubishi. We will contribute, upon achievement of certain milestones and subject to our Boards’ approval, Japanese Yen (JPY) 2.5 billion in cash (or approximately $32.7 million based on the JPY/ U.S. dollar exchange rate as of January 31, 2012), in exchange of ordinary shares of the joint venture over a period of twelve months starting in January 2012. Additionally, the joint venture will be financed by a government subsidy sponsored by Japan’s Ministry of Economy, Trade, and Industry. The joint venture plans to construct an initial 500 metric-ton-per-year magnet manufacturing facility in Nakatsugawa, Japan (Gifu Prefecture), with operations expected to commence by January 2013. The joint venturers began working on the new facility in late December 2011 and expect to eventually expand operations in the U.S. and elsewhere. The technology to be used by the joint venture is a new and novel approach that does not depend on the use of patents held by other magnet companies. This technology allows for the manufacture of permanent rare earth magnets that deliver greater performance with less reliance on dysprosium, a relatively scarce rare earth. The process also results in higher production yields. Target markets for the joint venture are the automotive and home appliance markets. These markets, as well as other markets for environmentally friendly technologies, are forecast to be significant drivers of demand growth for permanent rare earth magnets. The joint venture has been provisionally awarded a supply agreement for a next-generation electric vehicle with a major automotive manufacturer.
Concurrently with the formation of the joint venture, we, Mitsubishi (acting as the procurement agent) and the newly formed company entered into a supply agreement by which we will sell to the joint venture certain rare earth products at the conditions set forth in the supply agreement.
In January 2012, we entered into an agreement with Molibdenos y Metales S.A., or Molymet, the world’s largest processor of the strategic metals molybdenum and rhenium headquartered in Santiago, Chile, pursuant to which Molymet has agreed to purchase 12.5 million shares of our common stock for $390 million, which amount was determined based on the average daily volume weighted average price of our common stock on The New York Stock Exchange for the 20 consecutive trading days immediately preceding the date of the agreement, plus a 10% premium. Pursuant to the agreement, we increased the size of our Board of Directors, or Board, and have given Molymet the right to nominate a member of our Board for so long as Molymet owns a certain percentage of our common stock. Additionally, the agreement provides Molymet with three demand registration rights for the shares of common stock it is purchasing pursuant to the agreement.
Proceeds from the Molymet investment were used to finance a portion of the Molycorp Canada Acquisition.
As a result of our acquisitions of Molycorp Tolleson and Molycorp Sillamäe, we added facilities and equipment for metal conversion and alloy production within the Molycorp organization. We transport cerium, lanthanum, neodymium, praseodymium, dysprosium, terbium and samarium oxide products from our Molycorp Mountain Pass facility to Molycorp Sillamäe and Molycorp Tolleson to produce rare earth metals and alloys.
Upon the full execution of our “mine-to-magnets” strategy and completion of Project Phoenix Phase 1, and our second-phase capacity expansion plan, which we refer to as Project Phoenix Phase 2, we expect to be one of the world’s most integrated producers of rare earth products, including oxides, metals, alloys and magnets. Rare earths are critical inputs in many existing and emerging applications including: clean energy technologies, such as hybrid and electric vehicles and wind power turbines; multiple high-tech uses, including fiber optics, lasers and hard disk drives; numerous defense applications, such as guidance and control systems and global positioning systems; and advanced water treatment technology for use in industrial, military and outdoor recreation applications. Global demand for rare earth elements, or REEs, is projected to steadily increase both due to continuing growth in existing applications and increased innovation and development of new end uses. Our goals:

•	develop innovative rare earth technologies and products vital to green energy, high-tech, defense and industrial applications;

•	be commercially sustainable, globally competitive, profitable and environmentally superior;

•	act as a responsible steward of our rare earth resources; and

•	use our technology to improve the daily lives of people throughout the world.
We have made significant investments, and expect to continue to invest, in developing technologically advanced and proprietary applications for individual rare earth elements, or REEs. Under our “mine to magnets” strategy, we plan to integrate the rare earths supply chain: mining; oxide processing; production of metals and alloys; and production of rare earth based magnets. We are in the process of modernizing and expanding our production capabilities at our Molycorp Mountain Pass facility, and our recent acquisitions of Molycorp Tolleson and Molycorp Sillamäe provide us with additional capacity for the production of rare earth oxides as well as the ability to produce rare earth metals and alloys.
Our vision is to be the rare earth products and technology company recognized for its “ETHICS”—Excellence, Trust, Honesty, Integrity, Creativity and Safety. Since July 2005, the Molycorp Mountain Pass facility has not had a lost-time accident and has received the coveted “Sentinels of Safety” award from the Mine Safety and Health Administration, or MSHA, for three of the last six years. Additionally, the Molycorp Tolleson facility has not had a lost-time accident for the past 15 years and the Molycorp Sillamäe facility has had three lost-time accidents during the second quarter of 2011, and one during the 12 months prior to the acquisition by us.
Key Industry Factors
Demand for Rare Earth Products
Global consumption of REEs is projected to steadily increase due to continuing growth in existing applications and increased innovation and development of new end uses. For example, the integration of rare earth permanent magnet drives into wind power turbines has reduced the need for gearboxes, which increases overall efficiency and reliability. We believe that this anticipated market dynamic will underpin continued strong pricing. If Molycorp Mountain Pass and other rare earth projects do not commence production when anticipated, we expect there will continue to be a gap between current and forecasted demand and supply.

As a result of the global economic crisis, rare earth product prices declined by approximately 50% during between 2008 and through the end of the third quarter of 2009. According to Metal-Pages, from the beginning of the fourth quarter of 2009 through the end of 2011, average prices for rare earths have risen by approximately 1,100%. Furthermore, over the same period, average prices for some of the most common rare earths (cerium oxide, lanthanum oxide, neodymium oxide, and praseodymium oxide) have risen by more than 1,000%. Average prices for lanthanum oxide and cerium oxide have decreased by approximately 50% during the second half of 2011 as compared to the average in the first half of 2011 due, in part, to a reduction in reported speculative buying of rare earth materials in China.
The following table illustrates the price changes in several REOs from October 2009 to December 2011:

	Prices (USD/Kg)*
Rare Earth Oxides	October 2009	December 2011	Change
Lanthanum	4.65	51	997%
Cerium	3.75	43	1,033%
Praseodymium	14	165	1,079%
Neodymium	14.25	195	1,268%
Samarium	4.5	79	1,644%
Europium	480	3,790	690%
Gadolinium	5.25	103	1,852%
Terbium	350	2,810	703%
Dysprosium	107.5	1,410	1,212%
Yttrium	10.25	91	783%

*	Average FOB China from Metal-Pages.com
Supply of Rare Earth Products
China has dominated the global supply of REOs for the last ten years and, according to IMCOA, a rare-earth market consultant, it is estimated that China accounted for approximately 94% of global REO production in 2011. Even with our planned production, global supply is expected to remain tight due to the combined effects of growing demand and actions taken by the Chinese government to restrict exports.
As a result of the internal industrial development, as well as economic, environmental and regulatory factors in China, there is uncertainty with respect to the availability of rare earth products from China. Although Chinese production of rare earth materials is increasing, export quotas imposed by the Chinese government have decreased, thus reducing the amount of rare earth materials that China may export to the Rest of World.
Factors Affecting Our Results
Modernization and Expansion of Molycorp Mountain Pass Facility
We anticipate a dramatic change in our business and results of operations upon the completion of Project Phoenix Phase 1 and Project Phoenix Phase 2 and the full execution of our “mine-to-magnets” strategy through which we expect to produce rare earth metals, alloys, and magnets in 2012. For example, we expect to increase our capacity and ability to produce and sell a significantly expanded slate of products, including specialty cerium products for water treatment, neodymium and praseodymium metal, NdFeB and SmCo alloys for magnets, europium, gadolinium, and terbium oxides for phosphors, and dysprosium and terbium for magnets.
We are utilizing the assets we acquired from Chevron Mining Inc. as a foundation to build an integrated rare earth products and technology company, which requires considerable additional capital investment. We believe the application of improved technologies, along with the capital investment, will allow us to create a sustainable business by cost effectively producing high purity rare earth products. Prior to the completion of Project Phoenix Phase 1, start-up of the new processing facility, we anticipate further diversifying our product line through the production of samarium/europium/gadolinium concentrate from bastnasite concentrate stockpiles. Upon completion of Project Phoenix Phase 1 and Project Phoenix Phase 2, we expect to produce lanthanum, cerium, praseodymium, neodymium, samarium, europium, gadolinium, terbium, dysprosium and yttrium in various chemical compounds and/or metal forms, including alloys.

Sales
Since the commencement of our second pilot campaign in 2010, we are successfully producing cerium and lanthanum products as well as didymium oxide from bastnasite concentrate stockpiles. In the fourth quarter of 2010, we commenced production of didymium metal from our oxide through a third party processor. In the first quarter of 2011, AS Silmet commenced tolling for us of mixed rare earth carbonates into lanthanum oxide, cerium carbonate, neodymium and praseodymium. As a result of the Molycorp Sillamäe acquisition, we added the production of those rare earth products and two new rare metal products, tantalum and niobium, within the Molycorp organization. From our acquisition of Molycorp Tolleson, we added NdFeB alloy and SmCo alloy to our product mix. The addition of these new products has significantly increased the diversity of our product mix. The following is a summary of sales by product and product categories, net of intercompany transactions, for the years ended December 31, 2011 and 2010, in thousands:

	Year Ended December 31,
	2011	2010
Rare earth products:
Lanthanum products	$91,702	$13,758
Cerium products	$59,825	$10,143
Didymium products	$101,410	$9,020
Neodymium products	$27,426	$18
Praseodymium products	$7,557	$171
Other rare earth products	$5,108	$2,047
Rare metals	$46,280	—
Rare earth alloy products	$48,388	—
Other non-rare earth products	$9,135	—
Our prices and product mix are determined by a combination of global and regional supply and demand factors. Our sales increased significantly for the year ended December 31, 2011 as compared to the year ended December 31, 2010, primarily due to the combination of a general increase in the market prices of REOs, higher sales volumes of ceric products, didymium products, neodymium products and praseodymium products, which all have significantly higher values than the lanthanum products that comprised substantially all of our sales in 2010, and the increase in our product mix. Sales of rare earth products for the year ended December 31, 2011 included 3,369 metric tons of REOs at an average price of $87.00 per kilogram compared to sales of 1,830 metric tons of REOs at an average price of $19.20 per kilogram for the year ended December 31, 2010. Sales of rare metals for the year ended December 31, 2011 were 260 metric tons at an average price of $178.00 per kilogram. Sales of rare earth alloys for the year ended December 31, 2011 were 362 tons of alloys sold at an average price of $133.70 per kilogram and included 147 mt of REOs. The quantities we sell are determined by the production capabilities of our Molycorp Mountain Pass facility, and starting in April 2011, by the production capabilities of our Molycorp Sillamäe and Molycorp Tolleson facilities and by demand for our products, which is also influenced by the level of purity and consistency we are able to achieve. Our sales also include finished products acquired as part of our purchase of our Molycorp Mountain Pass facility.
Pursuant to a contract with one of our largest customers, we are supplying a significant amount of our REOs through mid-2012 at market-based prices subject to a ceiling based on market prices at June 1, 2010, and a floor. This contract was amended effective July 1, 2011 to increase the price ceiling. Under a second contract, we agreed to supply the same customer with approximately 75% of our phase one lanthanum product production per year at market based prices subject to a floor for a three-year period commencing upon the achievement of expected annual production rates under Project Phoenix Phase 1, which may be extended at the customer’s option for an additional three-year period. In February 2012, this same customer exercised a volume reduction right that lowers its purchase obligation for lanthanum products from approximately 75% to approximately 58% of our lanthanum production per year, following completion of Project Phoenix Phase 1. Accordingly, we intend to secure other customer contracts for our lanthanum products in replacement of the volume reduction from our current customer. Although prices for REOs have generally increased since October 2009, this increase followed a period of generally lower prices corresponding with the global financial crisis beginning in 2008. Many factors influence the market prices for REOs and, in the absence of established pricing in customer contracts, our sales revenue will fluctuate based upon changes in the prevailing prices for REOs. We use various industry sources, including certain publications, in evaluating prevailing market prices and establishing prices for our products because there are no published indices for rare earth products, including alloys or magnets.
Substantially all of our lanthanum production at Molycorp Mountain Pass in 2011, which accounted for approximately 46% of our actual production in the year, was sold pursuant to the contract with one of our principal customers described above under which our pricing is subject to a price ceiling. We expect, however, that production of our remaining materials will generally be sold based on prevailing market prices. Accordingly, our ability to realize prevailing market prices in the near term is limited due to that sales contract with one of our principal customers for our lanthanum product, which reverts to prevailing market pricing upon the completion of Project Phoenix Phase 1.
Cost of Goods Sold
Our cost of goods sold reflects the cost allocated to the inventory we acquired as part of our purchase of the Molycorp Mountain Pass facility and, beginning in the second quarter of 2011, the cost allocated to the inventory we acquired as part of our purchase of the Molycorp Sillamäe and Molycorp Tolleson facilities. In addition, our cost of goods sold includes the processing costs and the cost of certain raw materials we purchased from outside vendors, which we allocated to the products we sold at our three operating facilities. Because many of our costs are fixed, as our production increases or decreases, our average cost per metric ton decreases or increases, respectively. Primary production costs include direct labor and benefits, maintenance, natural gas, electricity, operating supplies, chemicals, depreciation and amortization and other plant overhead expenses. Our cost of goods sold also reflects write-down of inventory, which could materially affect our consolidated net results of operations.
Our most significant variable costs are chemicals, raw materials for alloy production and electricity. In the future, we intend to produce more of our chemicals for our Molycorp Mountain Pass facility at a plant on-site, which we expect will reduce our variable chemical costs. We are building a co-generation facility to provide power to our Molycorp Mountain Pass facility. Following the start-up of the co-generation facility, which we expect to occur in the second quarter of 2012, natural gas will substantially replace third-party electricity costs and become one of the most significant variable costs at our Molycorp Mountain Pass facility.
We expect our labor and benefits costs to increase through at least 2012 due to the addition of personnel and contractors required to implement Project Phoenix Phase 1 and Project Phoenix Phase 2. In addition to volume fluctuations, our variable costs, such as electricity, operating supplies and chemicals, are influenced by general economic conditions that are beyond our control. Other events outside our control, such as power outages, have in the past interrupted our operations and increased our total production costs, and we may experience similar events in the future.
Selling, General and Administrative Expenses
Our selling, general and administrative expenses consist primarily of personnel and related costs, including stock-based compensation; legal, accounting and other professional fees; occupancy costs; and information technology costs. We continue to experience increased selling, general and administrative expenses as we expand our business and operate as a publicly traded company. These expenses include additional personnel costs as we construct our new facilities and pursue other business development activities to execute our “mine-to-magnets” business plan. We have also experienced additional legal, compliance and corporate governance expenses, as well as additional accounting and audit expenses, stock exchange listing fees, transfer agent and other stockholder-related fees and increased premiums for certain insurance policies, among other expenses. Additionally, we incurred significant professional fees and other expenses in connection with the business acquisitions that we completed in April 2011, and our future selling, general and administrative expenses will be higher as a result of those acquisitions. We also invest significant resources to improve the efficiency of our REO processing operations and the development of new applications for individual REEs. For the period ending December 31, 2011, 2010 and 2009, we spent $8.3 million, $2.4 million and $1.5 million, respectively, in research and development. These costs consist primarily of salaries, outside labor, material and equipment.
Income Taxes
We account for income taxes in accordance with Accounting Standard Codification 740, Income Taxes. This guidance requires that deferred tax assets and liabilities be recognized for the tax effect of temporary differences between the financial statement and tax basis of recorded assets and liabilities at enacted statutory tax rates. This guidance also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The recoverability of deferred tax assets is based on both our historical and anticipated earnings levels and is reviewed each reporting period to determine if any additional valuation allowance is necessary when it is more likely than not that amounts will not be recovered. We have concluded that no valuation allowance is required as of December 31, 2011 and a 100% valuation allowance was required as of December 31, 2010.

We are a Subchapter C corporation and, therefore, are subject to federal and state income taxes on our taxable income, whereas prior to our Corporate Reorganization, we operated entirely within limited liability companies, which were not directly liable for the payment of federal or state income taxes and our taxable income or loss was included in the state and federal tax returns of Molycorp, LLC’s members. For the years ended December 31, 2011 and 2010, our effective income tax rate was 19.5% and 0%, respectively. Our effective income tax rate is impacted primarily by the 100% valuation allowance reversal on our deferred tax assets, permanent differences between book and tax income, including the benefit associated with the estimated effect of the domestic production activities deduction and federal tax credits.
The tax basis of the assets and liabilities transferred to us pursuant to the Contribution Agreement was, in the aggregate, equal to Molycorp, LLC’s adjusted tax basis in the assets as of the date of the contribution. Therefore, the tax basis in the assets transferred to us is significantly higher than the book basis in the same assets, which resulted in a deferred tax asset. The majority of our deferred tax asset has been assigned to mineral resources, and the anticipated use of percentage depletion to reduce our taxable income, relative to book income, is expected to provide full realization of this asset over time.
We review our deferred tax assets and liabilities each reporting period using the enacted tax rate expected to apply to taxable income in which the deferred tax asset or liability is expected to be realized. The statutory income tax rates that are applied to our current and deferred income tax calculations are significantly impacted by the states in which we do business. Changes in state income tax rates and apportionment laws will result in changes in the calculation of our current and deferred income taxes. The effects of any changes are recorded in the period of enactment and can increase or decrease the net deferred tax assets and liabilities on the balance sheet.
Environmental
Our operations are subject to numerous and detailed federal, state and local environmental laws, regulations and permits, including those pertaining to employee health and safety, environmental permitting and licensing, air quality standards, greenhouse gases, or GHG, emissions, water usage and pollution, waste management, plant and wildlife protection, handling and disposal of radioactive substances, remediation of soil and groundwater contamination, land use, reclamation and restoration of properties, the discharge of materials into the environment and groundwater quality and availability.
We retain, both within Molycorp and outside Molycorp, the services of reclamation and environmental, health and safety, or EHS, professionals to review our operations and assist with environmental compliance, including with respect to product management, solid and hazardous waste management and disposal, water and air quality, asbestos abatement, drinking water quality, reclamation requirements, radiation control and other EHS issues.
We have spent, and anticipate that we will continue to spend, financial and managerial resources to comply with environmental requirements. For example, we have acquired enough air emission offset credits for both Project Phoenix Phase 1 and Project Phoenix Phase 2. In addition, at our Molycorp Mountain Pass facility during the years ended December 31, 2011 2010 and 2009, we incurred operating expenses of approximately $6.1 million, $2.1 million and $3.0 million, respectively, associated with environmental compliance requirements. We expect to spend approximately $238.0 million on environmentally-driven capital projects during 2012 on our modernization and expansion project.
The costs expected to be incurred as part of our on-going remediation, which is expected to continue throughout our Molycorp Mountain Pass facility’s operating, closure and post-closure periods, are included as part of our asset retirement obligations. See Summary of Significant Accounting Policies Asset Retirement Obligation in the Notes to Consolidated Financial Statements, included in this Annual Report on Form 10-K. We anticipate the need to dispose of a portion of the wastewater in one of our evaporation ponds in order to repair lining tears detected earlier in 2011. We estimate the wastewater transportation and disposal costs associated with this repair to be approximately $17.0 million in 2012. In addition, while our chlor alkali plant is being constructed, we intend to remove and dispose of any wastewater generated in excess of our evaporation capability at an off-site location, as a result of which we may incur additional significant costs.
We cannot predict the impact of new or changed laws, regulations or permit requirements, including the matters discussed below, or changes in the way such laws, regulations or permit requirements are enforced, interpreted or administered. Environmental laws and regulations are complex, change frequently and have tended to become more stringent over time. It is possible that greater than anticipated environmental expenditures will be required in 2012 or in the future, including expenditures as a result of our acquisitions of Molycorp Tolleson and Molycorp Sillamäe. We expect continued government and public emphasis on environmental issues will result in increased future investment for environmental controls at our operations. Additionally, with increased attention paid to emissions of GHGs, including carbon dioxide, current and future regulations are expected to affect our operations. We will continue to monitor developments in these various programs and assess their potential impacts on our operations.

Violations of environmental laws, regulations and permits can result in substantial penalties, court orders to install pollution control equipment, civil and criminal sanctions, permit revocations, facility shutdowns and other sanctions. In addition, environmental laws and regulations may impose joint and several liability, without regard to fault, for costs relating to environmental contamination at our facilities or from wastes disposed of at third party waste facilities. The proposed expansion of our operations is also conditioned upon securing the necessary environmental and other permits and approvals. In certain cases, as a condition to procuring such permits and approvals, we are required to comply with financial assurance requirements. The purpose of these requirements is to assure the government that sufficient company funds will be available for the ultimate closure, post-closure care and/or reclamation at our facilities. We typically obtain bonds as financial assurance for these obligations and, as of December 31, 2011, we had placed a total of $27.6 million of surety bonds with California state and regional agencies. These bonds require annual payment and renewal. In the second quarter of each year, we are required to provide the State of California with an updated estimate of the costs associated with the mine reclamation. This estimate is reviewed and approved by the State of California, after which we are responsible for making any necessary changes to surety bonds placed with the State of California.
As a result of new construction activity at Molycorp Mountain Pass associated with our modernization and expansion project, additional lands have been disturbed since the last mine reclamation cost estimate in 2010, resulting in an increase in the mine reclamation obligation from $3.3 million to $4.1 million. The additional $0.8 million surety amount will be placed with the State of California following approval of the cost estimate by state agencies. The EPA has announced its intention to establish a new financial assurance program for hardrock mining, extraction and processing facilities under the Federal Comprehensive Environmental Response Compensation and Liability Act, known as CERCLA, or the “Superfund” law, which may require us to establish additional bonds or other sureties. We cannot predict the effect of any such requirements on our operations at this time.
Impact of Inflation
The cost estimates associated with the modernization and expansion of the Molycorp Mountain Pass facility described under the heading “Capital Investments” have not been adjusted for inflation. In the event of significant inflation, the funds required to execute our business plan over the next few years could increase proportionately. This could delay or preclude our business expansion efforts, or require us to raise additional capital. In addition, historical inflation rates have been used to estimate the future liability associated with our future remediation and reclamation obligations as reflected in the asset retirement obligations in our consolidated financial statements included elsewhere in this annual report. If inflation rates significantly exceed the historical inflation rates, our future obligations could significantly increase.
Foreign Currency Fluctuations
Substantially our entire sales originating from the U.S. are denominated in U.S. dollars, and substantially all third-party sales originating from Molycorp Sillamäe in Estonia are denominated in euro; therefore, we have minimal exposure to fluctuations in foreign currency exchange rates relative to our sales. However, as further described in the “Quantitative and Qualitative Disclosure About Market Risk” section of this Annual Report on Form 10-K, we are exposed to fluctuations of:

•
the U.S. dollar (the Company’s reporting currency) against the functional currency of Molycorp Sillamäe (the euro) when we translate Molycorp Sillamäe’s financial statements into U.S. dollars for inclusion in our consolidated financial statements;

•	the U.S. dollar against the Japanese Yen as it pertains to our investment in the joint venture with Mitsubishi and Daido; and

•	the euro relative to a small portion of our purchases of equipment, for which we have entered into foreign currency forward contracts to hedge against such foreign currency risk.

Results of Operations
Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

	Year Ended December 31
(In thousands)	2011	2010	Change
Sales	$396,831	$35,157	$361,674
Cost of goods sold	(177,890)	(37,591)	(140,299)
Selling, general and administrative expenses (Includes stock-based compensation of $4,508 in 2011 and $28,739 in 2010)	(64,387)	(47,513)	(16,874)
Depreciation and amortization expense	(733)	(319)	(414)
Accretion expense	(955)	(912)	(43)
Operating income (loss)	152,866	(51,178)	204,044
Other (expense) income:
Other (expense) income	(153)	155	(308)
Foreign currency transaction losses, net	(5,415)	—	(5,415)
Interest expense, net	(388)	249	(637)
Income (loss) before income taxes	146,910	(50,774)	197,684
Provision for income taxes	(28,576)	—	(28,576)
Net income (loss)	$118,334	$(50,774)	169,108
Segment Information

Year ended December 31, 2011 (In thousands)	Resources	Chemicals and Oxides	Magnetic Materials and Alloys	Rare Metals	Eliminations(a)	Corporate and other(b)	Total Molycorp, Inc.
Sales:
External	$253,563	$40,216	$56,772	$46,280	$—		$396,831
Intersegment	55,155	13,902	—	—	(69,057)		—
Total sales	$308,718	$54,118	$56,772	$46,280	$(69,057)		$396,831

Depreciation, amortization and accretion (d)	$(10,010)	$(1,958)	$(236)	$(2,449)	$—	$(31)	$(14,684)

Operating (loss) income	$218,549	$8,700	$2,331	$2,131	$(27,443)	$(51,402)	$152,866

(Loss) income before income taxes	$218,391	$5,785	$2,336	$(634)	$(27,443)	$(51,525)	$146,910

Total assets at December 31, 2011	$824,712	$46,368	$30,061	$71,634	$(143,729)	$426,079	$1,255,125

Capital expenditures (c)	$401,047	$8,170	$—	$—	$—	$—	$409,217

(a)
The net elimination in operating results includes elimination of intercompany gross profits as well as elimination of lower of cost or market adjustments related to intercompany inventory. The total assets elimination is comprised of intercompany investments and intercompany accounts receivable and profits in inventory.

(b)
Corporate loss before income taxes includes business development costs, personnel and related costs, including stock-based compensation expense, accounting and legal fees, occupancy expense, information technology costs and interest expense. Other consists of nominal expenses incurred by the sales office in Tokyo, Japan. Total corporate assets is comprised primarily of cash and cash equivalents.

(c)	On an accrual basis excluding capitalized interest

(d)	Includes depreciation in cost of goods sold

Sales

For the year ended December 31, 2011 and 2010, our consolidated sales were $396.8 million and $35.2 million, respectively. The significant increase in sales is due to the combination of a general increase in the prices of REO products, sales of metal and alloy products as a result of our acquisitions of Molycorp Tolleson and Molycorp Sillamäe in April 2011, and higher sales volumes of didymium products, which have much higher sale prices per kilogram than the lanthanum products that comprised a greater percentage of our sales in 2010.
The following analysis presents sales and cost of goods sold on a gross basis (i.e., before intercompany eliminations). Management believes this presentation provides a better understanding of the performance of each operating segment in terms of production volumes and costs.
Resources
Resources segment’s sales were $308.7 million and $35.2 million for the years ended December 31, 2011 and 2010, respectively. Sales in 2011 consisted primarily of lanthanum products, didymium metal, ceric hydrate and neodymium oxide, which have relatively higher sales prices per kilogram compared to products sold in 2010, which primarily consisted of lanthanum chlorohydrate. In total, for the year ended December 31, 2011, Resources sold 3,764 mt of products on a REO equivalent basis at an average sales price of $82.00 per kilogram compared to sales of 1,830 mt at an average sales price of $19.20 per kilogram for the year ended December 31, 2010. We anticipate cerium products, lanthanum products and didymium products to make up a significant percentage of our total sales until we complete Project Phoenix Phase 1. The following is a summary of sales at Resources by product for the years ended December 31, 2011 and 2010, in thousands.

	Year Ended December 31,
Resources	2011	2010
Lanthanum products	$94,112	$13,758
Cerium products	$67,405	$10,143
Didymium products	$116,979	$9,020
Neodymium products	$19,092	$18
Praseodymium products	$5,580	$171
Other rare earth products	$5,550	$2,047
Other rare earth products include Yttrium, Misch Metal, Erbium, and other heavy rare earth products.
Chemicals and Oxides
Sales from our Chemicals and Oxides segment for the period from April 1, 2011 (the Molycorp Sillamäe's acquisition date) through December 31, 2011 totaled $54.1 million. Chemicals and Oxides sold 1,177 mt of REO equivalent products at an average sales price of approximately $45.00 per kilogram. The following is a summary of sales by product from Chemicals and Oxides for the period from April 1, 2011 through December 31, 2011, in thousands.

Chemicals and Oxides	April 1, 2011 through December 31, 2011
Rare earth products:
Lanthanum products	$10,043
Cerium products	$20,492
Neodymium products	$15,204
Praseodymium products	$7,411

Other products	$968

Other products include rare earth fluorides, samarium, europium, gadolinium and nitric fertilizer.
Magnetic Materials and Alloys
For the period from April 15, 2011 (the Molycorp Tolleson acquisition date) through December 31, 2011, Magnetic Materials and Alloys sold rare earth alloys, custom and specialty alloys, high purity rare earth metals, and resale of other non-REO material totaling approximately 578 mt, which contained an equivalent of 147 mt of REO, for a total of $56.8 million. As part of the acquisition of Molycorp Tolleson, we entered into a rare earth products purchase and supply agreement with Santoku through which Molycorp Tolleson will supply Santoku with certain rare earth alloys for a two-year period at prices equal to the feedstock cost plus the applicable product premium as such terms are defined in the purchase and supply agreement. Sales to Santoku under the terms of this agreement were $48.8 million from April 15, 2011 through December 31, 2011 and comprised 86% of total Magnetic Materials and Alloys sales. The following is a summary of sales by product for the Magnetic Materials and Alloys segment for the period from April 15, 2011 through December 31, 2011, in thousands.

Magnetic Materials and Alloys	April 15, 2011 through December 31, 2011
Rare earth alloys:
Neodymium alloys	$44,432
Samarium alloys	$3,956

Other products	$8,384
Other products include specialty alloys, small metals, metal foils and the resale of certain other materials.
Rare Metals
Sales from our Rare Metals segment for the period from April 1, 2011 (the Molycorp Sillamäe acquisition date) through December 31, 2011 totaled $46.3 million. Rare Metals sold 260 mt of rare metals at an average sales price of approximately $178.00 per kilogram. The following is a summary of sales by product from Rare Metals for the period from April 1, 2011 through December 31, 2011, in thousands.

Rare Metals	April 1, 2011 through December 31, 2011

Tantalum	$23,426
Niobium	$22,854
Cost of Goods Sold
Resources
Resources’ cost of goods sold was $78.9 million and $37.6 million for the years ended December 31, 2011 and 2010, respectively. The higher costs in 2011, as compared to 2010, were primarily due to higher sales volume and higher costs associated with purchases. These increased costs were partially offset by a decrease in our lower of cost or market inventory write-downs from approximately $2.5 million for the year ended December 31, 2010 to $0.6 million for the year ended December 31, 2011. Lower of cost or market write-downs decreased due to lower market prices for certain products in 2010. In addition, we recognized a $2.3 million and $1.7 million write-down of WIP, or “work in process”, inventory based on estimated REO quantities for the years ended December 31, 2011 and 2010, respectively. During the fourth quarter 2010, an additional write-down of inventory of $1.0 million was recognized due to Bastnasite density survey results. The weighted average cost of goods sold on an REO basis at Resources was approximately $20.96 per kilogram in 2011, as compared to approximately $20.54 per kilogram in 2010.
Total production costs charged to inventory were $52.1 million and $16.9 million for the years ended December 31, 2011 and 2010, respectively. Inventory purchases and tolling costs were $22.8 million in 2011 and $9.3 million in 2010. The primary products we purchased during those periods were lanthanum oxide, cerium oxide, cerium carbonate, neodymium oxide, didymium metal and praseodymium oxide.
The following is a summary of rare earth products produced at the Resources segment during 2011 and 2010, in metric tons.

	Year Ended December 31,
Resources	2011	2010
Lanthanum products	1,422	857
Cerium products	1,246	215
Didymium products	394	224
Production costs charged to inventory were higher during 2011 as compared to 2010 due to increased production levels. We expect to attain increased production levels throughout 2012.
Chemical costs allocated to production were $13.8 million and $4.2 million for the years ended December 31, 2011 and 2010, respectively. Chemical costs in 2011 were higher as compared to 2010 due to higher production levels, despite improved processing techniques that reduced chemical usage, and a general increase in prices for chemicals.
Labor costs, including related employee benefits, allocated to production were $15.5 million and $9.0 million the years ended December 31, 2011 and 2010, respectively. As of December 31, 2011, we had a total of 242 employees at Resources as compared to 125 employees at December 31, 2010, which led to higher wage and employee-related benefit expenses. Higher labor costs were also due to the annual wage increase required under our union contract, which took effect in March 2011.
Maintenance costs, including maintenance labor and supplies, were $3.3 million and $2.2 million in 2011 and 2010, respectively. Utility charges, which primarily include electricity, were $3.3 million and $2.1 million for the years ended December 31, 2011 and 2010, respectively.
Other costs allocated to production, including depreciation, were $25.2 million and $10.5 million for years ended December 31, 2011 and 2010, respectively. These costs were higher in 2011 due to the significant increase in depreciation expense from the placement of assets into service related to the second pilot processing campaign. These assets are being depreciated over their remaining useful life and will be decommissioned with the full restart of the mine. During the fourth quarter of 2011, management determined that production equipment associated with the second pilot processing campaign will be used in conjunction with the installation of Project Phoenix Phase 1. Therefore, the useful life of these assets has been extended to the end of 2015. Additional increases are due to higher consulting and contracted service costs during 2011 as compared to 2010.
In March 2010, we began blending our existing didymium oxide inventory, which, prior to blending, contained varying percentages of neodymium and praseodymium, to create a more consistent content that better meets customer specifications. For the years ended December 31, 2011 and 2010, approximately 787 mt and 481 mt were blended, respectively. Blended inventory is reclassified from WIP to finished goods.
Chemicals and Oxides
Cost of goods sold at Chemicals and Oxides reflects costs that are incurred to acquire raw materials and processing costs incurred to obtain finished goods. Processing costs primarily include labor, materials and chemicals, energy and depreciation. In addition, for the period from April 1, 2011 through December 31, 2011 cost of goods sold included $5.3 million of purchase price in excess of the carrying value that was allocated to inventory at the time of the Molycorp Sillamäe acquisition, and a lower of cost or market inventory write-down of $2.8 million, of which $0.7 million related to inventory that was purchased from Resources and, as a result, was eliminated in consolidation. Chemicals and Oxides' cost of goods sold from April 1, 2011 through December 31, 2011 was $43.9 million, with a weighted average cost of goods sold on an REO basis of approximately $37.33 per kilogram.
The following table provides volumes of rare earth products and other products Chemicals and Oxides produced from April 1, 2011 through December 31, 2011, in metric tons.

Chemicals and Oxides	April 1, 2011 through December 31, 2011
Rare earth products:
Lanthanum products	556
Cerium products	439
Neodymium products	196
Praseodymium products	77
Other products	44
Other products	489

Labor, chemicals and energy costs that Chemicals and Oxides allocated to production of rare earth products and other products from April 1, 2011 through December 31, 2011 were $1.6 million, $2.9 million and $1.7 million, respectively. Other costs allocated to production were $4.3 million.

Magnetic Materials and Alloys
Magnetic Materials and Alloy’s cost of goods sold from April 15, 2011 through December 31, 2011 was $53.8 million, with a weighted average cost of goods sold of approximately $93.12 per kilogram. Cost of goods sold at Magnetic Materials and Alloys reflects costs that are incurred to acquire raw materials and processing costs incurred to obtain finished goods. Processing costs primarily include labor, materials, energy and depreciation. In addition, during the fourth quarter, Magnetic Materials and Alloys recognized a lower of cost or market inventory write-down of $0.7 million reported in cost of goods sold. This adjustment related to inventory that was purchased from Resources and, as a result, was eliminated in consolidation.
The following table provides volumes of rare earth alloys, and other products Magnetic Materials and Alloys produced from April 15, 2011 through December 31, 2011, in metric tons.

Magnetic Materials and Alloy	April 15, 2011 through December 31, 2011
Rare earth alloys:
Neodymium alloys	311
Samarium alloys	91

Other products	55
The total Magnetic Materials and Alloys production of 457 mt in the period included approximately 163 mt of REO equivalent products. Other products include specialty alloys, small metals, metal foils and the resale of other non-REO based materials.
Magnetic Materials and Alloys costs allocated to production were $60.1 million, which includes labor, materials, depreciation and energy costs from April 15, 2011 through December 31, 2011.
Rare Metals
Cost of goods sold at the Rare Metals segment reflects costs that are incurred to acquire raw materials and processing costs incurred to obtain finished goods. Processing costs primarily include labor, materials and chemicals, energy and depreciation. In addition, for the period from April 1, 2011 through December 31, 2011, cost of goods sold included $4.9 million of purchase price in excess of the carrying value that was allocated to inventory at the time of the Molycorp Sillamäe acquisition. Rare Metals' cost of goods sold from April 1, 2011 through December 31, 2011 was $42.8 million, with a weighted average cost of goods sold on an REO basis of approximately $164.80 per kilogram.
The following table provides volumes of rare metals produced from April 1, 2011 through December 31, 2011, in metric tons.

Rare Metals	April 1, 2011 through December 31, 2011

Tantalum	100
Niobium	394

Labor, chemicals and energy costs that Rare Metals allocated to production of rare metal from April 1, 2011 through December 31, 2011 were $1.5 million, $2.7 million and $1.6 million, respectively. Other costs allocated to production were $5.8 million.
Selling, General and Administrative Expenses
Resources
Selling, general and administrative expenses at Resources, including stock-based compensation, were $61.5 million and $47.5 million for the years ended December 31, 2011 and 2010, respectively. Beginning in the first quarter of 2010, we experienced a significant increase in professional fees primarily due to increasing our staffing as we prepared to start construction of our new facilities at Mountain Pass in January 2011 and other business development activities to execute our “mine-to-magnets” business plan. Total start-up costs for the year ended December 31, 2011 totaled $6.5 million. We have also experienced increased spending for accounting, information technology consulting and engineering services. Selling, general and administrative expenses include $8.3 million of research and development costs.
Chemicals and Oxides
Selling, general and administrative expenses at Chemicals and Oxides from April 1, 2011 through December 31, 2011 were $1.3 million. Our selling, general and administrative expenses at Chemicals and Oxides consist primarily of personnel and related costs, such as legal, accounting and other professional fees, occupancy costs and information technology costs.
Magnetic Materials and Alloys
Selling, general and administrative expenses at Magnetic Materials and Alloys from April 15, 2011 through December 31, 2011 were $0.6 million. Our selling, general and administrative expenses at Magnetic Materials and Alloys consist primarily of personnel and related costs, such as legal, accounting and other professional fees, occupancy costs and information technology costs.
Rare Metals
Selling, general and administrative expenses at Rare Metals from April 1, 2011 through December 31, 2011 were $1.2 million. Our selling, general and administrative expenses at Rare Metals consist primarily of personnel and related costs, such as legal, accounting and other professional fees, occupancy costs and information technology costs.
Stock-Based Compensation
We have stock-based compensation plans for executives, eligible employees and non-employee directors. Stock-based awards issued under these plans include stock options to purchase shares of our common stock, restricted stock awards, or RSAs, and restricted stock units, or RSUs. The fair value of each stock option award is estimated at the grant date using the Black-Scholes option pricing model, which we refer to as our common stock price on the date of grant. The Black-Scholes option pricing model requires the input of subjective assumptions, including the expected term of the option award and stock price volatility, as further explained in the Stock-Based Compensation Note to Consolidated Financial Statements included in this Annual Report on Form 10-K. These estimates involve inherent uncertainties and the application of our judgment. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those stock options, RSAs and RSUs that are expected to vest. As a result, if other assumptions had been used, our recorded stock-based compensation expense would have been different from what we reported.
Our consolidated stock-based compensation expense, which are included in “Selling, general and administrative expenses” in our “Statement of Operations”, was $4.5 million and $28.7 million for the years ended December 31, 2011 and 2010, respectively. Stock-based compensation for the year ended December 31, 2010 was primarily associated with incentive shares granted on November 1, 2009 which, on the grant date, were classified as a liability and valued at zero dollars using the intrinsic value method. In connection with the corporate reorganization and initial public offering on August 3, 2010, these shares were ultimately converted into 2,232,740 shares of restricted common stock with a total fair value of $31.3 million, the majority of which was recognized in 2010.

Capital Expenditures
Our consolidated capital expenditures, on an accrual basis and excluding capitalized interest, totaled $409.2 million and $38.6 million for the years ended December 31, 2011 and 2010, respectively. Most of the capitalized costs incurred during 2010 are related to our second pilot processing campaign, which commenced in April 2010. The majority of the capitalized costs for the year ended December 31, 2011 relate to Project Phoenix Phase 1 and Project Phoenix Phase 2 at our Molycorp Mountain Pass facility.
Related-Party Transactions
In June 2010, we entered into an inventory financing arrangement with Traxys North America LLC, or Traxys, the parent of one of our stockholders, TNA Moly Group, LLC, under which we borrowed approximately $5.0 million, secured by certain product inventories. Borrowings under this arrangement required an initial interest rate of 6% based on three month LIBOR plus a margin, which is subject to adjustment every three months. The interest rate was reset to 5.75% effective September 1, 2011. At December 31, 2011 and December 31, 2010, interest payable associated with the arrangement totaled $32,000 and $9,000, respectively. Principal under this arrangement is payable from revenue generated from sales of the product inventories. During the third quarter of 2010, we agreed that 50% of all didymium oxide sales will be subject to this arrangement. We made principal payments of $3.1 million and $1.0 million for the years ended December 31, 2011 and 2010, respectively. The outstanding amount payable to Traxys under this arrangement were $0.9 million and $3.1 million reported on the Consolidated Balance Sheet as of December 31, 2011 and 2010, respectively, under Short-term borrowing—related party, and $2.8 million and $1.3 million in Trade accounts payable related to the sales made, but not remitted to Traxys and affiliates as of December 31, 2011 and 2010, respectively.
We and Traxys and affiliates jointly market and sell certain lanthanum oxide, cerium oxide, misch metal and erbium oxide products. Per the terms of this arrangement, we and Traxys split gross margin equally once all costs associated with the sale are recovered by us and Traxys and affiliates. We recorded a related-party receivable from Traxys and affiliates of $190,000 and $116,000 as of December 31, 2011 and 2010, respectively. We also recorded an expense of $336,000 and $120,000 for the years ended December 31, 2011 and 2010, respectively, and had an outstanding related payable to Traxys and affiliates in the amount of $169,000 and $120,000 as of December 31, 2011 and 2010, respectively. Revenues and expenses related to these settlements are presented on a net basis in Other Income on the Statement of Operations. In addition, during 2011, we made purchases of lanthanum oxide from Traxys and affiliates in the amount of $6.2 million, and small purchases of yttrium and bastnasite material for a total of approximately $0.7 million. For the year ended December 31, 2010, we made purchases of lanthanum oxide and cerium oxide from Traxys and affiliates in the amount of $2.5 million.
As of December 31, 2011, Molycorp Sillamäe had a balance receivable from Traxys and affiliates of $2.1 million related to sales of tantalum metal of $3.2 million for the period from April 1, 2011 to December 31, 2011.
Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

	Year Ended December 31,
(In thousands)	2010	2009	Change
Sales	$35,157	$7,093	$28,064
Cost of goods sold	(37,591)	(21,785)	(15,806)
Selling, general and administrative expenses (Includes stock-based compensation of $28,739 in 2010 and $241 in 2009)	(47,513)	(12,685)	(34,828)
Depreciation and amortization expense	(319)	(191)	(128)
Accretion expense	(912)	(1,006)	94
Operating loss	(51,178)	(28,574)	(22,604)
Other income (expense):
Other income	155	181	(26)
Interest (expense) income	249	(194)	443
Net loss	$(50,774)	$(28,587)	$(22,187)
Sales
For the years ended December 31, 2010 and 2009, our sales were $35.2 million and $7.1 million, respectively. This significant increase in sales is due to the combination of a general increase in the prices of REO products and our diversification into new products, such as cerium hydrate and didymium oxide, which have much higher sales prices per kilogram than the lanthanum products we produced and sold in 2009. The following is a summary of sales by product for the years ended December 31, 2010 and 2009, in thousands.

	Year Ended December 31,
Molycorp Mountain Pass	2010	2009
Lanthanum products	$13,758	$6,529
Cerium products	$10,143	$167
Didymium products	$9,020	—
Other rare earth products	$2,236	$397
Lanthanum sales in the year ended December 31, 2010 consisted primarily of lanthanum oxide and chlorohydrate, which has a relatively higher sales price per kilogram compared to sales in the year ended December 31, 2009, which consisted primarily of lanthanum concentrate that has a relatively lower sales price per kilogram. Both ceric hydrate and didymium oxide, which have a relatively higher sales price per kilogram as compared to our other products, accounted for 24% and 23%, respectively, of our total revenue for the year ended December 31, 2010 as compared to zero for the year ended December 31, 2009. With the commencement of our second pilot processing campaign, the production of lanthanum concentrate has been replaced by lanthanum chlorohydrate, which is a more marketable product. In total, for the year ended December 31, 2010, we sold 1,830 metric tons of REO products at an average sales price of $19.20 per kilogram compared to sales of approximately 1,302 metric tons of REO products at an average sales price of $5.45 per kilogram for the year ended December 31, 2009.

Cost of Goods Sold
Our cost of goods sold was $37.6 million and $21.8 million for the years ended December 31, 2010 and 2009, respectively. The higher costs for the year ended December 31, 2010, compared to the year ended December 31, 2009, were due to higher sales and higher production costs, including costs associated with the transition to our second pilot processing campaign. These increased costs were partially offset by a decrease in our lower of cost or market inventory write-downs from approximately $9.0 million for the year ended December 31, 2009 to $2.5 million for the year ended December 31, 2010. Lower of cost or market write-downs were higher for the year ended December 31, 2009 as compared to the year ended December 31, 2010, due to lower market prices for certain products in 2009. During the fourth quarter 2010, we also recognized a $1.0 million write-down of bastnasite stockpile inventory and a $1.7 million write-down of WIP inventory based on estimated REO quantities. Our processing facility at Molycorp Mountain Pass was shut down during March 2010 due to high water levels in our evaporation ponds. In April and May 2010, operations were limited during the start-up phase of our second pilot processing campaign, which decreased production volumes during the first and second quarters of 2010. As a result of the shut-down, labor, maintenance and other costs, such as depreciation expense, normally charged to inventory were expensed as period costs and are reflected in our higher cost of goods sold for the year ended December 31, 2010 compared to the same period in 2009.
Total production costs charged to inventory were $16.9 million and $23.4 million for the year ended December 31, 2010 and 2009, respectively. Inventory purchases were $9.3 million and $0.2 million for year ended December 31, 2010 and 2009. The primary products we purchased during those periods were lanthanum oxide, cerium oxide, didymium oxide metal and praseodymium oxide.
The following is a summary of rare earth products manufactured at Molycorp Mountain Pass during 2010 and 2009, in metric tons.

	Year Ended December 31,
Molycorp Mountain Pass	2010	2009
Lanthanum products	857	1,579
Cerium products	215	—
Didymium oxide	224	524
Production costs charged to inventory were lower during the year ended December 31, 2010 as compared to the year ended December 31, 2009, due to the plant shut-down and start-up of the second pilot processing campaign, as discussed above. We expensed $11.0 million of production-related costs that would have otherwise been charged to inventory if we maintained normal production levels during this time period. We expect to attain increased production levels during 2011.

Chemical costs allocated to production were $4.2 million and $6.7 million for the year ended December 31, 2010 and 2009, respectively. Chemical costs in the year ended December 31, 2010 were lower compared to the same period in 2009 due to lower production levels primarily during the first and second quarters and improved processing techniques that reduced chemical usage.
Labor costs, including related employee benefits, allocated to production were approximately $9.0 million and $9.2 million for the year ended December 31, 2010 and 2009, respectively. During the year ended December 31, 2009, labor costs include a bonus, which was granted to all union employees who worked on our neodymium from lanthanum, or NFL, pilot processing development project of $1.4 million. The bonus was paid in March 2010. In the third quarter of 2010, union workers and other employees at our Molycorp Mountain Pass facility received additional bonuses totaling approximately $0.2 million. Higher labor costs during the year ended December 31, 2009 were primarily attributable to the above mentioned bonus granted to all union employees on the NFL pilot processing development project.
Maintenance costs, including maintenance labor and supplies, were $2.2 million and $1.9 million for the year ended December 31, 2010 and 2009, respectively. Utility charges, which primarily include electricity, were $2.1 million and $2.0 million for the year ended December 31, 2010 and 2009, respectively.
Other costs allocated to production, including depreciation, were approximately $10.5 million and $5.2 million for the year ended December 31, 2010 and 2009, respectively. These costs were higher in 2010 due to the significant increase in depreciation expense from the placement of assets into service of over $7.0 million related to the second pilot processing campaign.
In March 2010, we also began blending our existing didymium oxide inventory, which, prior to blending, contained varying percentages of neodymium and praseodymium, to create a more consistent content which better meets customer specifications. As of December 31, 2010, approximately 500 mt were blended. Blended inventory is reclassified from work in process to finished goods. We began selling the blended didymium oxide inventory in August 2010. In addition, we began shipments of didymium oxide inventory to an off-site processing facility to be converted into metal. Sales of didymium metal, which is processed offsite, commenced in the fourth quarter of 2010.
Selling, General and Administrative Expenses
Selling, general and administrative expenses, including stock-based compensation, were $47.5 million and $12.7 million for the year ended December 31, 2010 and 2009, respectively. Beginning in the first quarter of 2010, we experienced a significant increase in professional fees primarily due to increasing our staffing as we prepared to start construction of our new facilities in January 2011 and other business development activities to execute our “mine-to-magnets” business plan. We have also experienced increased spending for accounting, information technology consulting and engineering services. Our consolidated stock-based compensation expense was $28.7 million and $0.2 million for the years ended December 31, 2010 and 2009, respectively. Stock-based compensation for the year ended December 31, 2010 was primarily associated with incentive shares granted on November 1, 2009 which, on the grant date, were classified as a liability and valued at zero dollars using the intrinsic value method. In connection with the corporate reorganization and initial public offering on August 3, 2010, these shares were ultimately converted into 2,232,740 shares of restricted common stock with a total fair value of $31.3 million, the majority of which was recognized in 2010.
Operating Losses
Operating losses for the years ended December 31, 2010 and 2009 were approximately $51.2 million and $28.6 million, respectively.
Capital Expenditures
Our capital expenditures, on an accrual basis, totaled $38.6 million and $7.1 million for the year ended December 31, 2010 and 2009, respectively. Most of the capitalized costs incurred during the year ended December 31, 2010 are related to our second pilot processing campaign, which commenced in April 2010, and the startup of our modernization and expansion project at the Molycorp Mountain Pass facility. These costs were primarily associated with engineering and consulting fees.
Related-Party Transactions
In May and July 2009, we entered into transactions with a stockholder under which we borrowed an aggregate $6.6 million, secured by certain product inventories. Borrowings under this agreement required interest at a variable rate of LIBOR plus one percent. On November 15, 2009, the stockholder converted outstanding advances plus accrued interest totaling

$6.8 million into 2,303,033 shares of Molycorp common stock (giving effect to the Corporate Reorganization and the conversion of Class A common stock into common stock in connection with the IPO) in settlement of the obligation.
In June 2010, we borrowed approximately $5.0 million from Traxys. This borrowing was secured by certain product inventories and it carries an initial annual interest rate of 6%. The interest rate is based on a three-month LIBOR plus a margin, which is subject to change every three months. Both parties have agreed that 50% of all didymium oxide sales will be subject to this agreement. As such, we have made principal and interest payments of $1.1 million and $0.2 million, respectively for the year ended December 31, 2010. As of December 31, 2010, the outstanding note payable to Traxys under this agreement was $3.1 million and $1.3 million in accounts payable related to the sales made, but not remitted to Traxys and affiliates as of December 31, 2010.
During 2010, we have jointly marketed and sold certain lanthanum oxide, cerium oxide and erbium oxide products with Traxys and its affiliates. Per the terms of the arrangement gross margin is split equally once all the costs associated with the sale are recovered by both parties. As a result of this arrangement, we recorded a related party receivable and a payable of $116,000 and $120,000 respectively. In addition, during 2010 we made purchases of lanthanum oxide and cerium oxide from Traxys and affiliates in the amount of $2.5 million. These products were subsequently sold to our customers. We recorded a payable to Traxys and affiliates associated with these product purchases of $0.3 million as of December 31, 2010.
2012 Outlook
We anticipate China based producers and suppliers will continue to limit the quantity of REOs available outside of China in 2012, supporting strong pricing for REOs despite a price decrease for certain REOs during the second half of 2011, which was partially driven by a temporary release of inventories by market speculators in and out of China. We believe this trend will create opportunities for us to increase sales volumes and improve pricing terms for our products. While we experienced a short-term decrease in market demand beginning in the third quarter of 2011 primarily from the aftermath of the earthquake/tsunami in Japan and the effects of rapid price escalation in the second quarter of 2011, we anticipate a rebound in demand during the first half of 2012, although there can be no assurance. While the volume of products we are currently able to produce remain limited by the capability of our existing production facilities, we anticipate further expanding our products and markets throughout 2012, including market penetrations of our XSORBX® technology into the water treatment industry. We will continue to supply Molycorp Sillamäe and Molycorp Tolleson with rare earth concentrates and REOs from our Molycorp Mountain Pass facility to utilize their production capabilities and maximize value from these acquisitions. We believe that our consolidated sales in 2012 will be sufficient to fund our operating activities throughout the year, including consolidated selling, general and administrative expenses, which we anticipate to be in the $50.0—$60.0 million range in 2012. We expect our REO production in 2012 to be between 8,000 mt and 10,000 mt. Additionally, we expect to produce between 315 mt and 325 mt of rare metals at our Molycorp Sillamäe facility in 2012.
Capital Investments

We are incurring significant capital expenditures under our plans to modernize and expand our Molycorp Mountain Pass facility, as well as consistent expenditures to replace assets necessary to sustain safe and reliable production. Most of the facilities and equipment acquired in connection with the acquisition of the Molycorp Mountain Pass facility are at least 20 years old.

We are executing an accelerated modernization plan that includes the refurbishment of the Molycorp Mountain Pass mine and related processing facilities through 2012 in order to increase our REO production. We implemented a plan to accelerate Project Phoenix Phase 1 start-up to take advantage of favorable project economics at a time when the REO markets were robust. This acceleration, if successful, will help to improve the diversity of global supply, which continues to be an urgent matter for rare earth consumers. By accelerating Project Phoenix Phase 1 start-up, we also expect to reduce the overall project risk by allowing for a more orderly and sequential startup of the various circuits and facilities of this complex project.

Cash expenditures for Project Phoenix Phase 1, Project Phoenix Phase 2 and other remaining 2012 capital projects related to operations at the Molycorp Mountain Pass facility are expected to total approximately $170.0 million for the fourth quarter of 2012, and approximately $305.0 million in the first half of 2013, respectively.

These estimated cash expenditures described above represent the estimated remaining expenditures for Project Phoenix Phase 1, Project Phoenix Phase 2 and our other remaining 2012 capital projects related to operations at the Molycorp Mountain Pass facility. Including the applicable remaining expenditures, the aggregate cost of Project Phoenix Phase 1 and Project Phoenix Phase 2 is estimated to be approximately $1.25 billion for engineering, procurement and construction, or EPC, preliminary engineering, insurance, permitting, legal, start-up, commissioning and other costs. All amounts for future capital spending are estimates that include certain discretionary amounts and are subject to change as the projects are further developed. These estimates do not include capitalized interest.
The estimated total costs for Project Phoenix Phase 1 and Project Phoenix Phase 2 include estimated additional EPC expenditures totaling up to $150.0 million for corrections resulting from certain defective engineering work, other engineering, design and scope changes and other cost increases. We are pursuing actions to recoup certain costs arising from defective engineering work, including making claims against applicable insurance policies, although there can be no assurance that we will be able to recoup all or any portion of such costs. We regularly monitor our capital projects to identify opportunities to reduce their total costs.
We expect to incur capital expenditures of approximately $10.0 million during the fourth quarter of 2012 at all our other operating facilities.

Liquidity and Capital Resources
We expect to fund the remaining capital expenditures under Project Phoenix Phase 1, Project Phoenix Phase 2 and other capital expenditures related to operations at Molycorp Mountain Pass and all other operating facilities, as well as working capital and other cash requirements, with our available cash balances of $385.0 million at October 31, 2012, anticipated future cash flow from operations and potential proceeds from revolving credit facilities or certain equipment financing that we are currently pursuing in our normal process of properly managing our cash and working capital requirements.
There can be no assurance that we will be successful in securing access to additional cash proceeds through the revolving credit facilities and lease or loan financing for certain equipment that we are currently pursuing, or other forms of financing on commercially acceptable terms, or at all. Accordingly, if necessary, we believe we have the ability to curtail capital expenditures and revise our current business plan to the extent necessary to preserve adequate liquidity sufficient to sustain operations.
Other cash requirements are expected to include an additional contribution of approximately $3.8 million to IMJ in September 2013. The actual remittance amounts to IMJ will vary depending on the future exchange rate between the U.S. dollar and the Japanese Yen and the achievement of certain milestones by the joint venture. We also anticipate making cash investments in other current and new ventures consistent with our mine-to-magnets strategy totaling approximately $8.0 million in the fourth quarter of 2012 and approximately $20.0 million in 2013.
Cash Provided from Operating Activities
Net cash provided from operations during the year ended December 31, 2011 was $43.0 million, an increase of $71.7 million as compared to 2010. This change was primarily driven by a higher net income, partially offset by a net increase in working capital requirements. Significant sales growth combined with larger production volume throughout 2011 contributed to much higher account receivable and inventory balances as compared to the same period in 2010.
Investing Activities
Net cash used in investing activities increased to $349.4 million during 2011 as compared to $59.4 million during 2010. This increase was due to higher capital expenditures as part our modernization and expansion plan at Molycorp Mountain Pass, the cash paid for the business acquisitions we completed in April 2011, the investment in Boulder Wind Power, Inc. we made in September 2011.
Financing Activities
Net cash provided from financing activities increased from $397.6 million in 2010 to $411.3 million in 2011, primarily due to the net proceeds from the sale of our Convertible Preferred Stock and from the sale of our Convertible Notes, partially offset by the $9.0 million preferred dividend that we paid through December 2011, and $2.4 million of net debt repayments.
Liquidity of Operating Subsidiaries
Our total $418.9 million of cash and cash equivalents as of December 31, 2011 is comprised of 1) $407.4 million held by Molycorp Minerals, LLC, which represents liquidity available at the corporate level to fund the remaining capital expenditures under Project Phoenix Phase 1 and Project Phoenix Phase 2 as well as the working capital needs at Molycorp Mountain Pass; 2) $0.5 million held by Molycorp Sillamäe; 3) $10.8 million held by Molycorp Tolleson; and 4) $0.2 million held by the sales office in Tokyo, Japan. In addition to cash and cash equivalents, the primary sources of liquidity of our operating subsidiaries are cash provided by operations and, in the case of Molycorp Sillamäe, borrowing under certain bank loans. From time to time, the sources of liquidity for Molycorp Sillamäe and Molycorp Tolleson may be supplemented by short-term loans from Molycorp Minerals, LLC.
As of December 31, 2011, Molycorp Minerals, LLC advanced funds, in the form of interest bearing unsecured promissory notes, to Molycorp Sillamäe for $12.0 million and to Molycorp Tolleson for $37.4 million. Principal repayments under these notes are due to Molycorp Minerals, LLC during the second and third quarter of 2012. Our operating subsidiaries’ liquidity generally is used to fund their working capital requirements, capital expenditures and third-party debt service requirements.
Contractual Obligations
As of December 31, 2011, we had the following contractual obligations:

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1 - 3 Years	4 - 5 Years	More Than 5 Years
	(In thousands)
Operating lease obligations(1)	$2,984	$962	$1,574	$448	$—
Purchase obligations and other commitments(2)	294,252	279,205	15,047	—	—
Employee obligations(3)	4,993	4,953	40	—	—
Asset retirement obligations(4)	31,778	346	6,919	567	23,946
Debt, excluding interest	237,511	1,960	4,302	231,249	—
Total	$571,518	$287,426	$27,882	$232,264	$23,946

(1)	Represents all operating lease payments for office space, land and office equipment.

(2)	Represents contractual commitments for the purchase of materials and services from vendors. Amount includes $2.4 million of potential environmental obligations related to defects in pond liners.

(3)	Represents primarily payments due to employees for awards under our annual incentive plan.

(4)
Under applicable environmental laws and regulations, we are subject to reclamation and remediation obligations resulting from our operations. The amounts presented above represent our estimated future undiscounted cash flows required to satisfy the obligations currently known to us.

On September 30, 2010, we entered into a natural gas transportation lease agreement with Kern River Gas Transmission Company, or Kern River, under which we agreed, subject to certain conditions, to make payments totaling $5.2 million per year ($0.43 million per month) for 10 years beginning in April 2012 to Kern River in exchange for the designing, permitting, constructing, operating, and maintaining of facilities necessary to provide natural gas to the power generation facility to be constructed at our Molycorp Mountain Pass facility. However, the contractual obligation table above does not include any obligations under this natural gas transportation lease agreement with Kern River as the lease agreement is subject to certain conditions not yet met as of December 31, 2011, including receipt by Kern River of all approvals required to construct the necessary Delivery Facilities (as defined in the agreement) and effectuate the proposed service at the specified rates. Such requirements include all necessary authorizations from federal, state, local and/or municipal agencies or other governmental authorities and all requirements of Kern River’s FERC Gas Tariff.
Off-Balance Sheet Arrangements
As of the date of this Annual Report on Form 10-K, our only off-balance sheet arrangements are the operating leases and purchase obligations included in the contractual obligations table above.
Critical Accounting Estimates
Asset Retirement Obligations
Our asset retirement obligations, or AROs, arise from our San Bernardino County conditional use permit, approved mining plan and federal, state and local laws and regulations, which establish reclamation and closure standards for all aspects of our surface mining operation. Comprehensive environmental protection and reclamation standards require that we, upon closure of our Molycorp Mountain Pass facility, restore the property in accordance with an approved reclamation plan issued in conjunction with our conditional use permit.

Our AROs are recorded initially at fair value, or the amount at which we estimate we could transfer our future reclamation obligations to informed and willing third parties. We use estimates of future third party costs to arrive at the AROs because the fair value of such costs generally reflects a profit component. It has been our practice, and we anticipate it will continue to be our practice, to perform a substantial portion of the reclamation work using internal resources. Hence, the estimated costs used in determining the carrying amount of our AROs may exceed the amounts that are eventually paid for reclamation costs if the reclamation work were performed using internal resources.
To determine our AROs, we calculate the present value of the estimated future reclamation cash flows based upon our permit requirements, which is based upon the approved mining plan, estimates of future reclamation costs and assumptions regarding the useful life of the asset to be remediated. These cash flow estimates are discounted on a credit-adjusted, risk-free interest rate based on U.S. Treasury bonds with a maturity similar to the expected life of the asset.
The amount initially recorded as an ARO for our Molycorp Mountain Pass facility may change as a result of changes to the mine permit, and changes in the estimated costs or timing of reclamation activities. We periodically update estimates of cash expenditures associated with our ARO obligations in accordance with U.S. GAAP, which generally requires a measurement of the present value of any increase in estimated reclamation costs using the current credit-adjusted, risk-free interest rate. Adjustments to the ARO for decreases in the estimated amount of reclamation costs are measured using the credit-adjusted, risk-free interest rate as of the date of the initial recognition of the ARO.
Reserves, Mineral Properties and Development Costs
Mineral properties represent the estimated fair value of the mineral resources associated with the Molycorp Mountain Pass facility as of the acquisition date. As of February 6, 2010, SRK Consulting, an independent consulting firm that we retained to assess our reserves, estimated total proven reserves of 88.0 million pounds of REO contained in 0.480 million tons of ore, with an average ore grade of 9.38%, and probable reserves based on historic and estimated recoveries of 2.12 billion pounds of REO contained in 13.108 million tons of ore, with an average ore grade of 8.20%, in each case using a cut-off grade of 5.0% REO. As a result of increased REE prices during the three-year period ended December 31, 2011, the estimated economic cut-off grade for the deposit is less than the 5% cut-off grade initially applied by SRK Consulting. In addition to REE pricing, the cut-off grade calculation includes other technical inputs such as process recovery and operating cost information. We continue to evaluate our operating cost and cost recovery information. Currently, we do not propose a change to the 5% cut-off grade that defines our reserve estimate. Accordingly, as of December 31, 2011, our estimated proven and probable reserves remain 88.0 million pounds of REO and 2.12 billion pounds of REO, respectively. As of December 31, 2011, we began mining of fresh ore for use in the new plant, below the de minimis amount that would require accounting for the depletion of our mineral reserve.
Income Taxes
We account for income taxes in accordance with Accounting Standard Codification 740, Income Taxes. This guidance requires that deferred tax assets and liabilities be recognized for the tax effect of temporary differences between the financial statement and tax basis of recorded assets and liabilities at enacted statutory tax rates. This guidance also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The recoverability of deferred tax assets is based on both our historical and anticipated earnings levels, and is reviewed each reporting period to determine if any additional valuation allowance is necessary when it is more likely than not that amounts will not be recovered. We have concluded that no valuation allowance is required as of December 31, 2011 and a 100% valuation allowance was required as of December 31, 2010.
Inventory
Inventories consist of raw materials, work in process, finished goods, stockpiles of bastnasite concentrate and materials and supplies. Inventory cost is determined using the lower of weighted average cost or estimated net realizable value. Inventory expected to be sold in the next 12 months is classified as a current asset in the consolidated balance sheet. Cash flows related to the sale of inventory are classified as operating activities in the consolidated statements of cash flows.
Write-downs to estimated net realizable value are charged to cost of goods sold. Many factors influence the market prices for REOs and, in the absence of established prices contained in customer contracts, management uses Metal-Pages as an independent pricing source to evaluate market prices for REOs at the end of each quarter. Metal-Pages is a widely recognized pricing source within our industry, which collects and summarizes data from rare earth producers in China and Europe. We make appropriate modifications to the Metal-Pages prices, when applicable, to account for differences between the REO grade of our inventory and the REO grade assumed in the corresponding Metal-Pages price.

We evaluate the carrying value of finished goods and materials and supplies inventories each quarter giving consideration to slow-moving items, obsolescence, excessive levels and other factors and recognize related write-downs as necessary. Finished goods inventories that may not meet customer specifications or current market demand, and quantities that exceed a two year supply, generally require write-downs to estimated net realizable value.
We evaluate our stockpiled concentrates each quarter and recognize write-downs as necessary to adjust the carrying value to estimated net realizable value. Our analysis utilizes current market prices from Metal-Pages and Asian Metal and estimated costs to complete the processing of our concentrates to REOs. Costs associated with the processing of concentrates through our planned modernized facilities are based on internal and external engineering estimates and primarily include labor and benefits, utilities, chemicals, operating supplies, maintenance, depreciation and amortization and plant overhead expenses. Our estimated costs per kilogram of REO to be produced in our modernized facilities are significantly lower than our current production costs per kilogram, resulting in a higher carrying value for our stockpiled concentrates. The use of new and proprietary technologies will allow us to improve our process recoveries and substantially reduce our water consumption. We will reduce our energy costs through the use of a natural gas powered co-generation power plant that we are installing as part of our modernization project. Additionally, we intend to produce our own hydrochloric acid and sodium hydroxide and recycle our acid and base, thereby reducing our cost of chemicals. We estimate, based upon our current business plan and estimated future demand for the component rare earth elements to be recovered, that our inventory of stockpiled concentrates will be fully utilized in the production of our rare earth products by March 31, 2013.
Asset Impairments
We account for asset impairment in accordance with ASC 360, Property Plant and Equipment. Long-lived assets such as property, plant and equipment, mineral properties and purchased intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is considered to exist if the total estimated future cash flow on an undiscounted basis is less than the carrying amount of the related assets. An impairment loss is measured and recorded based on the discounted estimated future cash flows. Changes in significant assumptions underlying future cash flow estimates or fair values of assets may have a material effect on our financial position and results of operations.
Factors we generally consider important in our evaluation and that could trigger an impairment review of the carrying value of long-lived assets include the following:

•	significant underperformance relative to expected operating results;

•	significant changes in the way assets are used;

•	underutilization of our tangible assets;

•	discontinuance of certain products by us or by our customers;

•	a decrease in estimated mineral reserves; and

•	significant negative industry or economic trends.
The recoverability of the carrying value of our mineral properties is dependent upon the successful development, start-up and commercial production of our mineral deposit and the related processing facilities. Our evaluation of mineral properties for potential impairment primarily includes assessing the existence or availability of required permits and evaluating changes in our mineral reserves, or the underlying estimates and assumptions, including estimated production costs. The determination of our proven and probable reserves is based on extensive drilling, sampling, mine modeling, and the economic feasibility of accessing the reserves. Assessing the economic feasibility requires certain estimates, including the prices of REOs to be produced and processing recovery rates, as well as operating and capital costs. The estimates are based on information available at the time the reserves are calculated.
Although we believe the carrying values of our long-lived assets were realizable as of the relevant balance sheet date, future events could cause us to conclude otherwise.
Recent Accounting Pronouncements
In June 2011, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update (ASU) 2011-05: Presentation of Comprehensive Income. In this update, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both options, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. Regardless of whether an entity chooses to present comprehensive income in a single continuous statement or in two separate but consecutive statements, the entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. The amendments in this update do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The amendments do not change the option for an entity to present components of other comprehensive income either net of related tax effects or before related tax effects, with one amount shown for the aggregate income tax expense or benefit related to the total of other comprehensive income items. In both cases, the tax effect for each component must be disclosed in the notes to the financial statements or presented in the statement in which other comprehensive income is presented. The amendments do not affect how earnings per share is calculated or presented. For public entities, the amendments, which should be applied retrospectively, are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted.
We early adopted this update and elected, in the second quarter of 2011, to present comprehensive income in two separate, but consecutive statements. No retroactive application of this update was necessary as we did not have any items entering into the determination of comprehensive income (loss) other than net income (loss) for all periods prior to the second quarter of 2011.
In September 2011, the FASB issued ASU 2011-08, Testing Goodwill for Impairment. Under this updated guidance, an entity will have the option to first assess qualitatively whether it is necessary to perform the current two-step goodwill impairment test. If an entity believes, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is necessary. The update does not change how an entity performs the two-step impairment test under the current guidance. This ASU is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. We do not expect the adoption of this updated guidance to have a significant impact on our financial statements.
In December 2011, the FASB issued ASU 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU 2011-05. ASU 2011-12 defers the requirement that companies present reclassification adjustments for each component of Accumulated Other Comprehensive Income (AOCI) in both net income and other comprehensive income on the face of the financial statements. Companies will continue to be required to present amounts reclassified out of AOCI on the face of the financial statements or disclose those amounts in the notes to the financial statements. During the deferral period, there is no requirement to separately present or disclose the reclassification adjustments into net income.
For the period ended December 31, 2011 we did not have any reclassification adjustments for components of AOCI.
Special Note Regarding Forward-Looking Statements
This Annual Report on Form 10-K contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 and the Securities Act of 1933. All statements in this Annual Report on Form 10-K, other than statements of historical fact, are forward-looking statements. These forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and represent our beliefs, projections and predictions about future events or our future performance. You can identify forward-looking statements by terminology such as “may,” “will,” “would,” “could,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or the negative or plural of these terms or other similar expressions or phrases. These forward-looking statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievement described in or implied by such statements.
Factors that may cause actual results to differ materially from expected results described in forward-looking statements include, but are not limited to:

•	the satisfaction of the closing conditions necessary to complete Molymet’s investment in us, including our receipt of necessary government regulatory approvals;

•	our ability to secure additional capital to implement our business plans;

•	our ability to complete Project Phoenix Phase 1, as well as Project Phoenix Phase 2, and reach full planned production rates for rare earth oxides and other planned downstream products;

•	the final costs of Project Phoenix Phase 1, including the accelerated start-up of our Molycorp Mountain Pass facility, and Project Phoenix Phase 2, which may differ from estimated costs;

•	uncertainties associated with our reserve estimates and non-reserve deposit information;

•	uncertainties regarding the results of our exploratory drilling programs;

•	uncertainties regarding global supply and demand for rare earth materials;

•	our ability to successfully integrate recently acquired businesses;

•	our ability to enter into additional definitive agreements with our customers and our ability to maintain customer relationships;

•	completion of the formation of the proposed sintered NdFeB rare earth magnet joint venture, which remains subject to the satisfaction of customary closing conditions;

•	the proposed sintered NdFeB rare earth magnet joint venture’s ability to successfully manufacture magnets within its expected timeframe;

•	our ability to maintain appropriate relations with unions and employees;

•	our ability to successfully implement our “mine-to-magnets” strategy;

•	commercial acceptance of our new products, such as XSORBX®

•
environmental laws, regulations and permits affecting our business, directly and indirectly, including, among others, those relating to mine reclamation and restoration, climate change, emissions to the air and water and human exposure to hazardous substances used, released or disposed of by us; and

•	uncertainties associated with unanticipated geological conditions related to mining.
See “Item 1A. Risk Factors” for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Any forward-looking statement you read in this Annual Report on Form 10-K reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, operating results, growth strategy and liquidity. You should not place undue reliance on these forward-looking statements because such statements speak only as to the date when made. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law.
This Annual Report on Form 10-K also contains statistical data and estimates we obtained from industry publications and reports generated by third parties. Although we believe that the publications and reports are reliable, we have not independently verified their data.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Molycorp, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, of stockholders' equity and of cash flows present fairly, in all material respects,the financial position of Molycorp, Inc. and its subsidiaries at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Annual Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our audits (which was an integrated audit in 2011). We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements,assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail,accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management's Annual Report on Internal Control Over Financial Reporting, management has excluded Molycorp Sillamäe and Molycorp Tolleson from its assessment of internal control over financial reporting as of December 31, 2011 because they were acquired by the Company in two purchase business combinations during 2011. We have also excluded Molycorp Sillamäe and Molycorp Tolleson from our audit of internal control over financial reporting. Molycorp Sillamäe and Molycorp Tolleson are wholly-owned subsidiaries whose total assets and total revenues on a combined basis represent 10% and 36%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2011.

As discussed in Note 3 “Capital Requirements and Liquidity” to the consolidated financial statements, the Company continues to evaluate its current capital expenditures and possible financing options in order to preserve its liquidity and implement its current business plan.

/s/ PricewaterhouseCoopersLLP
Denver, Colorado
February 27, 2012, except for Note 3 “ Capital Requirements and Liquidity”, Note 11 ”Segment Information" and Note 17 "Subsidiary Guarantor Financial Information" as to which the date is November 21, 2012.

MOLYCORP, INC.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$418,855	$316,430
Trade accounts receivable	70,679	16,421
Inventory (Note 4e)	111,943	18,822
Deferred charges (Note 4p)	7,318	—
Prepaid income taxes	10,514	—
Prepaid expenses and other assets	19,735	1,759
Total current assets	639,044	353,432
Non-current assets:
Deposits	23,286	26,200
Property, plant and equipment, net (Note 4g)	561,628	93,966
Inventory (Note 4e)	4,362	5,212
Intangible asset, net (Note 4j)	3,072	639
Investments (Note 4l)	20,000	—
Goodwill (Note 5)	3,432	—
Other assets	301	111
Total non-current assets	616,081	126,128
Total assets	$1,255,125	$479,560
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$161,587	$13,009
Accrued expenses (Note 4m)	12,898	4,225
Deferred tax liabilities (Note 4p)	1,356	—
Debt (Note 4o)	1,516	—
Short-term borrowing—related party (Note 10)	870	3,085
Current portion of asset retirement obligation (Note 4n)	396	393
Total current liabilities	178,623	20,712
Non-current liabilities:
Asset retirement obligation (Note 4n)	15,145	12,078
Deferred tax liabilities (Note 4p)	18,899	—
Debt (Note 4o)	196,545	—
Other non-current liabilities	683	257
Total non-current liabilities	231,272	12,335
Total liabilities	409,895	33,047
Commitments and contingencies (Note 7)
Stockholders’ equity:
Common stock, $0.001 par value; 350,000,000 shares authorized at December 31, 2011 (Note 4q)	84	82
Preferred stock, $0.001 par value; 5,000,000 shares authorized at December 31, 2011 (Note 4q)	2	—
Additional paid-in capital	838,547	539,866
Accumulated other comprehensive loss	(8,481)	—
Surplus (deficit) accumulated during the development stage	15,078	(93,435)
Total stockholders’ equity	845,230	446,513
Total liabilities and stockholders’ equity	$1,255,125	$479,560
See accompanying notes to the consolidated financial statements.

MOLYCORP, INC.
Consolidated Statements of Operations and Comprehensive Income
(In thousands, except share and per share amounts)

	Year Ended December 31
	2011	2010	2009
Sales	$396,831	$35,157	$7,093
Operating costs and expenses:
Cost of goods sold	(177,890)	(37,591)	(21,785)
Selling, general and administrative (Includes stock-based compensation of $4,508 in 2011, $28,739 in 2010 and $241 in 2009)	(64,387)	(47,513)	(12,685)
Depreciation and amortization	(733)	(319)	(191)
Accretion expense	(955)	(912)	(1,006)
Operating income (loss)	152,866	(51,178)	(28,574)
Other income (expense):
Other income	(153)	155	181
Foreign currency transaction losses, net	(5,415)	—	—
Interest (expense) income, net	(388)	249	(194)
	(5,956)	404	(13)
Income (loss) before income taxes	146,910	(50,774)	(28,587)
Income tax expense	(28,576)	—	—
Net income (loss)	118,334	(50,774)	(28,587)
Net income attributable to noncontrolling interest	(808)	—	—
Net income (loss) attributable to Molycorp stockholders	$117,526	$(50,774)	$(28,587)
Net income (loss)	$118,334	$(50,774)	$(28,587)
Other comprehensive income:
Foreign currency translation adjustments	(8,481)	—	—
Comprehensive income (loss)	$109,853	$(50,774)	$(28,587)
Comprehensive income (loss) attributable to:
Molycorp stockholders	$109,468	$(50,774)	$(28,587)
Noncontrolling interest	385	—	—
	$109,853	$(50,774)	$(28,587)
Weighted average shares outstanding (Common shares)(1)
Basic	83,454,221	62,332,054	39,526,568
Diluted	85,220,017	62,332,054	39,526,568
Income (loss) per share of common stock (Note 4r):
Basic	$1.29	$(0.81)	$(0.72)
Diluted	$1.27	$(0.81)	$(0.72)

(1)
Weighted average shares outstanding include the retroactive treatment of exchange ratios for conversion of Class A common shares and Class B common shares to common stock in conjunction with the initial public offering.

See accompanying notes to the consolidated financial statements.

MOLYCORP, INC.
Consolidated Statement of Stockholders' Equity
(In thousands, except share and per share amounts)

	Class A Common Stock		Common Stock		Series A Mandatory Convertible Preferred Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income	Surplus (Deficit) Accumulated During the Development Stage	Total Molycorp Stockholders	Noncontrolling interest	Total Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2008	38,829,225	$39	—	$—	—	$—	$92,111	$—	$(14,074)	$78,076	$—	$78,076
Issuance of shares for cash on various dates at $4.68 per share	3,844,858	4	—	—	—	—	18,000	—	—	18,004	—	18,004
Conversion of short term borrowings from member plus related accrued interest in common shares on November 15, 2009 at $2.96 per share based on a contractual price	2,303,033	2	—	—	—	—	6,829	—	—	6,831	—	6,831
Exercise of employee options on September 4, 2009 at $2.37 per share (Note 8)	21,069	—	—	—	—	—	50	—	—	50	—	50
Share-based compensation	—	—	—	—	—	—	241	—	—	241	—	241
Net loss	—	—	—	—	—	—	—	—	(28,587)	(28,587)	—	(28,587)
Balance at December 31, 2009	44,998,185	$45	—	$—	—	$—	$117,231	$—	$(42,661)	$74,615	$—	$74,615
Issuance of shares for cash on various dates at $2.60 per share	5,767,670	6	—	—	—	—	14,994	—	—	15,000	—	15,000
Exercise of employee options on February 1, 2010 at $2.37 per share (Note 8)	126,405	—	—	—	—	—	300	—	—	300	—	300
Conversion of Class A common stock to common stock in conjunction with the initial public offering on August 3, 2010 (Note 4q)	(50,892,260)	(51)	50,892,260	51	—	—	—	—	—	—	—	—
Sale of shares of common stock at $14.00 per share in initial public offering on August 3, 2010, net of underwriting fees and other offering costs of $29.2 million (Note 4q)	—	—	29,128,700	29	—	—	378,604	—	—	378,633	—	378,633
Conversion of Class B common stock to common stock in conjunction with the initial public offering on August 3, 2010 (Note 4q)	—	—	2,232,740	2	—	—	28,661	—	—	28,663	—	28,663
Stock-based compensation (Note 8)	—	—	37,500	—	—	—	76	—	—	76	—	76
Net loss	—	—	—	—	—	—	—	—	(50,774)	(50,774)	—	(50,774)
Balance at December 31, 2010	—	$—	82,291,200	$82	—	$—	$539,866	$—	$(93,435)	$446,513	$—	$446,513

	Class A Common Stock		Common Stock		Series A Mandatory Convertible Preferred Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income	Surplus (Deficit) Accumulated During the Development Stage	Total Molycorp Stockholders	Noncontrolling interest	Total Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Sale of Series A mandatory convertible preferred stock on February 16, 2011 at $100.00 per share, net of underwriting fees and other offering costs	—	—	—	—	2,070,000	2	199,640	—	—	199,642	—	199,642
Stock-based compensation (Note 8)	—	—	11,424	—	—	—	4,671	—	—	4,671	—	4,671
Issuance of shares for interest in Molycorp Sillamäe on April 1, 2011 at $45.60 per share (Note 4q)	—	—	1,593,419	2	—	—	72,653	—	—	72,655	8,820	81,475
Component of convertible debt	—	—	—	—	—	—	36,227	—	—	36,227	—	36,227
Deferred taxes on component of convertible debt	—	—	—	—	—	—	(14,138)	—	—	(14,138)	—	(14,138)
Net income	—	—	—	—	—	—	—	—	117,526	117,526	808	118,334
Preferred dividends	—	—	—	—	—	—	—	—	(9,013)	(9,013)	—	(9,013)
Other comprehensive income	—	—	—	—	—	—	—	(8,058)	—	(8,058)	(423)	(8,481)
Acquisition of noncontrolling interest	—	—	—	—	—	—	(372)	(423)	—	(795)	(9,205)	(10,000)
Balance at December 31, 2011	—	$—	83,896,043	$84	2,070,000	$2	$838,547	$(8,481)	$15,078	$845,230	$—	$845,230
See accompanying notes to the consolidated financial statements.

MOLYCORP, INC.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2011	2010	2009
Cash flows from operating activities:
Net income (loss)	$118,334	$(50,774)	$(28,587)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	14,272	6,015	3,896
Amortization of convertible notes	674	—	—
Accretion of asset retirement obligation	955	912	1,006
Deferred income tax expense	2,924	—	—
Non-cash inventory write-downs	3,776	3,473	9,035
Non-cash share-based compensation expense	4,671	28,739	241
Impairment of fixed assets	—	3,114	—
Foreign currency transaction losses, net	5,415	—	—
Loss on disposal of fixed assets	1,296	—	—
Other operating adjustments	637	(59)	2
Net change in operating assets and liabilities (Note 13)	(109,989)	(20,137)	(7,964)
Net cash provided by (used in) operating activities	42,965	(28,717)	(22,371)
Cash flows from investing activities:
Acquisition of the Mountain Pass facility	—	—	—
Cash paid in connection with acquisitions, net of cash acquired	(30,023)	—	—
Proceeds from sale of investment in joint venture	—	—	9,700
Cash paid to acquire non-marketable securities	(20,000)	—	—
Deposits	2,897	(26,200)	—
Capital expenditures	(302,180)	(33,129)	(7,285)
Other assets	(119)	(111)	—
Proceeds from sale of assets	35	9	5
Net cash used in investing activities	(349,390)	(59,431)	2,420
Cash flows provided by financing activities:
Capital contributions from original stockholders	—	15,000	18,004
Repayments of short-term borrowings—related party	(3,150)	(1,107)	—
Repayments of debt	(4,428)	—	—
Net proceeds from sale of common stock in conjunction with the initial public offering	—	378,633	—
Net proceeds from sale of preferred stock	199,642	—	—
Net proceeds from sale of convertible notes	223,100	—	—
Payments of financing costs	—	(185)	—
Payments of preferred dividends	(9,015)	—	—
Proceeds from exercise of options	—	300	50
Proceeds from short-term borrowings—related party	—	5,008	6,637
Proceeds from debt	5,131	—	—
Net cash provided by financing activities	411,280	397,649	24,691
Effect of exchange rate changes on cash	(2,430)	—	—
Net change in cash and cash equivalents	102,425	309,501	4,740
Cash and cash equivalents at beginning of the period	316,430	6,929	2,189
Cash and cash equivalents at end of period	$418,855	$316,430	$6,929
See accompanying notes to the consolidated financial statements.

MOLYCORP, INC.
Notes to Consolidated Financial Statements

(1)	Company Background
Molycorp, Inc. was formed on March 4, 2010 for the purpose of continuing the business of Molycorp, LLC in corporate form. On April 15, 2010, the members of Molycorp, LLC contributed either (a) all of their member interests in Molycorp, LLC or (b) all of their equity interest in entities that held member interests in Molycorp, LLC (and no other assets or liabilities) to Molycorp, Inc. in exchange for Molycorp, Inc. Class A common stock. Accordingly, Molycorp, LLC and its wholly-owned subsidiary, Molycorp Minerals, LLC (“Molycorp Minerals”) became subsidiaries of Molycorp, Inc. (the “Corporate Reorganization”). On June 15, 2010, Molycorp LLC was merged with and into Molycorp Minerals. Molycorp, Inc., together with its consolidated subsidiaries, is referred to herein as the “Company” or “Molycorp.”
The Company acquired the Mountain Pass, California rare earth deposit and associated assets (the “Molycorp Mountain Pass facility”) and assumed certain liabilities from Chevron Mining, Inc. (“Chevron”) on September 30, 2008.
The Molycorp Mountain Pass facility is located in San Bernardino County, California and is the largest rare earth oxide producer outside of China. Rare earth elements (“REEs”) are a group of specialty elements with unique properties that make them critical to many existing and emerging applications including:

•	clean-energy technologies such as hybrid and electric vehicles, wind turbines and compact fluorescent lighting;

•
high-technology applications including cell phones, personal digital assistant devices, digital music players, hard disk drives used in computers, computing devices, “ear bud” speakers and microphones, as well as fiber optics, lasers and optical temperature sensors;

•	critical defense applications such as guidance and control systems, communications, global positioning systems, radar and sonar; and

•	advanced water treatment applications, including those for industrial, military, homeland security, domestic and foreign aid use.
The REE group includes 17 elements, namely the 15 lanthanide elements, which are lanthanum, cerium, praseodymium, promethium (which does not occur naturally), neodymium, samarium, europium, gadolinium, terbium, dysprosium, holmium, erbium, thulium, ytterbium, and lutetium, and two elements that have similar chemical properties to the lanthanide elements—yttrium and scandium. The oxides produced from processing REEs are collectively referred to as rare earth oxides (“REOs”). Bastnasite is a mineral that contains REEs.
Operations at the Molycorp Mountain Pass facility began in 1952 under Molybdenum Corporation of America (“MCA”). MCA was purchased by Union Oil of California (“Unocal”) in 1977. In 2002, mining operations were suspended at the Molycorp Mountain Pass facility primarily due to softening prices for REOs and a lack of additional tailings disposal capacity. Chevron Corporation purchased Unocal in 2005.
Prior to the acquisition, operations at the Molycorp Mountain Pass facility had been suspended with the exception of a pilot processing project to recover neodymium from lanthanum stockpiles produced prior to Chevron’s ownership of Mountain Pass. The neodymium from lanthanum (“NFL”) pilot processing project was undertaken to improve the facility’s REE processing techniques. From June 12, 2008 (Inception) through March 31, 2010, revenue was generated primarily from the sale of products associated with the NFL pilot processing project, which concluded in February 2010. In April 2010, the Company commenced the second pilot processing campaign to recover cerium, lanthanum, didymium (a combination of neodymium and praseodymium) and samarium/europium/gadolinium concentrate from bastnasite concentrate stockpiles.
On April 1, 2011, Molycorp completed the acquisition of a 90.023% controlling stake in AS Silmet located in Sillamäe, Estonia (now known as Molycorp Silmet AS or Molycorp Sillamäe), one of only two rare earth processing facilities in Europe. On October 24, 2011, the Company acquired the remaining 9.977% ownership interest in Molycorp Sillamäe for $10.0 million in cash (see Note 5).
On April 15, 2011, Molycorp completed the acquisition of Santoku America, Inc. based in Tolleson, Arizona (now known as Molycorp Metals and Alloys, Inc. or Molycorp Tolleson), the only producer of rare earth alloys in the United States (see Note 5).
On August 22, 2011, Molycorp opened an office in Tokyo, Japan to provide customer support as well as consulting and technical services to its customers in Japan. Total capital invested for the opening of the office in Tokyo was $0.7 million as of December 31, 2011.

MOLYCORP, INC.
Notes to Consolidated Financial Statements (Continued)

(2)	Basis of Presentation
The Company’s acquisition of the Molycorp Mountain Pass facility was accounted for as an acquisition of net assets and not a business combination. As described below, the Company’s current business plan includes investing substantial capital to restart mining operations, construct and refurbish processing facilities and other infrastructure, and to expand into metal and alloy production. Following the acquisition of Molycorp Canada on June 11, 2012 (see Note 16) the Company ceased being a development stage company.
The Company’s acquisitions of Molycorp Tolleson and of Molycorp Sillamäe in April 2011 have been accounted for as business combinations.
The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

(3)	Capital Requirements and Liquidity
Cash expenditures for the Molycorp Mountain Pass facility plant modernization and expansion efforts, including achieving an annual production capacity of 19,050 mt (“Project Phoenix Phase 1”), the second phase capacity expansion plan to 40,000 mt (“Project Phoenix Phase 2”) and other remaining 2012 capital projects related to operations at the Molycorp Mountain Pass facility are expected to total approximately $170.0 million for the fourth quarter of 2012, and approximately $305.0 million in the first half of 2013, respectively.
These estimated cash expenditures described above represent the estimated remaining expenditures for Project Phoenix Phase 1, Project Phoenix Phase 2 and the Company's other remaining 2012 capital projects related to operations at the Molycorp Mountain Pass facility. Including the applicable remaining expenditures, the aggregate cost of Project Phoenix Phase 1 and Project Phoenix Phase 2 is estimated to be approximately $1.25 billion for engineering, procurement and construction (“EPC”), preliminary engineering, insurance, permitting, legal, start-up, commissioning and other costs. All amounts for future capital spending are estimates that include certain discretionary amounts and are subject to change as the projects are further developed. These estimates do not include capitalized interest.
The estimated total costs for Project Phoenix Phase 1 and Project Phoenix Phase 2 include estimated additional EPC expenditures totaling up to $150.0 million for corrections resulting from certain defective engineering work, other engineering, design and scope changes and other cost increases. The Company is pursuing actions to recoup certain costs arising from defective engineering work, including making claims against applicable insurance policies, although there can be no assurance that the Company will be able to recoup all or any portion of such costs. The Company regularly monitors its capital projects to identify opportunities to reduce their total costs.
Anticipated capital expenditures at all other operating facilities of the Company are expected to be approximately $10.0 million during the fourth quarter of 2012.
Other cash requirements include planned contributions to Intermetallics Japan (“IMJ”), the Company's joint venture to manufacture sintered NdFeB permanent rare earth magnets. Molycorp will invest, upon achievement of certain milestones, Japanese Yen (JPY) 2.5 billion in cash, in exchange for ordinary shares of IMJ. The actual remittance amounts will vary depending on the future exchange rate between the U.S. dollar and the Japanese Yen, and the achievement of certain milestones by the joint venture. The Company invested $27.7 million (representing JPY 2.2 billion) to IMJ through September 30, 2012, and plans to invest an additional JPY 300 million (or approximately $3.8 million based on the JPY/ U.S. dollar exchange rate at September 30, 2012) in September 2013. The Company also anticipates making cash investments in other current and new ventures consistent with its mine-to-magnets strategy totaling approximately $8.0 million in the fourth quarter of 2012 and approximately $20.0 million in 2013.
Molycorp expects to fund the remaining capital expenditures under Project Phoenix Phase 1, Project Phoenix Phase 2 and other capital expenditures related to operations at the Molycorp Mountain Pass facility and all other operating facilities, as well as working capital and other cash requirements, with its available cash balances of $385.0 million at October 31, 2012, anticipated future cash flow from operations, and potential proceeds from revolving credit facilities or certain equipment financing that the Company is currently pursuing in its normal process of properly managing its cash and working capital requirements.

MOLYCORP, INC.
Notes to Consolidated Financial Statements (Continued)
(3) Capital Requirements and Liquidity (Continued)

There can be no assurance that the Company will be successful in securing access to additional cash proceeds through the revolving credit facilities and lease or loan financing for certain equipment that it is currently pursuing, or other forms of financing on commercially acceptable terms, or at all. Accordingly, if necessary, the Company believes it has the ability to curtail capital expenditures and revise its current business plan to the extent necessary to preserve adequate liquidity sufficient to sustain operations.

(4)	Summary of Significant Accounting Policies

(a)	Use of Estimates
The preparation of the financial statements, in accordance with generally accepted accounting principles in the United States of America (“GAAP”), requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on the Company’s historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ significantly from these estimates under different assumptions and conditions.
Significant estimates made by management in the accompanying financial statements include the collectability of accounts receivable, the recoverability of inventory, the useful lives and recoverability of long-lived assets such as property, plant and equipment, intangible assets and investments, the fair values of assets acquired and liabilities assumed, including business combinations, and the adequacy of the Company’s asset retirement obligations.

(b)	Sales and Cost of Goods Sold
Sales are recognized when persuasive evidence of an arrangement exists, the risks and rewards of ownership have been transferred to the customer, which is generally when title passes, the selling price is fixed or determinable, and collection is reasonably assured. Title generally passes upon shipment of product from the Company’s production facilities. Prices are generally set at the time of, or prior to, shipment. Transportation and distribution costs are incurred only on sales for which the Company is responsible for delivering the product.
Cost of goods sold includes the cost of production as well as write downs to the extent of inventory costs in excess of market values. Primary production costs include labor, raw materials, supplies, maintenance costs, depreciation, and plant overhead.

(c)	Cash and Cash Equivalents
Cash and cash equivalents consist of cash and liquid investments with an original maturity of three months or less. At December 31, 2011 and 2010, cash and cash equivalents included of $423.4 million and $316.4 million, respectively, of funds held in money market accounts.

(d)	Trade Accounts Receivable
Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Company reviews the need for an allowance for doubtful accounts on a quarterly basis. As of December 31, 2011 and 2010, an allowance for doubtful accounts was not required.

(e)	Inventories
Inventories consist of raw materials, work in process (“WIP”), finished goods, stockpiles of bastnasite concentrate, and materials and supplies. Inventory cost is determined using the lower of weighted average cost or estimated net realizable value. Inventory expected to be sold in the next 12 months is classified as a current asset in the consolidated balance sheets. During the fourth quarter of 2011, the Company purchased certain chemical products that will be used at the Molycorp Mountain Pass facility. These chemicals have an estimated useful life of approximately 20 years due to recycling and reuse in the new plant following completion of Project Phoenix Phase 1; accordingly, these chemicals have been classified as long-term raw materials in the consolidated balance sheet as of December 31, 2011.
Molycorp evaluates its production levels and costs to determine if any should be deemed abnormal, and therefore excluded from inventory costs. For the years ended December 31, 2011, 2010 and 2009, Molycorp determined that

MOLYCORP, INC.
Notes to Consolidated Financial Statements (Continued)

(4) Summary of Significant Accounting Policies (Continued)

approximately $4.3 million, $11.0 million, and $2.5 million, respectively, of production costs would have been allocated to additional tons produced, assuming Molycorp had been operating at normal production rates. As a result, these costs were excluded from inventory and instead expensed during the applicable periods. The assessment of normal production levels is judgmental and is unique to each quarter. Molycorp models normal production levels and evaluates historical ranges of production in assessing what is deemed to be normal.
Write-downs to estimated net realizable value are charged to cost of goods sold. Many factors influence the market prices for REOs and, in the absence of established prices contained in customer contracts, management uses an independent pricing source to evaluate market prices for REOs at the end of each quarter. For the years ended December 31, 2011, 2010 and 2009 the Company recognized write-downs of $2.8 million, $2.5 million, and $9.0 million, respectively, as a result of production costs in excess of certain REO market prices. In addition, during the year ended December 31, 2011 and in the fourth quarter of 2010 Molycorp recognized a $2.3 million and $1.7 million write-down of WIP inventory based on estimated REO quantities, respectively. Also in the fourth quarter of 2010, a $1.0 million write-down of bastnasite stockpile inventory was recognized based on estimated REO quantities.
The level within the fair value hierarchy in which the write-downs of inventory are included is the significant other observable inputs—Level 2.
The Company evaluates the carrying value of materials and supply inventories each quarter giving consideration to slow-moving items, obsolescence, excessive levels, and other factors and recognizes related write-downs as necessary.
At December 31, 2011 and 2010, inventory consisted of the following (in thousands):

	December 31, 2011	December 31, 2010
Current:
Concentrate stockpiles	$3,704	$4,206
Raw materials	44,770	400
Work in process	16,602	3,582
Finished goods	45,045	9,307
Materials and supplies	1,822	1,327
Total current	$111,943	$18,822
Long-term:
Concentrate stockpiles	$1,144	$5,108
Raw materials	3,186	—
Finished goods	32	104
Total long-term	$4,362	$5,212

(f)	Deposits
The Company had $23.3 million and $26.2 million in deposits reported as Non-current assets on the Consolidated Balance Sheets as of December 31, 2011 and 2010, respectively. The $23.3 million deposits as of December 31, 2011 consisted of $20.6 million under the escrow arrangement for the Company’s facilities agreement with Kern River Gas Transmission Company, $1.5 million related to the Company’s construction insurance program, and $1.2 million related primarily to other restricted cash requirements. During the second quarter of 2011, the Company collected an $18.2 million deposit which was no longer required to secure surety bonds obtained for the California state and regional agencies relating to the Molycorp Mountain Pass facility closure and reclamation obligations. The $26.2 million deposits as of December 31, 2010 consisted of $18.2 million collateral used to secure surety bonds obtained for the California state and regional agencies relating to our Molycorp Mountain Pass facility closure and reclamation obligations, and $8.0 million under the escrow arrangement for the Company’s facilities agreement with Kern River Gas Transmission Company.

MOLYCORP, INC.
Notes to Consolidated Financial Statements (Continued)

(4) Summary of Significant Accounting Policies (Continued)

(g)	Property, Plant and Equipment, net
Property, plant and equipment associated with the acquisitions of the Molycorp Mountain Pass facility, Molycorp Sillamäe and Molycorp Tolleson were recorded at estimated fair value as of the acquisition date. Expenditures for new property, plant and equipment and improvements that extend the useful life or functionality of the asset are capitalized. The Company capitalized $416.8 million and $38.6 million in plant modernization and other capital costs for the years ended December 31, 2011 and 2010, respectively. These amounts include capitalized interest of $7.5 million in 2011 and $0.1 million in 2010. Depreciation on plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Depreciation expense for the years ended December 31, 2011, 2010 and 2009, was $14.0 million, $6.0 million and $3.9 million, respectively. Maintenance costs are expensed as incurred.
Mineral properties at December 31, 2011 and 2010, represent the purchase price allocated to mineral resources associated with the Molycorp Mountain Pass facility and mineral property development costs (see Note 4(h) below).
At December 31, 2011 and 2010, property, plant and equipment and related useful lives were as follows (in thousands):

	December 31, 2011	December 31, 2010
Land	$11,059	$800
Land improvements (15 years)	15,748	15,415
Buildings and improvements (4 to 27 years)	23,677	6,892
Plant and equipment (2 to 12 years)	68,441	19,560
Vehicles (7 years)	1,235	1,049
Computer software (5 years)	3,002	1,563
Furniture and fixtures (5 years)	464	170
Construction in progress	436,547	34,809
Mineral properties	24,692	23,968
Property, plant and equipment at cost	584,865	104,226
Less accumulated depreciation	(23,237)	(10,260)
Property, plant and equipment, net	$561,628	$93,966
In accordance with Accounting Standard Codification (“ASC”) 360, Property Plant and Equipment, long-lived assets such as property, plant, and equipment, mineral properties and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. There were no events or changes in circumstances indicating that the carrying amount of the Company’s long-lived assets as of December 31, 2011 may not be recoverable. Molycorp recognized a $3.1 million, net of depreciation, impairment expense associated with the mill and crusher, including the associated asset retirement cost, which was included in cost of goods sold in the consolidated statement of operations for the year ended December 31, 2010, as a result of managements’ decision to replace rather than refurbish these assets.

(h)	Mineral Properties and Development Costs
Mineral properties and development costs, which are referred to collectively as mineral properties, include acquisition costs, drilling costs, and the cost of other development work, all of which are capitalized. The Company depletes mineral properties using the units of production method over estimated proven and probable reserves. Molycorp’s proven and probable reserves are based on extensive drilling, sampling, mine modeling, and mineral recovery from which economic feasibility has been determined. The proven and probable reserves are estimated based on information available at the time the reserves are calculated. Proven and probable reserves are based on estimates, and no assurance can be given that the indicated levels of recovery of REOs will be realized or that production costs and estimated future development costs will not exceed the net realizable value of the products. Reserve estimates may require revisions based on actual production experience. Market price fluctuations of REOs, as well as increased production costs or reduced recovery rates, could render proven and probable reserves containing relatively lower grades of mineralization uneconomic to exploit and might result in a reduction of reserves.

MOLYCORP, INC.
Notes to Consolidated Financial Statements (Continued)

(4) Summary of Significant Accounting Policies (Continued)

(i)	Research and Development
The Company has invested significant resources to improve the efficiency of its REO processing operations and the development of new applications for individual REEs. For the years ended December 31, 2011, 2010 and 2009, the Company spent $8.3 million, $2.5 million and $1.5 million, respectively, on research and development. These costs are recognized under the “Selling, general and administrative” line on the consolidated statements of operations and consist primarily of salaries, outside labor, material and equipment.

(j)	Intangible Asset
The Company acquired its trade name in connection with the Molycorp Mountain Pass facility acquisition. Amortization on the trade name is provided using the straight-line method based on an estimated useful life of 12 years. In connection with the acquisition of Molycorp Sillamäe, the Company acquired certain customer relationships, which are amortized using the straight-line method based on an estimated useful life of 15 years.
At December 31, 2011 and December 31, 2010, amortizable intangible assets consisted of the following (in thousands):

	December 31, 2011	December 31, 2010
Trade name	$786	$786
Customer relationships	2,153	—
Other	516	—
Gross carrying amount	3,455	786
Less accumulated amortization	(383)	(147)
Net carrying amount	$3,072	$639

Amortization expense for the years ended December 30, 2011, 2010 and 2009 was $236,795, $65,000 and $65,000, respectively. Amortization expense for the next five years and thereafter is expected to be as follows (in thousands):

2012	$265
2013	261
2014	260
2015	260
2016	260
Thereafter	1,766
Total	$3,072

(k)	Investments in Joint Ventures
In connection with the Molycorp Mountain Pass facility acquisition, the Company acquired a one-third interest in a joint venture with Sumitomo Metals Industries, Ltd. of Japan (“Sumitomo Metals”) called Sumikin Molycorp (“SMO”). The Company sold its interest in the joint venture to Sumitomo Metals on July 9, 2009 for cash consideration of $9.7 million and recognized no gain.

(l)	Investments in non-marketable securities
The Company accounts for investments in non-marketable equity securities for which it does not have the ability to exercise significant influence over the investee’s operations and financial policies under the cost method of accounting. Cost method investments are carried at cost and are subject to other-than-temporary impairment assessments. On September 13, 2011, the Company invested $20.0 million into Boulder Wind Power, Inc. Series B convertible preferred stock, which is accounted for at cost. As of December 31, 2011, the fair value of this investment was not estimated as there were no identified events or changes in circumstances that may have had a significant adverse effect on the fair value of the investment.

MOLYCORP, INC.
Notes to Consolidated Financial Statements (Continued)

(4) Summary of Significant Accounting Policies (Continued)

(m)	Accrued Expenses
Accrued expenses as of December 31, 2011 and 2010 consisted of the following (in thousands):

	December 31, 2011	December 31, 2010
Defined contribution plan	$1,088	$1,199
Accrued payroll and related benefits	3,024	1,185
Accrued tolling fees	—	404
Sales and use tax	1,367	532
Accrued bonus	4,845	554
Interest payable	345	9
Other accrued expenses	2,229	342
Total accrued expenses	$12,898	$4,225

(n)	Asset Retirement Obligation
The Company accounts for reclamation costs, along with other costs related to the closure of the Molycorp Mountain Pass facility, in accordance with ASC 410-20, Asset Retirement Obligations. This standard requires the Company to recognize asset retirement obligations at estimated fair value in the period in which the obligation is incurred. The Company recognized an asset retirement obligation and corresponding asset retirement cost of $13.3 million in connection with the Molycorp Mountain Pass facility acquisition. The liability was initially measured at fair value and is subsequently adjusted for accretion expense and changes in the amount or timing of the estimated cash flows. The asset retirement cost was capitalized as part of the carrying amount of the related long-lived assets and is being depreciated over the assets’ remaining useful lives.
In connection with an updated asset retirement obligation analysis prepared as of June 30, 2010, the Company determined that its asset retirement obligation was overstated by approximately $2.5 million as a result of not reducing its prior estimate for costs of soil remediation performed prior to the Company’s acquisition of the Molycorp Mountain Pass facility. Because the depreciation of the overstated asset retirement costs and accretion of the asset retirement obligation had an immaterial impact on the Company’s net loss for all periods previously presented and cumulatively since inception, the Company reduced its asset retirement cost asset and asset retirement obligation by approximately $2.5 million effective April 1, 2010. On November 4, 2010, the Board approved an expanded budget which accelerated the removal of the crusher and milling facility, which resulted in a $0.6 million increase in the asset retirement obligation. During 2011, the Company increased the asset retirement obligation by $2.5 million in connection with the construction of buildings and other infrastructures related to Project Phoenix Phase 1 and Project Phoenix Phase 2. Depreciation expense associated with the asset retirement cost was $1.0 million, $1.1 million and $1.2 million for the years ended December 31, 2011, 2010 and 2009, respectively. The following table presents the activity in the Company’s asset retirement obligation (in thousands):

	Year Ended December 31, 2011	Year Ended December 31, 2010
Balance at beginning of period	$12,471	$14,202
Obligations settled	(1,030)	(632)
Accretion expense	955	912
Revisions in estimated cash flows	2,508	(1,939)
Loss (Gain) on settlement	637	(72)
Balance at end of period	$15,541	$12,471
The Company is required to provide the applicable governmental agencies with financial assurances relating to its closure and reclamation obligations. As of December 31, 2011 and 2010, the Company had financial assurance requirements of $27.6 million which were satisfied with surety bonds placed with the California state and regional agencies.

MOLYCORP, INC.
Notes to Consolidated Financial Statements (Continued)

(4) Summary of Significant Accounting Policies (Continued)

(o)	Debt
On June 15, 2011, the Company completed the issuance and sale of $230.0 million aggregate principal amount (net proceeds of $223.1 million after deducting the initial purchasers’ discounts and commissions) of its 3.25% Convertible Notes due 2016 (the “Notes”) in an offering exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”). The Notes were offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act. The Notes are senior unsecured obligations of the Company and bear interest at a rate of 3.25% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2011. The Notes are convertible at any time into shares of Molycorp’s common stock, cash, or a combination thereof, at Molycorp’s election. The initial conversion rate is 14.0056 shares of Molycorp common stock per $1,000 principal amount of the Notes (equivalent to an initial conversion price of approximately $71.40 per share of Molycorp’s common stock), subject to customary adjustments. The Notes mature on June 15, 2016, unless repurchased or converted in accordance with their terms. Molycorp does not have the right to redeem the Notes prior to maturity.
The Company separately accounts for the liability and equity components of convertible debt instruments, such as the Notes, that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The equity component of the Notes is included in the additional paid-in capital section of stockholders’ equity on the consolidated balance sheet as of December 31, 2011, and the value of the equity component is treated as original issue discount for purposes of accounting for the debt component of the Notes. As of December 31, 2011, Molycorp recognized a liability component related to the Notes of $190.9 million, which includes accretion of $4.1 million of the original issue discount ($3.4 million capitalized and $0.7 million expensed), and an equity component of $36.2 million. Transaction costs related to the issuance of the Notes have been allocated to the liability and equity components in proportion to the allocation of proceeds to the components, and accounted for as debt issuance costs (recognized as interest expense over the life of the Notes using the effective interest method) and equity issuance costs (charged against equity), respectively. Total interest cost related to the Notes in 2011 was $8.1 million of which $7.4 million was capitalized at December 31, 2011.
Additional debt was assumed as part of the Molycorp Sillamäe acquisition.
The following table provides a summary of the current and non-current portions of the debt outstanding as of December 31, 2011 (in thousands):

	December 31, 2011
	Current	Non-Current
Notes 3.25%, net of discount, due June 2016	$—	$190,877
Bank loans 2.69% - 3.88% due February 2012 - September 2017	1,516	5,668
Total debt	$1,516	$196,545
Scheduled minimum debt repayments in thousands are $1,516 in 2012, $1,495 in 2013, $1,495 in 2014, $1,420 in 2015, $230,803 in 2016 and $455 thereafter.

(p)	Income Taxes
We are a Subchapter C corporation and, therefore, are subject to federal and state income taxes on our taxable income, whereas prior to our Corporate Reorganization, we operated entirely within limited liability companies, which were not directly liable for the payment of federal or state income taxes and our taxable income or loss was included in the state and federal tax returns of Molycorp, LLC’s members. We account for income taxes in accordance with Accounting Standard Codification 740, Income Taxes. This guidance requires that deferred tax assets and liabilities be recognized for the tax effect of temporary differences between the financial statement and tax basis of recorded assets and liabilities at enacted statutory tax rates. This guidance also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The recoverability of deferred tax assets is based on both our historical and anticipated earnings levels, and is reviewed each reporting period to determine if any additional valuation allowance is necessary when it is more likely than not that amounts will not be recovered. As of December 31, 2011, the Company’s net income of $75.4 million since the Corporate Reorganization included $31.1 million in certain stock based compensation expense, which is a permanent difference between its income for financial reporting and tax purposes. Other permanent differences include legal and due diligence fees related to the acquisitions that were completed in April 2011, as well

MOLYCORP, INC.
Notes to Consolidated Financial Statements (Continued)

(4) Summary of Significant Accounting Policies (Continued)

as costs related to the registration of common stock sold by certain stockholders in secondary offerings completed during the first and second quarters of 2011. Molycorp had net deferred income tax liabilities of $20.3 million, as of December 31, 2011.
Prior to the second quarter of 2011, Molycorp had a history of losses and, as a result, it recognized a full valuation allowance against its net deferred tax assets. As of December 31, 2011, Molycorp determined that it, more likely than not, will realize its deferred tax assets and we have concluded that no valuation allowance is required. In making this determination, management analyzed, among other things, the Company’s recent history of earnings and cash flows, forecasts of future earnings, and the nature and timing of future deductions and benefits represented by the deferred tax assets and liabilities.
We have undistributed earnings of our foreign subsidiary at December 31, 2011, for which deferred taxes have not been provided. Such earnings are considered indefinitely invested in the foreign subsidiary. If such earnings were repatriated, additional tax expense may result, although the calculation of such additional taxes is not practicable.
The net tax effect of the elimination in consolidation of intercompany balances and transactions resulted in a deferred charge and income tax payable of $7.3 million.
Income tax expense for the year ended December 31, 2010 and December 31, 2009 was zero, as a 100% valuation allowance was required for the period after our Corporate Reorganization and for the period prior, the taxable income and losses of Molycorp, LLC were reported on the income tax returns of its members. Income tax expense consisted of the following for the year ended December 31, 2011 (in thousands):

Year Ended December 31, 2011
Current
Federal	$18,721
State	6,952
Total current	25,673
Deferred
Federal	3,687
State	(784)
Total deferred	2,903
Total tax provision	$28,576
The components of earnings before income taxes, by tax jurisdiction, are as follows for the years ended December 31, 2011, 2010 and 2009 (in thousands):

	December 31, 2011	December 31, 2010	December 31, 2009
United States	$141,801	$(50,774)	$(28,587)
Foreign	5,109	—	—
Total	$146,910	$(50,774)	$(28,587)

A reconciliation of the statutory federal income tax rate of 35% to Molycorp’s effective income tax rate is as follows for the year ended December 31, 2011 (in thousands):

MOLYCORP, INC.
Notes to Consolidated Financial Statements (Continued)

(4) Summary of Significant Accounting Policies (Continued)

Year Ended December 31, 2011
Federal tax computed at the statutory rate	$51,419
State taxes, net of federal benefit	5,255
Change In valuation allowance	(22,730)
Federal tax credits	(2,627)
Domestic production activities deduction	(2,493)
Foreign income tax rate differential	(1,735)
Other items, net	1,487
Income tax expense	$28,576
The tax effect of temporary differences and net operating losses which give rise to deferred tax assets and liabilities consist of the following as of December 31, 2011 and 2010 (in thousands):

	December 31, 2011	December 31, 2010
Deferred tax assets:
Current:
Inventory	$—	$1,133
Other	806	106
Total current	806	1,239
Non-current:
Asset retirement obligation	419	656
Mineral resources	16,975	16,516
Employee stock compensation benefits	835	—
Net operating losses	852	6,750
Other	116	62
Total non-current	19,197	23,984
Deferred tax liabilities:
Current	—	—
Inventory	1,849	—
Other	313	—
Total current	2,162	—
Non-current:
Development costs	217	96
Property, plant and equipment	3,647	2,397
Section 174 costs	20,094	—
Convertible debt (Notes)	14,138
Other	—	—
Total non-current	38,096	2,493
Net deferred taxes, before valuation allowance	(20,255)	22,730
Valuation allowance	—	(22,730)
Total deferred tax	$(20,255)	$—

The Company’s liability for uncertain tax positions totaled $0.5 million and zero at December 31, 2011 and 2010, respectively. These amounts also include the related accrued interest and penalties associated with the uncertain tax positions, if applicable. The Company does not expect that the liability for uncertain tax positions will change significantly during the twelve months ended December 31, 2012; however, actual changes in the liability for uncertain tax positions could be different than currently expected. A rollforward of the liability for uncertain tax positions follows (in thousands):

MOLYCORP, INC.
Notes to Consolidated Financial Statements (Continued)

(4) Summary of Significant Accounting Policies (Continued)

Year Ended December 31, 2011
Balance, beginning of year	$—
Tax position related to current year:
Additions	519
Tax positions related to prior years:
Additions	—
Settlements	—
Statute of limitations closures	—
Balance, end of year	$519
The Company operates and accordingly files income tax returns in the U.S. federal jurisdiction, and various state jurisdictions and foreign jurisdiction. With few exceptions, the Company is no longer subject to U.S. federal, state and non-U.S. income tax examinations by tax authorities for years prior to 2008.
The Company did not recognize accrued interest and penalties related to uncertain tax positions in income tax expense for the years ended December 31, 2011 and 2010, respectively.

(q)	Stockholders’ Equity
As of December 31, 2011 and 2010, the Company had 83,896,043 and 82,291,200 shares of common stock outstanding, respectively.
For the year ended December 31, 2010, the Company received contributions from its stockholders totaling $15.0 million in exchange for 5,767,670 shares of Class A common stock prior to the completion of its initial public offering (“IPO”) of common stock. At the time of the IPO, an aggregate of 50,892,260 shares of Class A common stock were automatically converted into an aggregate of 50,892,260 shares of common stock. The Company also received net proceeds of $378.6 million after underwriter discounts and commissions and offering expenses paid by Molycorp, Inc. in exchange for the issuance of 29,128,700 shares of common stock. An additional 2,232,740 common shares were issued upon conversion of shares of Class B common stock held by certain employees and independent directors pursuant to incentive awards effective November 1, 2009. Also, On November 4, 2010, the Compensation Committee of the Board approved the grant of 37,500 shares of restricted stock with a fair value of 36.51 per share, with a three-year vesting period, to certain executive officers and a director of the Company.
On February 16, 2011, Molycorp completed a public offering of its 5.50% Series A Mandatory Convertible Preferred Stock (“Convertible Preferred Stock”), $0.001 par value per share. In connection with this offering, the Company issued 1,800,000 shares of Convertible Preferred Stock for $100.00 per share. In addition, Molycorp granted the underwriters an option to purchase up to 270,000 additional shares of Convertible Preferred Stock to cover over-allotments. The underwriters exercised their option to purchase the additional shares of Convertible Preferred Stock on March 16, 2011. Each share of the Convertible Preferred Stock will automatically convert on March 1, 2014 into between 1.6667 and 2.0000 shares of Molycorp’s common stock, subject to anti-dilution adjustments. At any time prior to March 1, 2014, holders may elect to convert each share of the Convertible Preferred Stock into shares of common stock at the minimum conversion rate of 1.6667 shares of common stock per share of Convertible Preferred Stock, subject to anti-dilution adjustments. Dividends on the Convertible Preferred Stock are payable on a cumulative basis when, as and if declared by the Board or an authorized committee of such Board, at an annual rate of 5.50% on the liquidation preference of $100.00 per share. The Company may pay declared dividends in cash, common stock or any combination of cash and common stock, subject to certain limitations, on March 1, June 1, September 1 and December 1 of each year, starting on June 1, 2011 and to, and including, March 1, 2014. The Convertible Preferred Stock is not redeemable. Molycorp received net proceeds from the Convertible Preferred Stock offering totaling $199.6 million after underwriter discounts and commissions and offering expenses paid by Molycorp.
During 2011, the Company declared and paid aggregate cash dividends of $9.0 million on the Convertible Preferred Stock.
On April 1, 2011, Molycorp acquired 80% of the outstanding shares of Molycorp Sillamäe (representing a 90.023% controlling interest) from AS Silmet Grupp in exchange for 1,593,419 shares of Molycorp common stock, which had a fair value of approximately $72.7 million based on the closing price of the Company’s common stock on the acquisition date, net of

MOLYCORP, INC.
Notes to Consolidated Financial Statements (Continued)

(4) Summary of Significant Accounting Policies (Continued)

an estimated discount that a market participant would require, given that the issuance of the shares Molycorp transferred in consideration to AS Silmet Grupp was not registered under the Securities Act, and such shares were subject to certain lock up provisions, which limited AS Silmet Grupp’s ability to sell these shares. On October 24, 2011, the Company acquired the remaining 9.977% ownership interest in Molycorp Sillamäe for $10.0 million in cash, which resulted in an adjustment to Additional Paid-In Capital Equity of $0.4 million for the difference between the consideration paid and the carrying value of the noncontrolling interest on October 24, 2011.

(r)	Earnings (loss) per Share
Basic earnings per share is computed by dividing the Company’s net income attributed to common stockholders by the weighted average number of shares of common stock outstanding during the period. For the year ended December 31, 2011, the cumulative undeclared and paid dividends on the Convertible Preferred Stock were subtracted from the net income in the period for the purpose of computing the basic earnings per share.

(In thousands, except share and per share amounts)	Year Ended December 31, 2011
Net income attributable to Molycorp stockholders	$117,526
Cumulative undeclared and paid dividends on preferred stock	(9,962)
Net income attributable to common stockholders	107,564
Weighted average common shares outstanding—basic	83,454,221
Basic earnings per share	$1.29
Net income attributable to common stockholders	$107,564
Effect of dilutive Notes	413
Income attributable to common stockholders, adjusted for the effect of dilutive Notes	107,977
Weighted average common shares outstanding—dilutive	85,220,017
Dilutive earnings per share	$1.27
Diluted earnings per share reflect the dilutive impact of potential common stock and unvested restricted shares of common stock in the weighted average number of common shares outstanding during the period, if dilutive. For this purpose, the “treasury stock method” and “if-converted method,” as applicable, are used.
Under the treasury stock method, assumed proceeds upon the exercise of stock options are considered to be used to purchase common stock at the average market price of the shares during the period. Also under the treasury stock method, fixed awards and nonvested shares, such as restricted stock, are deemed options for purposes of computing diluted earnings per share. As of December 31, 2011 and December 31, 2010, all potential common stock under the treasury stock method were antidilutive in nature; consequently, the Company does not have any adjustments between earnings per share and diluted earnings per share related to stock options and restricted stock awards.
In applying the if-converted method, conversion is not assumed for purposes of computing diluted earnings per share if the effect would be antidilutive. Convertible preferred stock (such as the Convertible Preferred Stock) is antidilutive whenever the amount of the dividend declared in or accumulated for the current period including the deemed dividend in the period from a beneficial conversion feature per common share obtainable on conversion exceeds basic earnings per share. The Convertible Preferred Stock was antidilutive as of December 31, 2011. Also under the if-converted method, convertible debt (such as the Notes) is antidilutive whenever its interest including any deemed interest from a beneficial conversion feature and nondiscretionary adjustments, net of tax, per common share obtainable on conversion exceeds basic earnings per share. As of December 31, 2011, the Notes were dilutive under the if-converted method; therefore, the shares of common stock obtainable on the assumed conversion of the Notes, the interest expense and the amortization of discount on the Notes were included in the computation of diluted earnings per share.

(s)	Comprehensive Income (Loss)
In the second quarter of 2011, the Company early adopted the Accounting Standards Update (ASU) 2011-5 as issued by the Financial Accounting Standards Board in June 2011. As a result of this update, the Company elected to present

MOLYCORP, INC.
Notes to Consolidated Financial Statements (Continued)

(4) Summary of Significant Accounting Policies (Continued)

comprehensive income in two separate, but consecutive statements. No retroactive application of this update was necessary as the Company did not have any items entering into the determination of comprehensive income (loss) other than net income (loss) for all periods prior to the second quarter of 2011.
In addition to Net income (loss), Comprehensive income (loss) includes changes in equity for the year ended December 31, 2011 due to foreign currency translation adjustments. A loss of approximately $2.7 million from the translation of intercompany balances is included in the aggregate net foreign currency translation adjustment of $8.5 million for the period from April 1, 2011 to December 31, 2011.

(t)	Foreign Currency
The reporting currency of the Company is the U.S. dollar. The functional currency of Molycorp, Inc., Molycorp Minerals, LLC and Molycorp Tolleson is also the U.S. dollar, whereas the functional currency of Molycorp Sillamäe is the euro. Assets and liabilities of Molycorp Sillamäe are translated at the spot rate in effect at the applicable reporting date; the results of operations of Molycorp Sillamäe are translated at actual exchange rates for significant transactions or at the average exchange rates in effect during the applicable period. The resulting unrealized cumulative translation adjustment, net of applicable income taxes, is recorded as a component of accumulated other comprehensive income (loss) in the consolidated statement of stockholders’ equity. Cash flows from the operations of Molycorp Sillamäe are translated at actual exchange rates for significant transactions or at the average rate for the applicable period. The effect of exchange rates on cash balances held in foreign currencies are separately reported in the Company’s consolidated statement of cash flows.
Transactions denominated in currencies other than the applicable functional currency are recorded based on exchange rates at the time such transactions occur. Changes in exchange rates associated with amounts recorded in the Company’s consolidated balance sheet related to these non-functional currency transactions result in transaction gains and losses that are reflected in the Other income (expense) section of the consolidated statement of operations as unrealized (based on the applicable period end exchange rates) or realized upon settlement of the transactions.

(5)	Acquisitions
The following table summarizes the purchase prices and opening balance sheets for the acquisition the 90.023% controlling interest in Molycorp Sillamäe on April 1, 2011 and of Molycorp Tolleson on April 15, 2011 (in thousands):

Effective acquisition date for financial reporting purposes:	Molycorp Sillamäe April 1, 2011	Molycorp Tolleson April 15, 2011
Purchase consideration:
Cash consideration	$9,021	$17,500
Fair value of common stock	72,653	—
Total purchase consideration	$81,674	$17,500
The fair values of the assets and liabilities acquired:
Cash	$105	$6,395
Accounts receivable and other current assets	8,626	5,474
Inventory	37,404	11,327
Property and equipment, net	63,393	4,512
Intangible assets subject to amortization	2,669	—
Goodwill	1,455	1,977
Liabilities	(19,974)	(8,989)
Deferred tax liabilities	—	(3,196)
Long-term debt	(3,184)	—
Noncontrolling interest	(8,820)	—
Total purchase consideration	$81,674	$17,500
The purchase price allocations above are based on preliminary assumptions and valuations for each acquisition. These valuations are subject to change as the Company obtains additional information on the assets acquired and liabilities assumed during each acquisition measurement period (up to one year from the acquisition date).

MOLYCORP, INC.
Notes to Consolidated Financial Statements (Continued)

(5) Acquisitions (Continued)

The fair value of the accounts receivable acquired includes trade receivables of $5.0 million for Molycorp Sillamäe and $4.9 million for Molycorp Tolleson. These trade receivables have been collected as of December 31, 2011. Molycorp Sillamäe’s intangible assets subject to amortization relate primarily to customer relationships with a weighted average useful life of 15 years. Goodwill associated with the Molycorp Sillamäe acquisition arose primarily because of the acquired workforce. Goodwill associated with the Molycorp Tolleson acquisition arose primarily because of the requirement to record a deferred tax liability for the difference between the assigned values and the tax basis of assets acquired and liabilities assumed at amounts that do not reflect fair value. The goodwill is not amortized and is not deductible for tax purposes. The fair value of the noncontrolling interest in Molycorp Sillamäe as of April 1, 2011 was valued using a combination of the market approach and income approach.
The amounts of Molycorp Sillamäe’s and Molycorp Tolleson’s revenue, earnings and earnings per share included in the Company’s consolidated statements of operations since the acquisition date, net of intercompany transactions, and the revenue, earnings and earnings per share of the combined entity had the acquisition date been January 1, 2011, and January 1, 2010, are as follows:

(In thousands, except per share amounts)	Revenue	Net Income (loss)	Net Income (loss) Attributable To Molycorp	EPS Basic
Actual April 1, 2011 to December 31, 2011 (Molycorp Sillamäe)	$86,496	$13,571	$12,763	$0.15
Actual April 1, 2011 to December 31, 2011 (Molycorp Tolleson)	$56,772	$7,877	$7,877	$0.09
Unaudited pro forma January 1, 2011 to December 31, 2011 (combined entity)	$430,305	$105,397	$104,590	$1.13
Unaudited pro forma January 1, 2010 to December 31, 2010 (combined entity)	$85,549	$(30,920)	$(31,329)	$(0.50)
The unaudited pro forma amounts are not necessarily indicative of the operating results that would have occurred if these acquisitions had taken place on January 1, 2011 and January 1, 2010, respectively.
The actual 2011 revenue of Molycorp Sillamäe excludes $13.9 million of intercompany sales and $8.4 million of intercompany earnings. The actual 2011 earnings of Molycorp Tolleson exclude $5.6 million of intercompany costs. The unaudited pro forma 2011 earnings of the combined entity were adjusted to exclude $69.1 million of intercompany sales, $28.0 million of intercompany earnings, $2.1 million of non-recurring acquisition related costs the Company incurred to acquire Molycorp Sillamäe and Molycorp Tolleson, and to reverse $1.1 million of purchase price variance Molycorp Tolleson capitalized during the first quarter of 2011. The unaudited pro forma 2010 earnings of the combined entity were adjusted to reverse $2.9 million of purchase price variance Molycorp Tolleson capitalized in 2010. These pro forma adjustments are based on currently available information and certain assumptions that management believes are reasonable.
Molycorp Sillamäe
On April 1, 2011, Molycorp acquired 80% of the outstanding shares of Molycorp Sillamäe from AS Silmet Grupp in exchange for 1,593,419 shares of Molycorp common stock contractually valued at $80 million based on the average closing price of the Company’s common stock as reported by The New York Stock Exchange for the 20 consecutive trading days immediately preceding April 1, 2011, the acquisition date.
Generally, the acquisition-date fair value of shares of common stock transferred by the acquirer is the closing price of that stock on the same date adjusted by a discount that a market participant would require as a result of any restrictions on the sale or transferability of the stock. The fair value of common stock of $72.7 million disclosed in the table above is based on the closing price of the Company’s common stock on the acquisition date, net of an estimated discount of 23% that a market participant would require given that issuance of the shares of common stock Molycorp transferred in consideration to AS Silmet Grupp was not registered under the Securities Act and such shares were subject to certain lock up provisions, which limited AS Silmet Grupp’s ability to sell these shares. AS Silmet Grupp retained a 9.977% ownership interest in Molycorp Sillamäe on the acquisition date; Molycorp acquired the other 10.023% from Treibacher Industrie AG for $9.0 million in cash.
On October 24, 2011, the Company acquired the remaining 9.977% ownership interest in Molycorp Sillamäe for $10.0 million in cash, which resulted in an adjustment to Additional Paid-In Capital of $0.4 million for the difference between the

MOLYCORP, INC.
Notes to Consolidated Financial Statements (Continued)

(5) Acquisitions (Continued)

consideration paid and the carrying value of the noncontrolling interest as of October 24, 2011. The following schedule shows the effect of this transaction with the noncontrolling interest on the equity attributable to the Company (in thousands):

Net income attributable to Molycorp, Inc.	$117,526
Decrease in equity for purchase of Molycorp Sillamäe’s minority shares	(10,000)
Change from net income attributable to Molycorp, Inc. and transfer to the noncontrolling interest	$107,526
The Molycorp Sillamäe acquisition provides Molycorp with a European base of operations and significantly increases the Company’s yearly REO production capacity by approximately 3,000 mt. Molycorp Sillamäe sources a portion of rare earth feed stocks for production of its products primarily from the Molycorp Mountain Pass facility. The main focus of this newly acquired business is on the production of rare earth oxides and metals, including didymium metal, a critical component in the manufacture of neodymium-iron-boron permanent rare earth magnets. Molycorp Sillamäe’s manufacturing operation is located in Sillamäe, Estonia. In connection with the acquisition of Molycorp Sillamäe, the Company incurred $1.5 million of acquisition-related costs, which are included in selling, general and administrative expenses for the year ended December 31, 2011.
Molycorp Tolleson
On April 15, 2011, Molycorp completed the acquisition from Santoku Corporation (“Santoku”) of all the issued and outstanding shares of capital stock of Santoku America, Inc., which is now known as Molycorp Tolleson, an Arizona based corporation, in an all-cash transaction for $17.5 million. The acquisition provides Molycorp with access to certain intellectual properties relative to the development, processing and manufacturing of neodymium and samarium magnet alloy products. As part of the stock purchase agreement, Santoku will provide consulting services to Molycorp for the purpose of maintaining and enhancing the quality of Molycorp Tolleson’s products. On the same date, Molycorp and Santoku entered into five-year marketing and distribution agreements for the sale and distribution of neodymium and samarium magnet alloy products produced by each party. Additionally, the parties entered into a rare earth products purchase and supply agreement through which Molycorp Tolleson will supply Santoku with certain rare earth alloys for a two-year period at prices equal to the feedstock cost plus the applicable product premium as such terms are defined in the agreement. In connection with the acquisition, the Company incurred $0.6 million of acquisition related costs, which are included in selling, general and administrative expenses for the year ended December 31, 2011.
(6) Employee Benefit Plans
The Company maintains a defined contribution plan for all employees working at two of our domestic locations: Molycorp Mountain Pass, California and Greenwood Village, Colorado. On September 1, 2011, the Company amended the eligibility requirement from a completed 90 days of services with the Company to eligibility commencing on the first of the month following hire date. The Company currently makes a non-elective contribution equal to 4% of compensation for each employee who performed at least 1000 hours of service and is employed on the last day of the year. In addition, the Company currently matches 100% of the first 3% contributed and 50% of the next 2% contributed by each eligible employee as well as an additional contribution of up to 4% which can be made at the Company’s discretion. Employees vest in Company contributions after three years of service. Expenses related to this plan totaled $1.6 million, $1.2 million and $1.0 million for the years ended December 31, 2011, 2010 and 2009, respectively. Additionally, accrued expenses at December 31, 2011 and 2010 included $1.1 million and $1.2 million related to this plan, respectively.
On April, 1 2009, the Company established the Management Incentive Plan (“MIP”), which is a nonqualified deferred compensation plan for the purpose of providing deferred compensation benefits for certain members of management. Under the MIP, participants can defer their base salary and other compensation that is supplemental to his or her base salary and is dependent upon achievement of individual or Company performance goals. It is intended that the MIP constitute an unfunded plan for purposes of the Employee Retirement Income Securities Act of 1974, as amended. The amount of compensation or awards deferred is deemed to be invested in a hypothetical investment as of the date of deferral. During the year ended December 31, 2011 and 2010, the Company funded discretionary contributions to the MIP totaling $271,000 and $47,000, respectively. In addition, total accrued amount including employee deferrals, discretionary contributions and related earnings was approximately $528,000 and $171,000 as of December 31, 2011 and 2010, respectively.

MOLYCORP, INC.
Notes to Consolidated Financial Statements (Continued)

(6) Employee Benefit Plans (Continued)

On November 4, 2010, the Compensation Committee established an annual incentive (“bonus plan”) for all employees that is discretionary in nature. The bonus plan is performance based and includes both qualitative and quantitative criteria. For the year ended December 31, 2011 and 2010, the Company accrued $4.8 million $0.6 million, respectively.
Effective January 1, 2012, eligible employees at Molycorp Tolleson have transitioned to the Company’s defined contribution plan.

(7)	Commitments and Contingencies

(a)	Future Operating Lease Commitments
The Company has certain operating leases for office space, trailers and certain equipment. Remaining annual minimum payments under these leases at December 31, 2011 were $1.0 million in 2012, $0.6 million in 2013, $0.5 million in 2014, $0.5 million in 2015, $0.4 million in 2016 and zero thereafter, totaling $3.0 million.
Rent expense for office space, trailers and certain equipment in 2011, 2010 and 2009 was $0.7 million, $0.5 million and $0.2 million, respectively.
On September 30, 2010, the Company entered into a natural gas transportation lease agreement with Kern River Gas Transmission Company (“Kern River”) under which Molycorp agreed, subject to certain conditions, to make payments totaling $5.2 million per year ($0.43 million per month) for 10 years beginning April 2012 to Kern River in exchange for the designing, permitting, constructing, operating, and maintaining of facilities necessary to provide natural gas to the power generation facility to be constructed at the Molycorp Mountain Pass facility. Beginning on the date of commencement of the natural gas transportation service and continuing through the agreement termination, the Company will be entitled to receive a Transportation Maximum Daily Quantity of 24,270 Decatherm per day.

(b)	Plant Modernization and Expansion Commitments
In connection with the Molycorp Mountain Pass facility modernization and expansion and future operations, the Company entered into contractual commitments for the purchase of materials and services from various vendors. Future payments for these commitments are estimated at $269.9 million due in 1 year and $15.0 million due in 2-3 years. Some of the agreements the Company entered into with these vendors contain cancellation clauses stating the amount and timing of termination charges to the Company. In total, these charges range from a minimum of $9.7 million to a maximum of $12.5 million depending on the timing of cancellation.

(c)	Potential Environmental Obligations
As part of its ongoing remediation efforts at the Molycorp Mountain Pass facility, the Company identified liner defects in three of the onsite evaporation ponds in 2011. This led to minor groundwater contamination issues that are limited to a small area directly underneath the evaporation ponds. In order to remediate this issue, the Company will replace the primary lining system and might have to install a groundwater recovery system. The Company estimated the cost of these items to range between $2.4 million and $4.6 million, which will be treated as capital expenditures. The Company is in the process of finalizing the remediation plans with the Regional Water Quality board.

(d)	Labor Contract
Certain Molycorp Mountain Pass facility employees are covered by a collective bargaining agreement with the United Steelworkers of America that expires on March 15, 2015. At December 31, 2011, 122 employees, or approximately 60% of the Company’s workforce at Molycorp Mountain Pass, California, were covered by this collective bargaining agreement.
As of December 31, 2011, 186 employees or approximately 33% of the workforce at the Molycorp Sillamäe facility were unionized employees. The contract with the labor union in Estonia is renewed annually by the end of February.

(e)	Reclamation Surety Bonds
At December 31, 2011 and 2010, Molycorp had placed $27.6 million of surety bonds with California state and regional agencies to secure its Molycorp Mountain Pass facility closure and reclamation obligations.

MOLYCORP, INC.
Notes to Consolidated Financial Statements (Continued)

(7) Commitments and Contingencies (Continued)

(f)	Licenses and Permits
The Company is subject to numerous and detailed federal, state and local environmental laws, regulations and permits including health and safety, environmental, and air quality. The Company is subject to strict conditions, requirements and obligations relating to various environmental and health and safety matters in connection with the current permits, and the Company may be subject to additional conditions, requirements and obligations associated with its permits and future operations. Certain conditions could be imposed in order to maintain the required permits including requirements to conduct additional environmental studies and collect and present data to government authorities pertaining to the potential impact of current and future operations upon the environment. Accordingly, the required permits may not be maintained or renewed in a timely fashion if at all, or may be renewed upon conditions that restrict the Company’s ability to conduct its operations economically. Any failure, significant delay or significant change in conditions that is required to maintain or renew permits, could have a material adverse effect on the Company’s business, results of operations and financial condition.

(8)	Stock-Based Compensation
Molycorp has stock-based compensation plans for executives, eligible employees and non-employee directors. Stock-based awards issued under these plans include stock options to purchase shares of the Company’s common stock, restricted stock awards (“RSAs”) and restricted stock units (“RSUs”). There are no performance conditions associated with any of the stock-based awards. The expense associated with all awards is measured based on the grant date fair value of each award, and is recognized straight-line over the vesting period associated with each grant, but only for awards that are expected to vest. The total annual compensation cost recognized for all stock-based awards was $4.7 million in 2011, $30.1 million in 2010 and $0.2 million in 2009; the total related income tax benefit recognized was $0.8 million in 2011 and zero in 2010 and 2009. The Company capitalized into inventory $0.1 million of the aggregate stock-based compensation associated with all equity awards in 2011, and zero in 2010 and 2009. The remaining number of shares authorized for awards of equity share options or other equity instruments was 3,930,686 at December 31, 2011. The following sections provide detail information on the stock-based awards Molycorp issued during the three-year period ended December 31, 2011.
Stock Options
Stock options vest in equal installments annually over a three-year period and have a ten-year contractual term from the grant date. The fair value of each stock option award is estimated at the grant date using the Black-Scholes option pricing model and the Company’s common stock price on the date of grant. The significant assumptions used to estimate the fair value of stock option awards using the Black-Scholes model are as follows:

	Year ended December 31,
	2011	2010	2009
Risk-free interest rate	2.21%	n/a	0.6%
Expected term	6.0 years	n/a	0.8 years	*
Volatility	60.1%	n/a	145.5%
Expected dividend yield	none	n/a	none

* The Company issued an option to its Chief Executive Officer on April 10, 2009 for the purchase of 147,474 shares of the Company common stock (giving effect to the Corporate Reorganization and the conversion of Class A common stock into common stock in connection with the IPO). The option vested on the date of grant and had an expected term of 10 months.
The risk-free interest rate used is the yield of a zero-coupon U.S. Treasury bond with a term equal to the expected term of the option.
The expected term of options granted is usually derived from historical option exercise experience and expected post-vesting termination behavior. However, given that Molycorp does not have sufficient historical exercise and post-vesting data, management adopted the simplified method by reference to Staff Accounting Bulletin (“SAB”) Topic 14, Share-Based Payment, whereby the expected term of options granted can be calculated by using an average of the midpoint between when options become exercisable and when they expire.
Expected volatility is generally based on a combination of 1) the historical volatility of an entity’s stock at the grant date for a period equal to the average expected term of the entity’s options, and 2) the volatility implied by the observed current market prices of an entity’s traded options or other convertible securities, if available. Given that Molycorp has been a publicly

MOLYCORP, INC.
Notes to Consolidated Financial Statements (Continued)

(8) Stock-Based Compensation (Continued)

traded company only since July 29, 2010, management computed volatility assumptions based on a peer group analysis by reference to SAB Topic 14.
The following table summarizes the activity and other information related to stock option awards during each of the three years ended December 31:

	2011		2010		2009
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	*Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of year	—	$—	126,405	$2.37	—	$—
Granted	52,819	$48.87	—	$—	147,474	$2.37
Exercised	—	$—	(126,405)	$2.37	(21,069)	$2.37
Forfeited and expired	—	$—	—	$—	—	$—
Outstanding at end of year	52,819	$48.87	—	$—	126,405	$2.37
Options exercisable at year-end	—	$—	—	$—	126,405	$2.37
Weighted-average fair value of options granted	$27.78		$—		$63.41
Cash received from exercise of options (in millions)	$—		$0.3		$0.1
Total intrinsic value of options exercised (in millions)	$—		$14.3		$2.4
At December 31, 2011, there was $1.2 million of unrecognized compensation cost related to stock options, which is expected to be recognized over a weighted-average period of approximately 2.03 years.

RSAs and RSUs
RSAs and RSUs cliff vest over a period of three years from the grant date. The fair value of RSAs and RSUs is determined using the Company’s stock price on the date of grant and is recognized straight-line over the three-year vesting period for the awards that are expected to vest. The following tables summarize the activity related to RSAs and RSUs in 2011:

RSAs	Number of Shares	Weighted Average Grant-Date Fair Value
Unvested at January 1, 2011	37,500	$36.51
Granted	11,717	$52.12
Forfeited	(293)	$48.87
Vested	—	$—
Unvested at December 31, 2011	48,924	$40.20

RSUs	Number of Shares	Weighted Average Grant-Date Fair Value
Unvested at January 1, 2011	—	$—
Granted	80,256	$56.43
Forfeited	—	$—
Vested*	(1,712)	$50.69
Unvested at December 31, 2011	78,544	$56.55

* Represents deferral and conversion of all or a portion of fees payable to certain non-employee directors of the Company into RSUs, based on the Company’s common stock price when the fees are due. These RSUs vested immediately because they relate to services already rendered by the non-employee directors.

MOLYCORP, INC.
Notes to Consolidated Financial Statements (Continued)

(8) Stock-Based Compensation (Continued)

The total fair value of the RSAs and RSUs granted in 2011 and 2010 was $5.1 million and $1.4 million, respectively. None of these awards were issued prior to November 2010. At December 31, 2011, there was $4.8 million of aggregate unrecognized compensation cost related to the unvested shares of RSAs and RSUs. This cost is expected to be recognized over a weighted-average period of approximately 2.13 years.
Other Stock-Based Awards
Effective November 1, 2009, Molycorp LLC issued 5,880,000 incentive shares to certain employees and independent directors of the Company. At the time of issuance, due to Molycorp Minerals, LLC’s option to repurchase vested shares of terminated participants at a price other than fair value, these incentive shares were classified as liabilities and were valued at zero using the intrinsic value method.
On April 15, 2010, all holders of incentive shares contributed their incentive shares to Molycorp, Inc. in exchange for 3,012,420 shares of Class B common stock of Molycorp, Inc., 1,004,140 shares of which vested immediately with an additional 1,004,140 shares scheduled to vest on September 30, 2010 and the remaining 1,004,140 shares on September 30, 2011. The shares of Class B common stock were non-transferable and the Company had the right to repurchase vested shares upon the termination of employment for any reason.
The shares of Class B common stock automatically converted into shares of common stock, based on a conversion factor, immediately prior to completion of the IPO. On August 3, 2010, Molycorp completed an IPO of common stock at an offering price of $14.00 per share. At that time, the shares of Class B common stock were converted into 2,232,740 shares of common stock, 744,247 of which remained vested and the other 1,488,493 vested over a period of six months following the IPO.
Stock-based compensation associated with these shares was $2.6 million and $28.7 million for the years ended December 31, 2011 and 2010, respectively.

(9)	Concentrations

(a)	Limited Number of Products
The Company’s operations at the Molycorp Mountain Pass facility in 2011 were limited to the production and sale of REOs from stockpiled concentrates, and purchasing and reselling REOs from other producers as well as tolling didymium metal at a third party processing facility. The Company does not have and will not have the capability to significantly alter its product mix from its Molycorp Mountain Pass facility prior to completing Project Phoenix Phase 1 in 2012. Percentages of Molycorp Mountain Pass’ revenue, net of intercompany sales, by product that accounted for more than ten percent of consolidated sales in 2011, 2010 and 2009, were approximately as follows:

	2011	2010	2009
Lanthanum products	23%	39%	92%
Cerium products	11%	29%	2%
Didymium products	26%	26%	n/a
The majority of sales from the Molycorp Sillamäe facility for the period from April 1, 2011 to December 31, 2011 consisted of lanthanum, cerium, neodymium and praseodymium rare earth products, and two rare metal products, tantalum and niobium.
The Molycorp Tolleson facility sold primarily neodymium-iron-boron, or NdFeB, alloys and samarium-cobalt, or SmCo, alloys from April 15, 2011 to December 31, 2011. Molycorp Tolleson’s sales of NdFeB alloys for the period from April 15, 2011 (the acquisition date) to December 31, 2011, were approximately 11% of consolidated sales.

(b)	Limited Number of Customers
There is a limited market for the products currently produced and purchased, and the Company depends on a limited number of customers for a significant portion of its consolidated annual sales.

MOLYCORP, INC.
Notes to Consolidated Financial Statements (Continued)

(9) Concentrations (Continued)

Molycorp Mountain Pass
Molycorp Mountain Pass’ sales to Hitachi Metals. Ltd. in 2011 were $92.2 million and accounted for approximately 23% of consolidated sales. Molycorp Mountain Pass’ sales to four of its customers, net of intercompany sales, represented in total approximately 77% of Molycorp Mountain Pass’s sales in 2011.
Molycorp Mountain Pass’ sales to four of its largest customers in 2010, were approximately as follows, in thousands:

Year Ended December 31, 2010
Mitsubishi Unimetals USA	$8,479
W.R. Grace & Co.—Conn.	$7,438
Chuden Rare Earth Co. Ltd.	$5,389
Shin-Etsu Chemical Co.	$4,020
Molycorp Sillamäe
Sales to three of Molycorp Sillamäe’s customers from the acquisition date to December 31, 2011, represented in aggregate approximately 45% of Molycorp Sillamäe’s sales for that period.
Molycorp Tolleson
Molycorp Tolleson’s sales to Santoku Corporation for the period from April 15, 2011 to December 31, 2011, were $48.8 million, or approximately 12% of the Company’s consolidated sales and approximately 86% of Molycorp Tolleson’s sales for that period.

(c)	Geographic Locations
Currently, the Company’s only mining facility is the Molycorp Mountain Pass, California facility, and the Company’s viability is based on the successful modernization and expansion of its Molycorp Mountain Pass operations. The deterioration or destruction of any part of the Molycorp Mountain Pass facility, or legal restrictions related to current or anticipated operations at the Molycorp Mountain Pass facility, may significantly hinder the Company’s ability to reach or maintain full planned production rates within the expected time frame, if at all.
Through the acquisition of Molycorp Sillamäe, the Company added a rare earth oxides and metals processing facility in Sillamäe, Estonia. In addition, the Company acquired Molycorp Tolleson, based in Arizona, which processes and manufactures neodymium and samarium alloy products.
On August 22, 2011, Molycorp opened an office in Tokyo, Japan to provide customer support as well as consulting and technical services to its customers in Japan. Total capital invested for the opening of the office in Tokyo was $0.7 million as of December 31, 2011.

(10)	Related-Party Transactions
In February 2009, certain of the Company’s stockholders incurred certain costs in providing letters of credit and/or cash collateral to secure the surety bonds issued for the benefit of certain regulatory agencies related to the Company’s Molycorp Mountain Pass facility closure and reclamation obligations. The total amount of collateral provided by stockholders was $18.2 million. Under the terms of the agreement with its stockholders, the Company agreed to pay each such stockholder a 5% annual return on the amount of collateral provided, and the stockholders were entitled to receive quarterly payments, delay payments, or receive payments-in-kind.
In September 2010, the Company issued its own collateral in the amount of $18.2 million in replacement of the letters of credit and cash collateral provided by the stockholders, which has been subsequently collected by the Company. The Company paid fees due to stockholders in the amount of $0.8 million in September 2010.
In June 2010, the Company entered into an inventory financing arrangement with Traxys North America LLC (“Traxys”), the parent of one of its stockholders, TNA Moly Group, LLC, under which it borrowed approximately $5.0 million, secured by certain product inventories. Borrowings under this arrangement required an initial interest rate of 6% based on three month

LIBOR plus a margin, which is subject to adjustment every three months. The interest rate was reset to 5.75% effective September 1, 2011. At December 31, 2011 and 2010, interest payable associated with the arrangement totaled $32,000 and $9,000, respectively. Principal under this arrangement is payable from revenue generated from sales of the product inventories. During the third quarter of 2010, both parties agreed that 50% of all didymium oxide sales will be subject to this arrangement. The Company made principal payments of $3.1 million and $1.0 million for the years ended December 31, 2011 and 2010, respectively. The outstanding amounts payable to Traxys under this arrangement were $0.9 million and $3.1 million reported on the Consolidated Balance Sheet as of December 31, 2011 and 2010, respectively, under Short-term borrowing—related party, and $2.8 million and $1.3 million in Trade accounts payable related to the sales made, but not remitted to Traxys and affiliates as of December 31, 2011 and 2010, respectively.
The Company and Traxys and affiliates jointly market and sell certain lanthanum oxide, cerium oxide, misch metal and erbium oxide products. Per the terms of this arrangement, the Company and Traxys split gross margin equally once all costs associated with the sale are recovered by both parties. The Company has recorded a related party receivable from Traxys and affiliates of $190,000 and $116,000 as of December 31, 2011 and 2010, respectively. The Company also recorded an expense of $336,000 and $120,000 for the years ended December 31, 2011 and 2010, respectively, and had an outstanding related payable to Traxys and affiliates in the amount of $169,000 and $120,000 as of December 31, 2011 and 2010, respectively. Revenues and expenses related to these settlements are presented on a net basis in Other Income on the Statement of Operations. In addition, during 2011 the Company made purchases of lanthanum oxide from Traxys and affiliates in the amount of $6.2 million, and small purchases of yttrium and bastnasite material for a total of approximately $0.7 million. For the year ended December 31, 2010, the Company made purchases of lanthanum oxide and cerium oxide from Traxys and affiliates in the amount of $2.5 million.
As of December 31, 2011, Molycorp Sillamäe had a balance receivable from Traxys and affiliates of $2.1 million related to sales of tantalum metal of $3.2 million for the period from April 1, 2011 to December 31, 2011.
(11) Segment Information

In the third quarter of 2012, management reorganized the Company's operations into four new reportable segments to better reflect its primary activities as a global rare earth and magnetics enterprise: Resources; Chemicals and Oxides; Magnetic Materials and Alloys; and Rare Metals. The new composition of the Company's reportable segments is based on a combination of product lines and technologies aligned with its mine-to-magnet strategy.

The Resources segment includes the Company's operations at its Molycorp Mountain Pass facility where it conducts rare earth minerals extraction to produce: rare earth concentrates; REO, including lanthanum, cerium, didymium, neodymium, praseodymium and yttrium; heavy rare earth elements, such as samarium, europium, gadolinium, terbium, dysprosium, and others; didymium rare earth metal; and SorbXTM (formerly XSORBX), a line of proprietary rare earth-based water treatment products. The Chemicals and Oxides segment includes production of REO at the Company's operations in Sillamäe, Estonia.
The Magnetic Materials and Alloys segment includes manufacturing of neodymium and samarium magnet alloys, other specialty alloy products and rare earth metals at the Company's facility in Tolleson, Arizona. The Rare Metals segment includes tantalum and niobium production from the Company's operations in Sillamäe, Estonia.

The asset retirement obligation is recognized only within the Resources segment, and certain government grants are applicable only to the Estonian operations within the Chemicals and Oxides and Rare Metals segment. In addition, the annual profit earned from the Estonian operations are not taxed. In accordance with the Estonian Income Tax Act, only distribution of annual profit is subject to income tax in Estonia. Intersegment sales and transfers are based on similar arms-length transactions with third parties at the time of the sale.
As a result of the changes in the composition of the Company's reportable segments, the 2011 operating segments presentation has been revised for comparative purposes. Some of the information under Chemicals and Oxides and Rare Metals for the year ended December 31, 2011 is actually for the period from April 1, 2011 (the beginning of the reporting period of Molycorp Silmet) through December 31, 2011. Some of the information under Magnetic Materials and Alloys for the year ended December 31, 2011 is actually for the period from April 15, 2011 (the beginning of the reporting period of MMA) through December 31, 2011. Prior to 2011 the Company had only one operating segment.

Year ended December 31, 2011 (In thousands)	Resources	Chemicals and Oxides	Magnetic Materials and Alloys	Rare Metals	Eliminations(a)	Corporate and other(b)	Total Molycorp, Inc.
Sales:
External	$253,563	$40,216	$56,772	$46,280	$—		$396,831
Intersegment	55,155	13,902	—	—	(69,057)		—
Total sales	$308,718	$54,118	$56,772	$46,280	$(69,057)		396,831

Depreciation, amortization and accretion (d)	$(10,010)	$(1,958)	$(236)	$(2,449)	$—	$(31)	$(14,684)

Operating (loss) income	$218,549	$8,700	$2,331	$2,131	$(27,443)	$(51,402)	$152,866

(Loss) income before income taxes	$218,391	$5,785	$2,336	$(634)	$(27,443)	$(51,525)	$146,910

Total assets at December 31, 2011	$824,712	$46,368	$30,061	$71,634	$(143,729)	$426,079	$1,255,125

Capital expenditures (c)	$401,047	$8,170	$—	$—	$—	$—	$409,217

(a)
The net elimination in operating results includes elimination of intercompany gross profits as well as elimination of lower of cost or market adjustments related to intercompany inventory. The total assets elimination is comprised of intercompany investments and intercompany accounts receivable and profits in inventory.

(b)
Corporate loss before income taxes includes business development costs, personnel and related costs, including stock-based compensation expense, accounting and legal fees, occupancy expense, information technology costs and interest expense. Other consists of nominal expenses incurred by the sales office in Tokyo, Japan. Total corporate assets is comprised primarily of cash and cash equivalents.

(c)	On an accrual basis excluding capitalized interest

(d)	Includes depreciation in cost of goods sold

MOLYCORP, INC.
Notes to Consolidated Financial Statements (Continued)

(12)	Derivative Instruments
During the third quarter of 2011, the Company, through its subsidiary Molycorp Minerals, LLC, entered into derivative contracts to manage its foreign currency exposure with respect to euro denominated purchases of certain equipment. The Company did not apply hedge accounting to the foreign currency forward contracts; therefore, the change in the fair value of these derivative instruments, which resulted in an unrealized loss of $0.3 million for the year ended December 31, 2011, was recorded in Other (expense) income in the consolidated statements of operations. These derivative contracts have maturities of less than one year and the total fair value of $0.3 million as of December 31, 2011 was recorded in Accrued expenses in the consolidated balance sheet. The following table provides the outstanding foreign currency forward contracts at December 31, 2011, in millions:

Entity	Currency purchased forward	Currency sold forward	Maturity dates
Molycorp Minerals, LLC	€0.5	USD 0.6	January 2012
Molycorp Minerals, LLC	€1.4	USD 1.9	February 2012
Molycorp Minerals, LLC	€0.5	USD 0.6	March 2012
These derivative instruments are reported using the fair value method. GAAP provides for a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. Level 1 inputs are quoted market prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted market prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.
The fair value measurement of these foreign currency forward contracts is determined using internally developed discounted cash flow models. The inputs to these models consist of, or are derived from, observable Level 2 data for substantially the full term of these derivative instruments. The internally determined fair value is then compared to the fair value assessment from the counterparty to these contracts; large or unexpected differences between the Company’s internal valuation and the fair value assessment from the counterparty are investigated.
The Company expects that the values realized on these foreign currency forward contracts will be based on market conditions at the time of settlement, which will occur at the maturity of these instruments.

(13)	Net Change in Operating Assets and Liabilities
Net cash provided by (used in) operating activities related to changes in operating assets and liabilities, net of the effects of acquisitions and dispositions, consist of the following:

	Year Ended December 31,
(In thousands)	2011	2010	2009
Decrease (increase) in operating assets:
Accounts receivable	$(52,805)	$(15,200)	$125
Inventory	(54,343)	(6,872)	(13,557)
Prepaid expenses and other assets	(6,363)	251	360
Increase (decrease) in operating liabilities:
Accounts payable	16,233	3,797	(254)
Prepaid income taxes	(17,832)	—	—
Asset retirement obligation	(1,030)	(632)	(387)
Accrued expenses	6,151	(1,481)	5,749
	$(109,989)	$(20,137)	$(7,964)

MOLYCORP, INC.
Notes to Consolidated Financial Statements (Continued)

(14) Supplemental Cash Flow Information

	Year Ended December 31,
(In thousands)	2011	2010	2009
Net cash paid for:
Income taxes	$43,505	$—	$—
Interest	$4,192	$—	$—
Non-cash financing activities and investing activities:
Conversion of short-term borrowings from member plus accrued interest, into common shares	$—	$—	$6,831
Change in accrued capital expenditures	$112,606	$5,510	$(150)

(15)	Unaudited Supplementary Data
The following is a summary of the selected quarterly financial information (unaudited):

	2011
	Three Months Ended
	March 31	June 30	September 30(2)	December 31
	(In thousands, except share and per share data)
Sales	$26,261	$99,615	$138,050	$132,905
Cost of goods sold	(16,677)	(42,923)	(55,657)	(62,633)
Selling, general and administrative expense (Includes stock-based compensation of $2,899 in March, $412 in June, $611 in September and $586 in December)	(11,238)	(14,229)	(14,901)	(24,019)
Depreciation and amortization expense	(83)	(283)	(305)	(62)
Accretion expense	(234)	(240)	(240)	(241)
Operating income (loss)	(1,971)	41,940	66,947	45,950
Other income (expense):
Other income (expense)	(168)	133	(117)	(1)
Foreign currency transaction losses, net	—	—	(2,000)	(3,415)
Interest income (expense), net	140	70	(671)	73
Income (loss) before income taxes	(1,999)	42,143	64,159	42,607
Income tax (expense) benefit	(199)	6,612	(19,056)	(15,933)
Net income (loss)	(2,198)	48,755	45,103	26,674
Net loss (income) attributable to noncontrolling interest	—	(968)	255	(95)
Net income (loss) attributable to Molycorp stockholders	$(2,198)	$47,787	$45,358	$26,579
Weighted average shares outstanding (Common shares)(1)
Basic	82,253,700	83,847,119	83,847,119	83,847,119
Diluted	82,253,700	84,413,499	87,069,256	87,069,711
Income (loss) per share of common stock:
Basic	$(0.04)	$0.52	$0.50	$0.27
Diluted	$(0.04)	$0.52	$0.48	$0.26

MOLYCORP, INC.
Notes to Consolidated Financial Statements (Continued)

(15) Unaudited Supplementary Data (Continued)

	2010
	Three Months Ended
	March 31	June 30	September 30	December 31
	(In thousands, except share and per share data)
Sales	$3,018	$1,904	$8,533	$21,702
Cost of goods sold	(5,950)	(5,576)	(7,742)	(18,323)
Selling, general and administrative expense (Includes stock-based compensation of $0 in March, $15,133 in June, $6,527 in September and $7,079 in December)	(4,480)	(19,387)	(10,644)	(13,002)
Depreciation and amortization expense	(95)	(61)	(83)	(80)
Accretion expense	(263)	(216)	(216)	(217)
Operating loss	(7,770)	(23,336)	(10,152)	(9,920)
Other income (expense):
Other income	21	45	14	75
Interest income (expense), net of capitalized amount	—	—	(7)	256
Net loss	$(7,749)	$(23,291)	$(10,145)	$(9,589)
Weighted average shares outstanding (Common shares)(1)
Basic	48,155,533	49,666,732	69,550,649	81,509,452
Diluted	48,155,533	49,666,732	69,550,649	81,509,452
Loss per share of common stock:
Basic	$(0.16)	$(0.47)	$(0.15)	$(0.12)
Diluted	$(0.16)	$(0.47)	$(0.15)	$(0.12)

(1)
Weighted average shares outstanding include the retroactive treatment of exchange ratios for conversion of Class A common stock and Class B common stock to common stock in conjunction with the initial public offering.

(2)
During the fourth quarter of 2011, we identified an error in the elimination of intercompany sales in the third quarter of 2011. We have concluded that this error is not material to our previously issued consolidated financial statements for the third quarter of 2011, or to our consolidated financial statements for the 9 months ended September 30, 2011 or the fourth quarter of 2011. We revised our previously reported results for the third quarter of 2011 to correct this error in the appropriate quarterly period. This revision resulted in an increase to cost of sales of $5.1 million, a decrease in operating income of $5.1 million and a decrease in net income of $3.3 million, net of income tax benefit in the third quarter of 2011 of $1.8 million for the three months ended September 30, 2011. For the nine months ended September 30, 2011, this revision resulted in an increase to cost of sales of $5.1 million, a decrease in operating income of $5.1 million and a decrease in net income of $3.3 million, net of income tax benefit of $1.8 million We will appropriately revise the results in the quarterly filing on Form 10-Q for the three and nine months ended September 30, 2011, when next presented in the third quarter of 2012.

We revised our previously reported third quarter of 2011 basic and diluted earnings per share in the fourth quarter of 2011 to reflect the adjustments described in the note above, in the appropriate quarterly period. These adjustments resulted in a net decrease to basic and diluted earnings per share in the amounts of $0.04 for the three months ended September 30, 2011. For the nine months ended September 30, 2011, these adjustments resulted in a net decrease to basic and diluted earnings per share in the amounts of $0.04 and $0.03, respectively. We will appropriately revise the third quarter of 2011 earnings per share in our quarterly filing on Form 10-Q for the three and nine months ended September 30, 2011, when next presented in the third quarter of 2012.

(16)	Subsequent Events - Unaudited
Intermetallics Japan Joint Venture
On November 28, 2011, Molycorp, Daido Steel Co., Ltd (“Daido”) and Mitsubishi Corporation (“Mitsubishi”) entered into a preliminary shareholders agreement for the purpose of establishing a new private company, Intermetallics Japan ("IMJ") to manufacture sintered NdFeB permanent rare earth magnets. The capital contribution ratio of the newly formed company is 30.0% by Molycorp, 35.5% by Daido, and 34.5% by Mitsubishi. According to the final shareholders agreement, which was signed in January 2012, Molycorp will contribute, upon achievement of certain milestones and subject to Molycorp’s Board of

MOLYCORP, INC.
Notes to Consolidated Financial Statements (Continued)

(16) Subsequent Events - Unaudited (Continued)

Directors’ approval, Japanese Yen (JPY) 2.5 billion in cash (or approximately $32.7 million based on the JPY/ U.S. dollar exchange rate as of January 31, 2012), in exchange of ordinary shares of IMJ over a period of twelve months starting in January 2012.
The actual remittance amounts will vary depending on the future exchange rate between the U.S. dollar and the Japanese Yen, and the achievement of certain milestones by the joint venture. The Company will account for its investment in IMJ under the equity method because it has the ability to exercise significant influence over the operating and financial policies of IMJ, as evidenced by Molycorp’s ownership share and its proportional voting rights and representation on the Board of Directors of IMJ. To date the Company has contributed $27.7 million (representing JPY 2.2 billion) to IMJ.
Preferred dividend
In February, May, August and November 2012, the Company declared a cash dividend of $1.375 per share on the Convertible Preferred Stock. The Company paid $8.5 million through the third quarter of 2012, and will pay $2.8 million on December 1, 2012 to holders of record at the close of business on November 15, 2012.
Investment from Molymet
In January 2012, the Company entered into an agreement with Molibdenos y Metales S.A., the world’s largest processor of the strategic metals molybdenum and rhenium headquartered in Santiago, Chile, pursuant to which Molymet has agreed to purchase 12.5 million shares of the Company’s common stock for $390 million at a purchase price of $31.218 per share, which price was determined based on the average daily volume weighted average price of the Company’s common stock on The New York Stock Exchange for the 20 consecutive trading days immediately preceding the date of the agreement, plus a 10% premium. Pursuant to the agreement, the Company is obligated, at closing, to increase the size of its Board and has given Molymet the right to nominate a member of its Board for so long as Molymet owns a certain percentage of the Company’s common stock. Additionally, the agreement provides Molymet with three demand registration rights for the shares of common stock it is purchasing pursuant to the agreement.
Proceeds from the Molymet investment were used to finance a portion of the Molycorp Canada Acquisition.
Purported class action, derivative lawsuits and investigation
In February 2012, a purported class action lawsuit captioned, Angelo Albano, Individually and on Behalf of All Others Similarly Situated v. Molycorp, Inc., et al., was filed against the Company and certain of its executive officers in the U.S. District Court for the District of Colorado. This federal court action alleges, among other things, that the Company and those officers violated Section 10(b) of the Securities Exchange Act of 1934 in connection with statements relating to its third quarter fiscal 2011 financial results and fourth quarter 2011 production guidance that the Company had filed with or furnished to the SEC, or otherwise made available to the public. In July 2012, the plaintiffs filed an amended consolidated class action complaint against the Company, certain of its officers and directors, certain of its private equity investors, and certain underwriters involved in our public offerings in 2011. The amended complaint alleges, among other things, that some or all of the defendants violated Sections 10(b), 20(a) and 20A of the Securities Exchange Act of 1934 as well as Sections 11, 12(a)(2) and 15 of the Securities Act of 1933. The plaintiffs are seeking unspecified damages and other relief. In October 2012, the defendants filed a motion to dismiss all the claims in the amended complaint. The Company believes the allegations are without merit and that it has valid defenses to such allegations. The Company intends to defend this action vigorously. The Company is unable to provide meaningful quantification of how the final resolution of these claims may impact its future consolidated financial position or results of operations.
Seven stockholder derivative lawsuits have been filed in three different jurisdictions purportedly on behalf of Molycorp, Inc., against certain of its directors and officers, and certain of its private equity investors. These cases have been filed in the Delaware Court of Chancery, the U.S. District Court in Colorado, and the District Court in Arapahoe County, Colorado. They are captioned: Gaines v. Smith et al., Case No. 7282 (Del. Ch. Feb. 12, 2012); Paskowitz v. Smith et al., Case No. 7319 (Del. Ch. Mar. 9, 2012); Wilson v. Smith et al., No. 7395-VCN (Del. Ch. April 4, 2012); Wells v. Smith et al., No. 1:12-cv-00447-WJM (D. Colo. Feb. 21, 2012); Swaggerty v. Smith et al., No. 12-cv-00589-CMA-KLM (D. Colo. Mar. 7, 2012); Clem v. Smith et al., No. 12 CV 392 (Arapahoe Cnty., Colo. Feb. 24, 2012); and Nationwide Consulting, Inc. v. Smith et al., No. 12 CV 448 (Arapahoe Cnty., Colo. Mar. 5, 2012). The Clem and Nationwide cases, which were previously consolidated under the caption Clem v. Smith et al., No. 12 CV 392 (Arapahoe Cnty., Colo.), have been voluntarily dismissed without prejudice. The Wells and Swaggerty cases have both been dismissed without prejudice in favor of the lawsuits proceeding in the Delaware Court of Chancery. As a result, plaintiffs in the Wells and Swaggerty cases filed notices of appeal before the 10th

MOLYCORP, INC.
Notes to Consolidated Financial Statements (Continued)

(16) Subsequent Events - Unaudited (Continued)

Circuit. The defendants have filed a responsive brief in the 10th Circuit in the Wells and Swaggerty cases. The 10th Circuit case has been fully briefed by the parties.
The derivative cases have been consolidated and are proceeding in the Delaware Court of Chancery. In August 2012, a consolidated amended shareholder derivative complaint was filed with the Delaware Court of Chancery challenging, among other things, certain sales of stock by officers, directors and private equity firms, and certain Molycorp corporate acquisitions during 2011. The amended complaint asserts causes of action for: (1) alleged breaches of fiduciary duty, including the duties of loyalty and due care; (2) alleged breach of fiduciary duty not to trade on or misuse material non-public information; (3) alleged unjust enrichment; and (4) alleged aiding and abetting a breach of fiduciary duty against controlling stockholders. On behalf of Molycorp, the plaintiffs in the derivative actions seek, among other things, monetary damages, restitution, an accounting, and certain changes to corporate governance procedures.
On October 22, 2012, the defendants filed motions to dismiss and motions to stay the derivative case with the Delaware Court of Chancery. Defendants filed their opening briefs in support of the Motions to Stay on November 5, 2012. The parties agreed that all briefing on defendants' Motions to Dismiss should be stayed pending resolution of defendants' Motions to Stay.
In August 2012, the staff of the SEC notified the Company that a formal order of investigation had been issued regarding, among other things, the accuracy of the Company's public disclosures. The Company is cooperating with the staff of the SEC in connection with the investigation. The Company cannot predict the length, scope or results of the investigation or the impact, if any, of the investigation on the Company's results of operations.
$650.0 million Senior Notes due 2020
On May 25, 2012, Molycorp issued $650.0 million aggregate principal amount of the senior secured notes due 2020 (“Senior Notes”) in an offering exempt from the registration requirements of the Securities Act of 1933. The Senior Notes will bear interest at the rate of 10% per year payable on June 1 and December 1 of each year beginning on December 1, 2012. At any time and from time to time prior to June 1, 2016, the Company may redeem any of the Senior Notes at a price equal to 100% of the principal amount thereof plus an applicable make-whole premium and accrued and unpaid interest. At any time and from time to time from and after June 1, 2016, Molycorp may redeem the Senior Notes, in whole or in part, at a redemption price for the Senior Notes plus accrued and unpaid interest, initially at 105% of the principal amount thereof, but gradually declining to 100% of the principal amount thereof. In addition, at any time and from time to time prior to June 1, 2015, the Company may redeem up to 35% of the aggregate principal amount of the Senior Notes with the net cash proceeds of one or more permitted sales of Molycorp’s capital stock at a redemption price (expressed as a percentage of principal amount) of 110% plus accrued and unpaid interest. Upon the occurrence of a change of control, Molycorp will be required to offer to repurchase all of the Senior Notes. The Senior Notes are senior secured obligations of Molycorp and are guaranteed by certain of Molycorp’s domestic subsidiaries (“Guarantors”). A substantial portion of the net proceeds from the offering of the Senior Notes were used to fund the cash consideration the Company paid for Molycorp Canada. The remainder of the net proceeds from the issuance of the Senior Notes will be used for general corporate purposes. The Company, the Guarantors and the initial purchasers of the Senior Notes agreed to file an exchange offer registration statement with the Securities and Exchange Commission (“SEC”) within 180 days of the May 25, 2012 issuance date, and use their respective commercially reasonable efforts to have it declared effective at the earliest possible time and in any event within 270 days following the issuance date.
Acquisition of Molycorp Canada
On June 11, 2012, Molycorp completed the acquisition of all of the outstanding equity of Molycorp Canada’s predecessor company pursuant to the terms of an arrangement agreement (the “Arrangement Agreement”) for an aggregate purchase price of approximately $1.2 billion. Pursuant to the Arrangement Agreement, Molycorp Canada’s former shareholders elected to receive: (a) cash consideration equal to Canadian dollars (“Cdn”) $11.30 per share of Molycorp Canada’s predecessor company’s common stock; or (b) share consideration of 0.4242 shares of Molycorp common stock or 0.4242 shares (the “Exchangeable Shares”) issued by MCP Exchangeco Inc., Molycorp’s wholly owned Canadian subsidiary, which are exchangeable for shares of Molycorp’s common stock on a one for one basis, per each share of Molycorp Canada’s predecessor company’s common stock; or (c) a combination of cash and shares of Molycorp common stock or Exchangeable Shares, all subject to the proration mechanics set forth in the Arrangement Agreement.
The consideration paid to Molycorp Canada’s former shareholders was comprised of approximately $908.2 million in cash, exclusive of realized losses of $37.5 million on the contingent forward contract to purchase Cdn$870.0 million accounted for as a separate transaction apart from the business combination. Additionally, approximately 13,545,426 shares of Molycorp

MOLYCORP, INC.
Notes to Consolidated Financial Statements (Continued)

(16) Subsequent Events - Unaudited (Continued)

common stock and 507,203 Exchangeable Shares were issued and collectively valued at $284.1 million based on the closing price of the Company’s common stock on the acquisition date in accordance with the relevant accounting guidance.
The following is a preliminary allocation of the Molycorp Canada purchase price (in thousands) and is based on management’s preliminary estimates of the fair value of the tangible and intangible assets and liabilities of Molycorp Canada. This valuation is subject to change as the Company obtains additional information on the assets acquired and liabilities assumed during the acquisition measurement period (up to one year from the acquisition date).

June 11, 2012
Purchase consideration:
Cash consideration	$908,181
Fair value of Molycorp common stock and Exchangeable Shares issued	284,144
Total purchase consideration	$1,192,325
Estimated fair values of the assets and liabilities acquired:
Cash and cash equivalents	$317,169
Accounts receivable	101,470
Inventory	250,989
Prepaid expenses and other current assets	26,893
Property, plant and equipment	70,391
Investments	21,019
Intangibles	491,786
Goodwill	501,571
Other non-current assets	22,859
Accounts payable and accrued expenses	(138,576)
Debt - current	(255,056)
Other current liabilities	(29,939)
Deferred tax liabilities	(158,177)
Long-term debt	(281)
Other non-current liabilities	(14,032)
Non-controlling interests	(15,761)
Total purchase consideration	$1,192,325
The fair value of the accounts receivable acquired includes trade receivables of $101.5 million, which are considered to be fully collectible at September 30, 2012.
Molycorp Canada’s intangible assets subject to amortization relate to: a) customer relationships of $348.1 million with a weighted average useful life of approximately fifteen years; b) rare earth quotas of $80.3 million with a useful life of approximately eleven years; c) patents of $39.8 million with a weighted average useful life of approximately two years; d) trade name of $15.8 million with a useful life of approximately ten years; and e) other of $7.8 million with a weighted average useful life of approximately twelve years.
Goodwill associated with the Molycorp Canada acquisition arose primarily because of Molycorp Canada’s proven leadership in the development, processing, and distribution of technically advanced rare earth products; greater exposure to the world’s largest and fastest-growing rare earths consuming market; deferred tax liabilities and expected synergies that do not qualify for separate recognition. The goodwill is not amortized and is not deductible for tax purposes.
The amounts of Molycorp Canada’s sales, earnings and earnings per share included in the Company’s condensed consolidated statements of operations since the acquisition date, and the sales, earnings and earnings per share of the combined entity had the acquisition date been January 1, 2011, are as follows:

MOLYCORP, INC.
Notes to Consolidated Financial Statements (Continued)

(16) Subsequent Events - Unaudited (Continued)

(In thousands, except per share amounts)	Sales	Net Income (Loss))	Net Income (Loss) Attributable To Molycorp	EPS Basic
Unaudited pro forma January 1, 2011 to December 31, 2011 (combined entity)	$1,196,876	$241,897	$231,766	$2.03
The unaudited pro forma amounts are not necessarily indicative of the operating results that would have occurred if the Molycorp Canada acquisition had taken place on January 1, 2011.
The unaudited pro forma sales, earnings and earnings per share of the combined entity above are adjusted a) to eliminate the effect of sales and costs that occurred previous to the business combination between the Company and Molycorp Canada; b) to reflect the net incremental depreciation and amortization expense as a result of the allocation of the purchase price to certain depreciable and amortizable assets with useful lives ranging from two to thirty years c) the tax effect of unaudited pro forma adjustments using the Molycorp federal, state and international statutory tax rates based on the applicable tax jurisdictions; and d) the estimated net increase of interest expense associated with the issuance the Senior Notes as part of the acquisition. The weighted average number of shares outstanding utilized in the EPS basic calculation have been adjusted to reflect the additional shares issued pursuant to the acquisition of Molycorp Canada and the related Molibdenos y Metales S.A. equity financing in 12.5 million Company shares further discussed in Note 16 “Investment from Molymet”.
Debt issuance in August 2012
On August 22, 2012, the Company issued of $360.0 million aggregate principal amount of its 6.00% Convertible Senior Notes due 2017 (the “6.00% Convertible Notes”). On August 28, 2012, the underwriters of the 6.00% Convertible Notes exercised their option to purchase an additional $54.0 million aggregate principal amount of the 6.00% Convertible Notes. Total net proceeds from the issuance of the 6.00% Convertible Notes were $395.7 million, after deducting the underwriting discounts and commissions. Certain of the Company's directors, officers and other related parties purchased $6.4 million of the aggregate principal amount of the 6.00% Convertible Notes, for which the Company did not pay any underwriting discounts and commissions.
The 6.00% Convertible Notes are Molycorp's senior unsecured obligations with interest payable semi-annually in arrears on March 1 and September 1 of each year, commencing on March 1, 2013. The 6.00% Convertible Notes will mature on September 1, 2017, unless earlier repurchased, redeemed or converted in accordance with their terms, and will be convertible at any time prior to the second scheduled trading day immediately preceding the maturity date into shares of common stock, cash, or a combination thereof, at Molycorp's election. The conversion rate will initially be 83.333 shares of common stock per $1,000 principal amount of 6.00% Convertible Notes (equivalent to an initial conversion price of approximately $12 per share of common stock), subject to customary adjustments. Molycorp will have the right to redeem the 6.00% Convertible Notes on or after September 1, 2015 if the last reported sale price of its common stock has been at least 130% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which Molycorp provides notice of redemption at a redemption price equal to 100% of the principal amount of the 6.00% Convertible Notes to be redeemed, plus accrued and unpaid interest. The 6.00% Convertible Notes rank equal in right of payment to existing and future liabilities that are not expressly subordinated to the 6.00% Convertible Notes, and rank effectively junior to Molycorp's existing and future secured indebtedness.
The Company separately accounts for the liability and equity components of convertible debt instruments, such as the 6.00% Convertible Notes, that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer's economic interest cost. The additional discount on the liability component is amortized to interest cost over the term of the 6.00% Convertible Notes. The effective interest rate on the liability component is 4.6%. The equity component of the 6.00% Convertible Notes is included in the additional paid-in capital section of stockholders' equity on the condensed consolidated balance sheet as of September 30, 2012, and the value of the equity component is treated as original issue discount for purposes of accounting for the debt component of the 6.00% Convertible Notes. As of September 30, 2012, Molycorp recognized a liability component related to the 6.00% Convertible Notes of $328.5 million, which includes a cumulative accretion of $1.5 million related to both the underwriting discounts and the additional discount on the liability component, and an equity component of $68.7 million. The amount of interest costs recognized for the three months ended September 30, 2012 relating to both the contractual interest coupon and amortization of the discount on the liability component was $3.8 million, which was substantially capitalized. Transaction costs related to the issuance of the 6.00% Convertible Notes have been allocated to the liability and equity components in proportion to the allocation of proceeds to the components, and accounted for as debt

MOLYCORP, INC.
Notes to Consolidated Financial Statements (Continued)

(16) Subsequent Events - Unaudited (Continued)

issuance costs (recognized as interest expense over the life of the 6.00% Convertible Notes using the effective interest method) and equity issuance costs (charged against equity), respectively.
Concurrently with, and in order to facilitate the offering of the 6.00% Convertible Notes, the Company entered into a share lending agreement with Morgan Stanley Capital Services LLC (“MSCS”), an affiliate of Morgan Stanley & Co. LLC, under which it agreed to loan to MSCS up to a total of 13,800,000 shares of its common stock (the “Borrowed Shares”) during a period beginning on the date the Company entered into the share lending agreement and ending on or about the maturity date of the 6.00% Convertible Notes, or, if earlier, on or about the date as of which all of the 6.00% Convertible Notes cease to be outstanding as a result of redemption, repurchase, conversion or other acquisition for value. MSCS may terminate all or any portion of the Borrowed Shares at any time, and the Company and MSCS may terminate any or all of the outstanding Borrowed Shares upon a default by the other party under the share lending agreement, including certain breaches by MSCS of its representations and warranties, covenants or agreements under the share lending agreement, or the bankruptcy of Molycorp or MSCS. The Company issued a total of 13,800,000 Borrowed Shares between August 22, 2012 and August 23, 2012 and received no proceeds, but only a nominal lending fee from MSCS for the use of these loaned shares, which represented the fair value assigned to it. For corporate law purposes, the Borrowed Shares are issued and outstanding. However, under the share lending agreement, MSCS has agreed: to pay to Molycorp an amount equal to cash dividends, if any, that Molycorp pays on the Borrowed Shares; to pay or deliver, as the case may be, to the Company any other distribution, other than in a liquidation or a reorganization in bankruptcy, that the Company makes on the Borrowed Shares; and not to vote on the Borrowed Shares on any matter submitted to a vote of Molycorp's stockholders. In view of the contractual undertakings of MSCS in the share lending agreement, which have the effect of substantially eliminating the economic dilution that otherwise would result from the issuance of the Borrowed Shares, the Borrowed Shares will not be considered outstanding for the purpose of computing and reporting Molycorp's earnings per share.

(17)	Subsidiary Guarantor Financial Information

The Senior Notes are jointly, severally and unconditionally guaranteed by all of Molycorp, Inc.'s existing and future domestic material subsidiaries, as defined in the indenture governing the Senior Notes. The Senior Notes guarantee of a guarantor will automatically terminate, and the obligations of such guarantor under the Senior Notes guarantee will be unconditionally released and discharged, upon (all terms as defined in the indenture governing the Senior Notes):

(1)
any sale, exchange, transfer or other disposition of a majority of the capital stock of (including by way of consolidation or merger) such guarantor by Molycorp or any restricted subsidiary to any person or persons, as a result of which such guarantor is no longer a direct or indirect subsidiary of Molycorp;

(2)	any sale, exchange, transfer or other disposition of all or substantially all assets of such guarantor that results in such guarantor having no assets;

(3)	the designation by Molycorp of such guarantor as an unrestricted subsidiary; or

(4)	defeasance or discharge of the Senior Notes;
provided that any such event occurs in accordance with all other applicable provisions of the indenture.
Presented below are the condensed consolidating financial statements of Molycorp, Inc. (“Parent”) as issuer, its combined guarantor subsidiaries and its combined non-guarantor subsidiaries, which are presented as an alternative to providing separate financial statements for the guarantors. The accounts of the Parent, the guarantor and non-guarantor subsidiaries are presented using the equity method of accounting for investments in subsidiaries for purposes of these condensed consolidating financial statements only. Certain of the prior periods separate financial information has been reclassified to conform to the presentation of the most recent period herein disclosed.

	At December 31, 2011
	(in thousands)
Condensed Consolidating Balance Sheets	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Molycorp, Inc. consolidated
Current assets:
Cash and cash equivalents	$407,446	$10,758	$651	$—	$418,855
Trade accounts receivable, net	—	58,619	12,060	—	70,679
Inventory	—	52,246	59,697	—	111,943
Deferred charges	—	7,318	—	—	7,318
Prepaid income taxes	—	10,514	—	—	10,514
Prepaid expenses and other current assets	—	17,845	1,890	—	19,735
Total current assets	407,446	157,300	74,298	—	639,044
Non-current assets:
Deposits	1,751	21,362	173	—	23,286
Property, plant and equipment, net	—	500,612	61,016	—	561,628
Inventory	—	4,362	—	—	4,362
Intangible assets, net	—	573	2,499	—	3,072
Investments	—	20,000	—	—	20,000
Goodwill	—	1,977	1,455	—	3,432
Investments in consolidated subsidiaries	150,510	118,879	—	(269,389)	—
Intercompany accounts receivable	476,711	25,870	—	(502,581)	—
Other non-current assets	—	301	—	—	301
Total non-current assets	628,972	693,936	65,143	(771,970)	616,081
Total assets	$1,036,418	$851,236	$139,441	$(771,970)	$1,255,125

Current liabilities:
Trade accounts payable	$—	$139,408	$22,179	$—	$161,587
Accrued expenses	311	11,072	1,515	—	12,898
Deferred tax liabilities	—	1,356	—	—	1,356
Debt	—	—	1,516	—	1,516
Short-term borrowings-related party	—	870	—	—	870
Current portion of asset retirement obligation	—	396	—	—	396
Total current liabilities	311	153,102	25,210	—	178,623
Non-current liabilities:
Asset retirement obligation	—	15,145	—	—	15,145
Deferred tax liabilities	—	18,899	—	—	18,899
Debt	190,877	—	5,668	—	196,545
Intercompany accounts payable	—	489,180	13,401	(502,581)	—
Other non-current liabilities	—	683	—	—	683
Total non-current liabilities	190,877	523,907	19,069	(502,581)	231,272
Total liabilities	$191,188	$677,009	$44,279	$(502,581)	$409,895

Stockholders’ equity:

Common stock	84	—	—	—	84
Preferred stock	2	—	—	—	2
Additional paid-in capital	838,547	149,857	91,158	(241,015)	838,547
Accumulated other comprehensive loss	(8,481)	—	(8,481)	8,481	(8,481)
Retained earnings	15,078	24,370	12,485	(36,855)	15,078
Total stockholders’ equity	845,230	174,227	95,162	(269,389)	845,230
Total liabilities and stockholders’ equity	$1,036,418	$851,236	$139,441	$(771,970)	$1,255,125

	At December 31, 2010
	(in thousands)
Condensed Consolidating Balance Sheets	Parent	Guarantor Subsidiaries	Eliminations	Molycorp, Inc. consolidated
Current assets:
Cash and cash equivalents	$316,430	$—	$—	$316,430
Trade accounts receivable, net	—	16,421	—	16,421
Inventory	—	18,822	—	18,822
Prepaid expenses and other current assets	—	1,759	—	1,759
Total current assets	316,430	37,002	—	353,432
Non-current assets:
Deposits	18,200	8,000	—	26,200
Property, plant and equipment, net	—	93,966	—	93,966
Inventory	—	5,212	—	5,212
Intangible assets, net	—	639	—	639
Investments in consolidated subsidiary	39,097	—	(39,097)	—
Intercompany accounts receivable	72,893	107	(73,000)	—
Other non-current assets	—	111	—	111
Total non-current assets	130,190	108,035	(112,097)	126,128
Total assets	$446,620	$145,037	$(112,097)	$479,560

Current liabilities:
Trade accounts payable	$—	$13,009	$—	$13,009
Accrued expenses	—	4,225	—	4,225
Short-term borrowing - related party	—	3,085	—	3,085
Other current liabilities	—	393	—	393
Total current liabilities	—	20,712	—	20,712
Non-current liabilities:
Asset retirement obligation	—	12,078	—	12,078
Intercompany accounts payable	107	72,893	(73,000)	—
Other non-current liabilities	—	257	—	257
Total non-current liabilities	107	85,228	(73,000)	12,335
Total liabilities	$107	$105,940	$(73,000)	$33,047

Stockholders’ equity:
Common stock	82	—	—	82
Additional paid-in capital	539,866	132,335	(132,335)	539,866
Deficit	(93,435)	(93,238)	93,238	(93,435)
Total stockholders’ equity	446,513	39,097	(39,097)	446,513
Total liabilities and stockholders’ equity	$446,620	$145,037	$(112,097)	$479,560

	Year Ended December 31, 2011
	(in thousands)
Condensed Consolidating Statements of Operations and Comprehensive Income	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Molycorp, Inc. consolidated
Sales	$—	$365,490	$100,398	$(69,057)	$396,831
Operating costs and expenses:
Cost of goods sold	—	(168,362)	(78,585)	69,057	(177,890)
Selling, general and administrative	(7)	(61,926)	(2,454)	—	(64,387)
Depreciation and amortization	—	(423)	(310)	—	(733)
Accretion expense	—	(955)	—	—	(955)
Operating (loss) income	(7)	133,824	19,049	—	152,866
Other (expense) income:
Other expense	—	(153)	—	—	(153)
Foreign exchange losses, net	—	—	(5,415)	—	(5,415)
Interest expense, net	(499)	248	(137)	—	(388)
Interest income (expense) from intercompany notes	424	(296)	(128)	—	—
Equity earnings from consolidated subsidiaries	117,608	12,485	—	(130,093)	—
	117,533	12,284	(5,680)	(130,093)	(5,956)
Income before income taxes	117,526	146,108	13,369	(130,093)	146,910
Income tax expense	—	(28,500)	(76)	—	(28,576)
Net income	117,526	117,608	13,293	(130,093)	118,334
Net income attributable to noncontrolling interest	—	—	(808)	—	(808)
Net income attributable to Molycorp stockholders	$117,526	$117,608	$12,485	$(130,093)	$117,526

Net income	$117,526	$117,608	$13,293	$(130,093)	$118,334
Other comprehensive income:
Foreign currency translation adjustments	—	—	(8,481)	—	(8,481)
Comprehensive income (loss)	$117,526	$117,608	$4,812	$(130,093)	$109,853
Comprehensive income (loss) attributable to:
Molycorp stockholders	117,526	117,608	4,427	(130,093)	109,468
Noncontrolling interest	—	—	385	—	385
	$117,526	$117,608	$4,812	$(130,093)	$109,853

	Year Ended December 31, 2010
	(in thousands)
Condensed Consolidating Statements of Operations	Parent	Guarantor Subsidiaries	Eliminations	Molycorp, Inc. consolidated
Sales	$—	$35,157	$—	$35,157
Operating costs and expenses:
Cost of goods sold	—	(37,591)	—	(37,591)
Selling, general and administrative	(436)	(47,077)	—	(47,513)
Depreciation and amortization	—	(319)	—	(319)
Accretion	—	(912)	—	(912)
Operating loss	(436)	(50,742)	—	(51,178)
Other (expense) income:
Other income	—	155	—	155
Interest income, net	249	—	—	249
Equity earnings from consolidated subsidiaries	(50,587)	—	50,587	—
	$(50,338)	$155	$50,587	$404
Net loss	$(50,774)	$(50,587)	$50,587	$(50,774)

	Year Ended December 31, 2009
	(in thousands)
Condensed Consolidating Statements of Operations	Parent	Guarantor Subsidiaries	Eliminations	Molycorp, LLC consolidated (a)
Sales	$—	$7,093	$—	$7,093
Operating costs and expenses:
Cost of goods sold	—	(21,785)	—	(21,785)
Selling, general and administrative	—	(12,685)	—	(12,685)
Depreciation and amortization	—	(191)	—	(191)
Accretion expense	—	(1,006)	—	(1,006)
Operating loss	—	(28,574)	—	(28,574)
Other (expense) income:
Other income	—	181	—	181
Interest expense, net	—	(194)	—	(194)
Equity earnings from consolidated subsidiary	(28,587)	—	28,587	—
	$(28,587)	$(13)	$28,587	$(13)
Net loss	$(28,587)	$(28,587)	$28,587	$(28,587)

(a) Molycorp Minerals, LLC, a Delaware limited liability company formerly known as Rare Earth Acquisitions LLC, was formed on June 12, 2008 to purchase the Mountain Pass, California rare earth deposit and associated assets from Chevron Mining Inc., a subsidiary of Chevron Corporation. Molycorp, LLC, which became the parent of Molycorp Minerals, LLC, was formed on September 9, 2009 as a Delaware limited liability company. Molycorp, Inc. was formed on March 4, 2010 as a new Delaware corporation and was not, prior to the date of the consummation of its initial public offering, conducting any material activities. The members of Molycorp, LLC contributed either (a) all of their member interests in Molycorp, LLC or (b) all of their equity interests in entities that hold member interests in Molycorp, LLC (and no other assets or liabilities) to Molycorp, Inc. in exchange for shares of Molycorp, Inc. Class A common stock. Additionally, all of the holders of profits interests in Molycorp Minerals, LLC, which were represented by incentive shares, contributed all of their incentive shares to Molycorp, Inc. in exchange for shares of Molycorp, Inc. Class B common stock. Accordingly, Molycorp, LLC and Molycorp Minerals, LLC became subsidiaries of Molycorp, Inc., which we refer to as the “Corporate Reorganization”. Following the Corporate Reorganization, Molycorp, LLC was merged with and into Molycorp Minerals, LLC. Immediately prior to the consummation of Molycorp, Inc.'s initial public offering, all of the shares of Class A common stock and Class B common stock were converted into shares of common stock.

	Year Ended December 31, 2011
	(in thousands)
Condensed Consolidating Statements of Cash Flows	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Molycorp, Inc. consolidated
Net cash provided by (used in) operating activities	903	44,211	(2,149)	—	42,965
Cash flows from investing activities:
Cash paid in connection with acquisitions, net of cash acquired	—	(30,128)	105	—	(30,023)
Cash paid to acquire non-marketable securities	—	(20,000)	—	—	(20,000)
Loans to subsidiaries	(49,430)	—	—	49,430	—
Net intercompany advances and repayments	(290,633)	290,001	632	—	—
Deposits	16,449	(13,552)	—	—	2,897
Capital expenditures	—	(294,010)	(8,170)	—	(302,180)
Other investing activities	—	16	(100)	—	(84)
Net cash provided by (used in) investing activities	(323,614)	(67,673)	(7,533)	49,430	(349,390)
Cash flows provided from financing activities:
Repayments of short-term borrowings—related party	—	(3,150)	—	—	(3,150)
Repayments of debt	—	—	(4,428)	—	(4,428)
Net proceeds from sale of preferred stock	199,642	—	—	—	199,642
Net proceeds from sale of Convertible Notes	223,100	—	—	—	223,100
Payments of preferred dividends	(9,015)	—	—	—	(9,015)
Proceeds from debt	—	—	5,131	—	5,131
Net borrowings from parent	—	37,370	12,060	(49,430)	—
Net cash provided by financing activities	413,727	34,220	12,763	(49,430)	411,280
Effect of exchange rate changes on cash	—	—	(2,430)	—	(2,430)
Net change in cash and cash equivalents	91,016	10,758	651	—	102,425
Cash and cash equivalents at beginning of the period	316,430	—	—	—	316,430
Cash and cash equivalents at end of period	$407,446	$10,758	$651	$—	$418,855

	Year Ended December 31, 2010
	(in thousands)
Condensed Consolidating Statements of Cash Flows	Parent	Guarantor Subsidiaries	Eliminations	Molycorp, Inc. consolidated
Net cash (used in) provided by operating activities	(187)	(28,530)	—	(28,717)
Cash flows from investing activities:
Investment in consolidated subsidiary	(15,000)	—	15,000	—
Deposits	(18,200)	(8,000)	—	(26,200)
Capital expenditures	—	(33,129)	—	(33,129)
Net intercompany advances and repayments	(43,931)	43,931	—	—
Other investing activities	—	(102)	—	(102)
Net cash used in investing activities	(77,131)	2,700	15,000	(59,431)
Cash flows provided from financing activities:
Capital contributions from original stockholders	15,000	—	—	15,000
Capital contributions from parent company	—	15,000	(15,000)	—
Repayments of short-term borrowings—related party	—	(1,107)	—	(1,107)
Net proceeds from sale of common stock in conjunction with initial public offering	378,633	—	—	378,633
Proceeds from exercise of options	300	—	—	300
Proceeds from short-term borrowings—related party	—	5,008	—	5,008
Other financing activities	(185)	—	—	(185)
Net cash provided by financing activities	393,748	18,901	(15,000)	397,649
Net change in cash and cash equivalents	316,430	(6,929)	—	309,501
Cash and cash equivalents at beginning of the period	—	6,929	—	6,929
Cash and cash equivalents at end of period	$316,430	$—	$—	$316,430

	Year Ended December 31, 2009
	(in thousands)
Condensed Consolidating Statements of Cash Flows	Parent	Guarantor Subsidiaries	Eliminations	Molycorp, LLC consolidated (a)
Net cash used in operating activities	—	(22,371)	—	(22,371)
Cash flows from investing activities:
Investment in consolidated subsidiary	(10,000)	—	10,000	—
Proceeds from sale of investment in joint venture	—	9,700	—	9,700
Capital expenditures	—	(7,285)	—	(7,285)
Proceeds from sale of assets	—	5	—	5
Net cash (used in) provided by investing activities	(10,000)	2,420	10,000	2,420
Cash flows provided from financing activities:
Capital contributions from original stockholders	10,000	8,004	—	18,004
Capital contributions from parent company	—	10,000	(10,000)	—
Proceeds from exercise of options	—	50	—	50
Proceeds from short-term borrowings—related party	—	6,637	—	6,637
Net cash provided by financing activities	10,000	24,691	(10,000)	24,691
Net change in cash and cash equivalents	—	4,740	—	4,740
Cash and cash equivalents at beginning of the period	—	2,189	—	2,189
Cash and cash equivalents at end of period	$—	$6,929	$—	$6,929